Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND
CONTRIBUTION

BY AND AMONG

TOREADOR RESOURCES CORPORATION,

ZAZA ENERGY, LLC,

ZAZA ENERGY CORPORATION,

AND

THOR MERGER SUB CORPORATION

DATED AS OF AUGUST 9, 2011

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EXHIBITS

EXHIBIT A	Form of Promissory Note and Security Agreement/Pledge

EXHIBIT B	Form of the Stockholders’ Agreement [Separately Filed]

EXHIBIT C	Form of Non-Compete Agreement [Separately Filed]

EXHIBIT D	Form of Restated Certificate of Incorporation of the Company

EXHIBIT E	Form of Amended and Restated By-Laws of the Company

EXHIBIT F	Form of Contribution Agreement [Separately Filed]

EXHIBIT G	Amendments to Toreador Certificate of Incorporation

EXHIBIT H	Form of Net Profits Interest Contribution Agreement [Separately Filed]

EXHIBIT I	Form of Tax Certificate of Toreador

EXHIBIT J	Form of Tax Certificate of ZaZa

INDEX OF DEFINED TERMS

8.00%/7.00% Convertible Notes	3.01(f)
Additional Compensation	6.02(e)
Affected Employees	6.15(b)
Affiliate	5.20(a)
Agreement	Preamble
Applicable Law	9.09(d)
BEPH	4.06(b)
Blackstone	Recitals
blue sky	4.06(b)
Book-Entry Shares	3.02(b)
Business Day	9.09(i)
Certificates	3.02(b)
Closing	2.02
Closing Date	2.02
Code	Recitals
Combination	Recitals
Company	Preamble
Company Bylaws	1.01
Company Certificate of Incorporation	1.01
Company Certificates	3.02(a)
Company Common Stock	Recitals
CompanyMaterial Adverse Effect	9.09(g)
Contract	5.20(a)
Contribution Agreement	2.01
Contribution Indebtedness	6.18(b)
control	5.20(a)
D&O Insurance	6.13(a)
Delaware Courts	9.06
DGCL	Recitals
Distribution Amount	6.14(h)
Distribution Date	6.14(h)
Effective Time	2.03
Environmental Claim	4.13(b)
Environmental Laws	4.13(b)
Environmental Permits	4.13(b)
ERISA	4.11
Exchange Act	3.04
Exchange Agent	3.02(a)
Exchange Fund	3.02(a)
Excluded Toreador Shares	3.01(a)(i)
Foreign Corrupt Practices Act	4.26(a)
GAAP	4.07(a)
good and defensible title	4.15(a)
Governmental Authority	4.05
Hazardous Materials	4.13(b)

Hydrocarbons	4.27
Indebtedness	9.09(e)
Indenture	3.01(f)
Initial Directors	2.06(a)
Lara	Recitals
Lara Sub	Recitals
Lara Sub Shares	Recitals
Letter of Transmittal	3.02(b)
Liens	4.04
Material Adverse Effect	9.09(g)
Members	Recitals
Member Loans	6.02(e)
NASDAQ	3.02(e)
Net Profits Interests Contribution	3.01(e)
Net Profits Interests Contribution Agreement	3.01(e)
New Equity Plan	6.15(d)
Non-Compete Agreement	Recitals
Non-U.S. Antitrust Laws	6.06(a)(i)
Notes	Recitals
Oil and Gas Interests	4.27
Omega	Recitals
Permitted Indebtedness	6.18(a)
Person	9.09(f)
Pre-Closing Distributions	6.02(e)
Private Letter Ruling	6.17(b)
Production Burdens	4.15(a)
Profits Interests Consideration	Recitals
Proxy Statement/Prospectus	6.10(a)
Recontribution	3.01(c)
Registration Statement	6.10(a)
Release	4.13(b)
Representatives	6.03(a)
Rights Plan	6.19
Sarbanes-Oxley Act	4.07(b)
SEC	3.04
Securities Act	4.06(b)
Security Agreement/Pledge	Recitals
Significant Subsidiary	4.04
Stockholders Agreement	Recitals
Subsidiaries	9.09(h)
Subsidiary	9.09(h)
Surviving Toreador Common Stock	Recitals
Takeover Law	6.07
Tax	4.10(b)
Tax Certificate	6.17(a)
Tax Distributions	6.02(e)

Tax Returns	4.10(b)
Taxes	4.10(b)
Thor Merger Sub	Preamble
Toreador	Preamble
Toreador Acquisition Proposal	6.03(a)
Toreador Adverse Recommendation Change	6.03(b)
Toreador Certificate of Merger	2.03
Toreador Common Stock	Recitals
Toreador Cutoff Date	6.03(e)
Toreador Directors	2.06
Toreador Disclosure Letter	Article 4
Toreador Exchange Ratio	3.01(a)(ii)
Toreador Expenses	8.05(d)
Toreador Facilities	4.13(b)
Toreador Foreign Plans	4.11
Toreador Material Adverse Effect	9.09(g)
Toreador Material Contracts	4.25(a)
Toreador Merger	2.01
Toreador Options	3.01(d)
Toreador Permits	4.05
Toreador Plans	4.11
Toreador Preferred Stock	4.03(a)
Toreador Regulatory Filings	4.06(b)
Toreador Report Preparer	4.27
Toreador Reports	4.07(a)
Toreador Reserve Report	4.27
Toreador Restricted Shares	3.01(a)(ii)
Toreador Stock Plans	3.01(a)(ii)
Toreador Superior Proposal	6.03(a)
Toreador Surviving Corporation	2.01
Toreador Termination Amount	8.05(e)
Toreador Wells	4.28(c)
Toreador/ZaZa Confidentiality Agreements	6.08
to the knowledge of	9.09(c)
Willful and Material Breach	8.05(g)
ZaZa	Preamble
ZaZa Acquisition Proposal	6.04(a)
ZaZa Contribution	2.01
ZaZa Directors	2.06(a)
ZaZa Disclosure Letter	Article 5
ZaZa Expenses	8.05(c)
ZaZa Facilities	5.13(b)
ZaZa Financial Statements	5.07(a)
ZaZa Foreign Plans	5.11
ZaZa Material Adverse Effect	9.09(g)
ZaZa Material Contracts	5.23(a)

ZaZa Membership Interests	Recitals
ZaZa Most Recent Audited Financial Statements	5.07(a)
ZaZa Most Recent Unaudited Financial Statements	5.07(a)
ZaZa Organizational Documents	5.01
ZaZa Permits	5.05
ZaZa Plans	5.11
ZaZa Profits Interests	3.01(e)
ZaZa Regulatory Filings	5.06(b)
ZaZa Report Preparer	5.25
ZaZa Reserve Report	5.25
ZaZa Share Consideration	Recitals
ZaZa Transfer Documents	2.03
ZaZa Wells	5.26(c)

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AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION

THIS AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION, dated as of August 9, 2011 (this “Agreement”), by and among Toreador Resources Corporation, a Delaware corporation (“Toreador”), ZaZa Energy, LLC, a Texas limited liability company (“ZaZa “), ZaZa Energy Corporation, a Delaware corporation (the “Company”), 50% of the outstanding capital stock of which is owned by Toreador and 50% of the outstanding capital stock of which is owned by ZaZa , and Thor Merger Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company (“Thor Merger Sub”).

RECITALS:

WHEREAS, the Board of Directors of Toreador, Blackstone Oil & Gas, LLC, a member of ZaZa (“Blackstone”), Omega Energy Corp., a member of ZaZa (“Omega”), and Lara Energy, Inc., a member of ZaZa (“Lara”, and together with Omega and Blackstone, the “Members”), have determined that it is consistent with and in furtherance of their respective long-term business strategies and in the best interests of their respective companies, the stockholders of Toreador and the Members to combine their respective businesses as set forth in this Agreement (the “Combination”);

WHEREAS, in furtherance of the foregoing, upon the terms and subject to the conditions of this Agreement, at the Effective Time, (a) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Thor Merger Sub will merge with and into Toreador, whereby, subject to the terms of Article 2, each share of common stock, par value $0.15625 per share, of Toreador (the “Toreador Common Stock”), will be converted into the right to receive one (1) share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), and (b) the Members will together contribute all of the outstanding limited liability company membership interests in ZaZa (the “ZaZa Membership Interests”) to the Company, other than the 1% of the ZaZa Membership Interests to be contributed by Lara to a wholly owned subsidiary of Lara (“Lara Sub”) prior to Closing, and Lara will contribute all of the outstanding shares of capital stock of Lara Sub (the “Lara Sub Shares”) to the Company, in exchange for, in accordance with the terms and conditions hereof and of the Contribution Agreement (as defined herein), (i) an amount of cash and/or secured promissory notes in the form attached as Exhibit A hereto (the “Notes”, which Notes shall be secured pursuant to a security agreement/pledge (the “Security Agreement/Pledge”) in the form also attached as Exhibit A hereto) with an initial outstanding aggregate principal amount, equal in the aggregate to $50,000,000 less the sum of (I) the Profits Interests Consideration (as defined herein) and (II) the amount of any Pre-Closing Distributions (as defined herein), as such aggregate amount may be adjusted in accordance with the Contribution Agreement, and (ii) a number of shares of Company Common Stock (such shares, the “ZaZa Share Consideration”) equal to the number of shares of Toreador Common Stock outstanding immediately prior to the Effective Time multiplied by three (3);

WHEREAS, immediately after the Effective Time (as defined in Section 2.03), all of the holders of the ZaZa Profits Interests (as defined in Section 3.01(e)) shall together contribute all of the outstanding ZaZa Profits Interests to the Company in exchange for an aggregate amount of cash equal to $4,800,000 (the “Profits Interests Consideration”);

WHEREAS, immediately after the Toreador Merger and the ZaZa Contribution (each as defined in Section 2.01), the Net Profits Interests Contribution (as defined in Section 3.01(d), and the Recontribution (as defined in Section 3.01(c)), the holders of Toreador Common Stock (including holders of Toreador Restricted Shares) and the Members, in each case immediately prior to the Toreador Merger, the ZaZa Contribution and the Net Profits Interests Contribution, will together own all of the outstanding shares of Company Common Stock (and the Company will, in turn, own all of the outstanding shares of common stock, par value $0.01 per share, of the surviving corporation in the Toreador Merger (the “Surviving Toreador Common Stock”) and all of the outstanding ZaZa Membership Interests, all of the Lara Sub Shares and all of the outstanding ZaZa Profits Interests;

WHEREAS, the Boards of Directors of each of Toreador, the Company and Thor Merger Sub (by unanimous approval by the members of each such Board of Directors), and the Members have each (a) determined and declared that the Combination, the Toreador Merger, the ZaZa Contribution, the Net Profits Interests Contribution and the transactions contemplated by this Agreement, as applicable, are advisable to, and in the best interest of, each of Toreador, ZaZa, the Company and Thor Merger Sub, as applicable, and its respective stockholders or members, (b) authorized and approved this Agreement, the Combination, the Toreador Merger, the ZaZa Contribution and the transactions contemplated by this Agreement, as applicable, and (c) in the case of the Board of Directors of Toreador and Thor Merger Sub, resolved to recommend that each of Toreador’s and Thor Merger Sub’s stockholders, respectively, vote to adopt and approve this Agreement, the Combination and the Toreador Merger;

WHEREAS, the parties intend that as a result of the Toreador Merger and ZaZa Contribution and the utilization of the Company as a holding company: (a) Toreador and ZaZa will constitute separate subsidiaries of the Company so that each enterprise will continue to be solely responsible for its respective liabilities and contingent liabilities, (b) the assets of each of Toreador and ZaZa will not be exposed to creditor claims associated with the liabilities of the other, (c) neither Toreador nor the Members will recognize any gain or loss for federal income Tax purposes except with respect to the cash or Notes received by the Members in the ZaZa Contribution, (d) the receipt by the stockholders of Toreador of Company Common Stock in exchange for Toreador Common Stock either will qualify for such purposes as a reorganization under Section 368(a) and the related reorganization provisions of the Code or will qualify as a nonrecognition transaction under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and (e) the receipt by the Members of Company Common Stock in exchange for the ZaZa Membership Interests and Lara Sub Shares will qualify for such purposes as a nonrecognition transaction under Section 351 of the Code; and

WHEREAS, as an inducement to and condition of Toreador’s willingness to enter into this Agreement and the Members’ willingness to enter into the Contribution Agreement (as defined in Section 2.01), concurrently with the execution and delivery of this Agreement, (a) each of the Members are entering into a stockholders agreement with the Company dated as of the date hereof in the form attached as Exhibit B (the “Stockholders Agreement”) and (b) the controlling persons of each of the Members are entering into a non-competition agreement with the Company dated as of the date hereof in the form attached as Exhibit C (the “Non-Compete Agreement”), each to be effective as of the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE 1

The Company and Thor Merger Sub

SECTION 1.01  Organization of the Company.  Toreador and ZaZa have caused the Company to be organized under the laws of the State of Delaware.  The authorized capital stock of the Company consists of 100 shares of Company Common Stock, of which 50 shares have been issued to Toreador and 50 shares have been issued to ZaZa.  The Company has been formed solely to facilitate the Combination and shall conduct no business or activity prior to the Effective Time other than in connection with the Combination.  Prior to the Closing (as defined in Section 2.02), Toreador and ZaZa shall take, and shall cause the Company to take, all requisite action to cause (a) the certificate of incorporation of the Company to be amended and restated to be in the form of Exhibit D (the “Company Certificate of Incorporation”) and (b) the by-laws of the Company to be amended and restated to be in the form of Exhibit E (the “Company Bylaws”).

SECTION 1.02  Directors and Officers of the Company.  Prior to the Effective Time, the directors and officers of the Company shall consist at all times of equal numbers of representatives of Toreador and ZaZa as designated and elected by Toreador and ZaZa. Toreador and ZaZa shall take, and shall cause the Company to take, all requisite action to cause the directors and officers of the Company, as of the Effective Time, to be as provided in Section 2.06.

SECTION 1.03  Organization of Thor Merger Sub.  The Company has caused Thor Merger Sub to be organized under the laws of the State of Delaware as a wholly-owned subsidiary of the Company.  Thor Merger Sub has been formed solely to facilitate the Toreador Merger and shall conduct no business or activity other than in connection with the Toreador Merger.  Prior to the Effective Time, the Company and Thor Merger Sub shall cause the directors and officers of Thor Merger Sub to consist of equal numbers of representatives of Toreador and ZaZa as designated by Toreador and ZaZa.

SECTION 1.04  Actions of the Company.  Immediately after the execution and delivery of this Agreement, the Company, as the sole stockholder of Thor Merger Sub, shall approve and adopt this Agreement in accordance with Sections 228 and 251(c) of the DGCL.  Each of Toreador and ZaZa shall cause the Company, and the Company shall cause Thor Merger Sub, to perform their respective obligations under this Agreement.

ARTICLE 2

The Merger and Contribution

SECTION 2.01  Merger and Contribution.  Under the terms and conditions of this Agreement, at the Effective Time (a) in accordance with the DGCL, Thor Merger Sub shall be merged with and into Toreador (the “Toreador Merger”), and (b) each of Blackstone, Lara and

Omega shall contribute the ZaZa Membership Interests held by it and Lara shall contribute the Lara Sub Shares (collectively, the “ZaZa Contribution”),  such contributions to be effected pursuant to a contribution agreement entered into by and among the Company and the Members concurrently with the execution of this Agreement in the form of Exhibit F (the “Contribution Agreement”).  At the Effective Time, the separate existence of Thor Merger Sub shall cease, and Toreador shall continue to exist as the surviving corporation of the Toreador Merger as a wholly-owned subsidiary of the Company (“Toreador Surviving Corporation”).  The effects and the consequences of the Toreador Merger shall be as set forth in Section 2.04.

SECTION 2.02  Closing.  Unless this Agreement shall have been terminated pursuant to Article 8, and subject to satisfaction or waiver of the conditions in Article 7, the closing of the ZaZa Contribution and the Toreador Merger (the “Closing”) will occur at 10:00 a.m., local time, on the second Business Day after satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions which relate to actions to be taken at the Closing or conditions whose satisfaction is to be measured as of the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions) at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004 or at such other time or place as Toreador and ZaZa shall agree (the day on which the Closing occurs being the “Closing Date”).

SECTION 2.03  Effective Time.  On the Closing Date, as soon as practicable after the Closing, (a) Toreador shall cause to be duly filed with the Secretary of State of the State of Delaware a certificate of merger in customary form and substance for the Toreador Merger (the “Toreador Certificate of Merger”), executed in accordance with the applicable provisions of the DGCL, and the parties shall make all other filings or recordings required under the DGCL, and (b) each Member, in accordance with the Contribution Agreement, shall execute all stock powers, assignments and other documents (including amendments to the ZaZa Organizational Documents (as defined in Section 5.01)) reasonably necessary to effectuate such Member’s part of the ZaZa Contribution and deliver to the Company stock powers or similar documents, duly endorsed, together with certificates, if any, evidencing the ZaZa Membership Interests and the Lara Sub Shares held by such Member (the “ZaZa Transfer Documents”).  The parties shall coordinate the filings of the Toreador Certificate of Merger and the execution and delivery of the ZaZa Transfer Documents and the effective time of the Toreador Merger or ZaZa Contribution, as applicable, reflected therein so that the effective times of the Toreador Merger and ZaZa Contribution shall occur simultaneously on the Closing Date, as soon as practicable after the Closing or at such other time as Toreador and ZaZa shall agree (such time when the Toreador Merger and ZaZa Contribution become simultaneously effective being the “Effective Time”).

SECTION 2.04  Effects of the Toreador Merger.  The Toreador Merger shall have the effects stated in the DGCL.  At the Effective Time, (i) the certificate of incorporation of Toreador shall be amended to read in its entirety as set forth in Exhibit G hereto and, as so amended, such certificate of incorporation shall be the certificate of incorporation of Toreador Surviving Corporation until thereafter amended as provided therein or by Applicable Law (as defined in Section 9.09(d)) and (ii) the by-laws of Toreador, as in effect immediately prior to the Effective Time, shall be the by-laws of Toreador Surviving Corporation, until thereafter amended as provided therein, in the certificate of incorporation of Toreador Surviving Corporation or by Applicable Law.

SECTION 2.05  Directors and Officers of Toreador Surviving Corporation and ZaZa.  The directors of Thor Merger Sub immediately prior to the Effective Time shall be the directors of Toreador Surviving Corporation as of the Effective Time and until their successors are duly elected and qualified or designated, as applicable.  The officers of Thor Merger Sub immediately prior to the Effective Time shall be the officers of Toreador Surviving Corporation as of the Effective Time and until their successors are duly appointed.  Concurrent with the Effective Time, ZaZa shall take all action necessary so that the managers of ZaZa shall consist of equal numbers of representatives of Toreador and ZaZa as designated by Toreador and ZaZa, until their respective successors are duly elected and qualified or designated, as applicable.  Toreador shall cause all officers and the members of its Board of Directors to tender his or her resignation as an officer or director of Toreador to be effective as of the Effective Time.  ZaZa shall cause all of its managers to tender his or her resignation as a manager of ZaZa to be effective as of the Effective Time.

SECTION 2.06  Company Post-Merger Operations.

(a)                                  Prior to the Closing, Toreador and ZaZa shall take, and shall cause the Company to take, all requisite action so that, at the Effective Time, the Board of Directors of the Company shall be comprised of two (2) directors designated by Toreador (collectively, the “Toreador Directors”) and seven (7) directors designated by ZaZa (collectively, the “ZaZa Directors”, and together with the Toreador Directors, the “Initial Directors”).  From and after the Effective Time, each of the Initial Directors so designated shall serve as a director of the Company until such person’s successor shall be elected and qualified or such person’s earlier death, resignation or removal in accordance with the Company Certificate of Incorporation and the Company Bylaws.

(b)                                 The Board of Directors of the Company shall elect all officers of the Company as required by the DGCL or as the Board of Directors of the Company determines to be appropriate in accordance with the Company Bylaws.

(c)                                  From and after the Effective Time, the Company’s corporate name shall be ZaZa Energy Corporation.  Within six months after the Effective Time, all Subsidiaries of the Company will be renamed as appropriate.

(d)                                 From and after the Effective Time, the corporate headquarters of the Company shall be located in Houston, Texas, until otherwise determined by the Board of Directors of the Company.

ARTICLE 3

Conversion of Securities

SECTION 3.01  Effect on Capital Stock.

(a)                                  At the Effective Time, by virtue of the Toreador Merger and without any action on the part of any party hereto or any holder of shares of Toreador Common Stock, or any capital stock of Thor Merger Sub, the following shall occur:

(i)                                     Each share of Toreador Common Stock that is owned by the Company, Toreador or ZaZa or any of their respective Subsidiaries (as defined in Section 9.09(h)) immediately prior to the Effective Time shall automatically be canceled and extinguished and shall cease to exist (“Excluded Toreador Shares”), and no consideration shall be delivered in exchange therefor.

(ii)                                  Each issued and outstanding share of Toreador Common Stock (other than shares of Toreador Common Stock to be canceled in accordance with Section 3.01(a)(i)) shall be converted into the right to receive one (1) share of Company Common Stock (the “Toreador Exchange Ratio”).  As of the Effective Time, all such shares of Toreador Common Stock shall cease to be outstanding and shall automatically be canceled and extinguished and shall cease to exist, and each holder of such shares of Toreador Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Company Common Stock to be issued in consideration therefor in accordance with Section 3.02, and any dividends or other distributions to which holders of Toreador Common Stock become entitled in accordance with this Article 3, in each case without interest thereon.  All restricted shares of Toreador Common Stock (“Toreador Restricted Shares”) then outstanding under the stock option and equity incentive award plans of Toreador and its Subsidiaries (the “Toreador Stock Plans”) shall, in accordance with the terms thereof, vest at the Effective Time and be subject to this Section 3.01(a)(ii) as shares of Toreador Common Stock.

(iii)                               Each share of common stock of Thor Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of Surviving Toreador Common Stock.

(b)                                 At the Effective Time, by virtue of the ZaZa Contribution and upon execution and delivery of the ZaZa Transfer Documents and delivery to the Company of the ZaZa Membership Interests, the Company shall deliver to each Member in exchange for such Member’s ZaZa Membership Interests and, as applicable, shares of Lara Sub, (i) an amount of cash, and/or a Note having an initial principal amount, equal in the aggregate to $16,666,666.67 less the sum of (I) one-third of the Profits Interests Consideration, and (II) one third of the amount of any Pre-Closing Distributions, as such aggregate amount may be adjusted in accordance with the terms of the Contribution Agreement, and (ii) subject to Section 3.02(e), a certificate representing one-third of the number of shares of Company Common Stock constituting the ZaZa Share Consideration.   In the event of the delivery of Notes under this paragraph (b), the Company shall also execute and deliver to the Members Security Agreement/Pledges and take such actions as are necessary to provide to the Members a perfected security interest in the collateral thereunder.

(c)                                  Immediately after the Effective Time, each of Toreador Surviving Corporation and ZaZa shall sell to the Company, and the Company shall purchase from each of Toreador Surviving Corporation and ZaZa, all of the shares of Company Common Stock then held by Toreador Surviving Corporation and ZaZa, for an amount in cash equal to the aggregate par value of all such shares of Company Common Stock (the “Recontribution”).

(d)                                 The Board of Directors of Toreador (or the applicable committee of the Board of Directors of Toreador that has the authority with respect to stock options) shall take all action necessary so that, at the Effective Time, all options to acquire shares of Toreador Common Stock (“Toreador Options”) then outstanding under the Toreador Stock Plans shall be canceled and extinguished.  No holder of Toreador Options shall have any rights under the Toreador Stock Plans or such Toreador Options to acquire any securities of the Company or Toreador Surviving Corporation.

(e)                                  Concurrently with the execution of this Agreement, the four (4) holders of net profit interests (the “ZaZa Profits Interests”) in ZaZa are entering into a net profits interest contribution agreement with the Company (the “Net Profits Interests Contribution Agreement”) in the form of Exhibit H pursuant to which each holder of ZaZa Profits Interests shall contribute their ZaZa Profits Interests to the Company immediately following the Effective Time (the “Net Profits Interests Contribution”).

(f)                                    At the closing under the Net Profits Interests Contribution Agreement, by virtue of the Net Profits Interests Contribution, the Company shall deliver to the holders of ZaZa Profits Interests cash representing the Profits Interests Consideration.  The managers of ZaZa shall take all action necessary so that, following the consummation of the Net Profits Interests Contribution, all ZaZa Profits Interests shall be canceled and extinguished and shall thereafter cease to exist.

(g)                                 The Company and Toreador shall take such action prior to the Closing as may be necessary to provide for the convertibility of the 8.00%/7.00% Convertible Notes (as defined below) into Company Common Stock, subject to the terms of the Indenture (as defined below).  “Indenture” means the Indenture, dated as of February 1, 2010, between Toreador and The Bank of New York Mellon Trust Company, N.A., as trustee.  “8.00%/7.00% Convertible Notes” shall mean Toreador’s 8.00%/7.00% Convertible Senior Notes due 2025 issued pursuant to the Indenture.

(h)                                 In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Toreador Common Stock in connection with the Toreador Merger.

SECTION 3.02  Exchange of Certificates.

(a)                                  Prior to the Effective Time, the Company will appoint a bank or trust company jointly selected by Toreador and ZaZa to act as exchange agent (the “Exchange Agent”).  Promptly after the Effective Time, the Company shall deposit or cause to be deposited with the Exchange Agent, for the benefit of the holders of shares of Toreador Common Stock, for exchange in accordance with this Article 3, certificates or non-certificated book entries representing the shares of Company Common Stock to be issued pursuant to Section 3.01(a) in exchange for outstanding shares of Toreador Common Stock (such certificates, whether represented in certificated or non-certificated book-entry form, as applicable, the “Company Certificates”).  In addition, the Company shall make available to the Exchange Agent from time to time funds necessary for payments of cash in lieu of fractional shares pursuant to Section 3.02(e) or to pay dividends or distributions pursuant to Section 3.02(c).  The Company Certificates and cash deposited with the Exchange Agent are referred to collectively as the “Exchange Fund.”

(b)                                 Promptly after the Effective Time, the Company shall cause the Exchange Agent to mail to each holder of record of one or more certificates (such certificates, the “Certificates”) representing shares of Toreador Common Stock (other than Excluded Toreador Shares): (A) a letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Toreador and ZaZa may reasonably specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for Company Certificates and cash in lieu of fractional shares, if any.  Upon surrender of a Certificate representing shares of Toreador Common Stock for cancellation to the Exchange Agent together with a Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a Company Certificate representing that number of whole shares of Company Common Stock, as determined by the Toreador Exchange Ratio, in respect of the Certificate surrendered pursuant to the provisions of this Article 3, together with a check for the cash to be paid in lieu of fractional shares, if any, after giving effect to any required withholding Tax, and the Certificate so surrendered shall forthwith be canceled.  No interest will be paid or accrued on the cash in lieu of fractional shares, if any, payable to holders of Certificates.  In the event of a transfer of ownership of shares of Toreador Common Stock which is not registered in the transfer records of Toreador, a Certificate representing the proper number of shares of Company Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, shall be issued to such transferee if the Certificate representing such Toreador Common Stock, is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not payable.  Promptly after the Effective Time, the Company shall cause the Exchange Agent to mail to each holder of record of shares of Toreador Common Stock represented by book-entry on the records of Toreador or Toreador’s transfer agent (“Book-Entry Shares”) (other than Excluded Toreador Shares), on behalf of the Company, notice that such holder has become the holder of record of the number of shares of Company Common Stock into which such Book-Entry Shares shall have been converted pursuant to Section 3.01(a)(ii), together with a check for the cash to be paid in lieu of fractional shares, if any, after giving effect to any required withholding Tax.

(c)                                  Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to the shares of Company Common Stock with a record date after the Effective Time shall be paid with respect to the shares of Toreador Common Stock represented by any Certificate until such Certificate is surrendered for exchange as provided herein.  Subject to the effect of Applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the Company Certificates representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions on shares of Company Common Stock with a record date after the Effective Time and theretofore payable with respect to such whole shares of Company Common Stock and not paid, less the amount of any withholding Taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender, payable with respect to such whole shares of Company Common Stock, less the amount of any withholding Taxes which may be required thereon.

(d)                                 At or after the Effective Time, there shall be no transfers on the stock transfer books of Toreador Surviving Corporation of the shares of Toreador Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Company or Toreador Surviving Corporation, the presented Certificates shall be canceled and exchanged for Company Certificates and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 3.

(e)                                  No fraction of a share of Company Common Stock will be issued, but in lieu thereof each holder of shares of Toreador Common Stock or, any Member entitled to receive a fraction of a share of Company Common Stock will be entitled to receive, in accordance with the provisions of this Section 3.02(e), from the Exchange Agent or the Company an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Toreador Common Stock held at the Effective Time by such holder) by (ii) the closing price of a share of Toreador Common Stock on the NASDAQ National Market (“NASDAQ”) on the last full trading day prior to the Effective Time.

(f)                                    Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Company Common Stock) that remains unclaimed by the former stockholders of Toreador twelve months after the Effective Time shall be delivered to the Company.  Any former stockholder of Toreador who has not theretofore complied with this Article 3 shall thereafter look only to the Company for payment of their shares of Company Common Stock or cash in lieu of fractional shares and unpaid dividends and distributions on Company Common Stock deliverable in respect of each Certificate such former stockholder holds as determined pursuant to this Agreement.

(g)                                 None of the Company, Toreador Surviving Corporation, ZaZa, the Exchange Agent or any other person shall be liable to any former holder of shares of Toreador Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.  If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any shares of Company Common Stock and any cash payable to the holder of such Certificate pursuant to this Article 3 would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 4.05)), any such shares of Company Common

Stock and any such cash shall, to the extent permitted by Applicable Law, become the property of the Company, free and clear of all claims or interest of any person previously entitled thereto.

(h)                                 If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such person of a bond in such reasonable amount as the Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Company Common Stock and cash in lieu of fractional shares, if any, and unpaid dividends and distributions on shares of Company Common Stock deliverable in respect thereof pursuant to this Agreement.

(i)                                     The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Company on a daily basis; provided, that no such investment or loss thereon shall affect the amounts payable in respect of Toreador Common Stock pursuant to Article 2 and the other provisions of this Article 3.  Any interest and other income resulting from such investments shall promptly be paid to the Company.

SECTION 3.03  Adjustment of the Toreador Exchange Ratio.  If Toreador changes the number of shares of Toreador Common Stock issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination or exchange of shares or other similar transaction, in each case only to the extent permitted by Section 6.01, and the record date for such an event is on or subsequent to the date of this Agreement but prior to the Effective Time, the Toreador Exchange Ratio, and other items dependent thereon shall be appropriately adjusted to provide the holders of Toreador Common Stock, as the case may be, the same economic effect as contemplated by this Agreement prior to such event.

SECTION 3.04  Rule 16b-3 Approval.  Prior to the Effective Time, Toreador and the Company, and their respective Boards of Directors or committees thereof, shall take all actions necessary or appropriate to cause any dispositions of Toreador Common Stock (including derivative securities with respect to Toreador Common Stock) or acquisitions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated hereby by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act in accordance with the terms and conditions set forth in no-action letters issued by the Securities and Exchange Commission (the “SEC”) in similar transactions.

SECTION 3.05  Withholding.  Each of Toreador Surviving Corporation, ZaZa, the Company, any Subsidiary thereof and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any other provision of U.S. federal, state, local or foreign Tax laws.  Any such withheld amounts (i) shall be remitted by Toreador Surviving Corporation, ZaZa, the Company, any Subsidiary thereof or the Exchange Agent, as the case may be, to the applicable Governmental Authority and (ii) shall be treated for all purposes of this

Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 4

Representations and Warranties of Toreador

Except (i) as set forth in the applicable section of the disclosure letter delivered by Toreador to ZaZa on the date of this Agreement (the “Toreador Disclosure Letter”) (it being agreed that any information disclosed in a section of the Toreador Disclosure Letter with respect to a corresponding Section of this Agreement shall be deemed to have been disclosed with respect to any other Section of this Agreement to the extent the applicability thereto is reasonably apparent from the face of the disclosure), or (ii) other than with respect to Sections 4.01 and 4.03, as disclosed in reasonable detail in the Toreador Reports (as defined in Section 4.07(a)) (excluding the exhibits thereto) filed by Toreador with the SEC between December 31, 2010 and the date two Business Days prior to the date hereof (other than in any “risk factor” section of the Toreador Reports, any disclosures in any section of the Toreador Reports designated as relating to forward-looking statements or any other disclosures included therein to the extent they are primarily predictive, cautionary or forward-looking in nature), Toreador hereby represents and warrants to ZaZa as follows:

SECTION 4.01  Existence; Good Standing; Corporate Authority.  Toreador is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Toreador is duly qualified to do business as a foreign corporation and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect (as defined in Section 9.09(g)).  Toreador has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted.  The copies of Toreador’s certificate of incorporation and by-laws previously made available to ZaZa are true and correct and contain all amendments as of the date hereof.

SECTION 4.02  Authorization, Validity and Effect of Agreements.  Toreador has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is or will be a party.  The consummation by Toreador of the transactions contemplated hereby has been duly authorized by all requisite corporate action, other than, with respect to the Toreador Merger, the approval and adoption of this Agreement by Toreador’s stockholders.  This Agreement constitutes the valid and legally binding obligation of Toreador, enforceable against Toreador in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

SECTION 4.03  Capitalization.

(a)                                  The authorized capital stock of Toreador consists of 50,000,000 shares of Toreador Common Stock, and 4,000,000 shares of preferred stock, par value $1.00 per share, of Toreador (“Toreador Preferred Stock”).  As of June 30, 2011, (i) there were 26,046,644 shares of Toreador Common Stock (including Toreador Restricted Shares) issued and outstanding and no shares of Toreador Preferred Stock issued and outstanding, (ii) 721,027 shares of Toreador Common Stock were held in treasury, (iii) 57,950 shares of Toreador Common Stock were reserved for issuance upon exercise of the outstanding Toreador Options.  After June 30, 2011, Toreador has not issued shares of Toreador Preferred Stock, has not issued any shares of Toreador Common Stock other than grants of Toreador Restricted Shares, upon conversion of the 8.00%/7.00% Convertible Notes or upon exercise of outstanding Toreador Options, and has not granted any Toreador Options.  All issued and outstanding shares of Toreador Common Stock (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) were not issued in violation of the terms of any agreement or other understanding binding upon Toreador and (iii) were issued in compliance with the certificate of incorporation and by-laws of Toreador and all applicable federal and state securities laws, rules and regulations.

(b)                                 Other than the 8.00%/7.00% Convertible Notes and the Toreador Options, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which Toreador or any of its Subsidiaries is a party obligating Toreador or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of Toreador or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement or (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests (including securities or obligations convertible into or exchangeable or exercisable for any shares of capital stock).

(c)                                  There are no stockholder agreements, voting trusts or other agreements or understandings to which Toreador or any of its Subsidiaries is a party or of which Toreador is otherwise aware with respect to the voting of the capital stock or other equity interest of Toreador or any of its Subsidiaries.

(d)                                 A complete and correct list of all the outstanding Toreador Restricted Shares and the Toreador Options granted under the Toreador Stock Plans and the names of the holders thereof as of the date hereof has been previously provided to ZaZa, and Toreador will promptly provide after any grant of Toreador Restricted Shares made after the date hereof (and in any case will so provide prior to Closing) a complete and correct list of all such grants and the names of the holders thereof.  Toreador has not knowingly granted, and there is no and has been no Toreador policy or intentional practice to grant, Toreador Options prior to, or otherwise intentionally coordinated the grant of Toreador Options with, the release of material information regarding Toreador or its Subsidiaries.

SECTION 4.04  Significant Subsidiaries.  For purposes of this Agreement, “Significant Subsidiary” shall mean significant subsidiary as defined in Rule 1-02 of Regulation S-X of the SEC.  Each of Toreador’s Significant Subsidiaries is a corporation, limited liability company, société par actions simplifiées or société en commandite simple duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the corporate, limited liability company, société par actions simplifiées or société en commandite or similar power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect.  All of the outstanding shares of capital stock of, or other ownership interests in, each of Toreador’s Significant Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, are owned, directly or indirectly, by Toreador free and clear of all liens, pledges, security interests, claims, preferential purchase rights or other rights, interests or encumbrances (“Liens”).  There are no existing options, rights of first refusal, conversion rights, preemptive rights, calls, puts, commitments, arrangements or obligations of any character, including voting agreements, proxies or similar arrangements relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of Toreador.  Toreador does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity that directly or indirectly conducts any activity which is material to Toreador and its Subsidiaries taken as a whole.  The copies of Toreador’s Subsidiaries’ certificates of incorporation, by-laws and similar governing documents previously made available to ZaZa are true and correct and contain all amendments as of the date hereof.  Exhibit 21.1 to Toreador’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC prior to the date hereof sets forth for each Significant Subsidiary of Toreador, its name and jurisdiction of incorporation or organization.

SECTION 4.05  No Violation.  Neither Toreador nor any of its Subsidiaries is, or has received notice or is otherwise aware that it would be with the passage of time, in violation of any term, condition or provision of (a) the certificate of incorporation or by-laws of Toreador, (b) the certificate of incorporation, by-laws or comparable governing documents of any Subsidiary of Toreador, (c) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, joint venture, lease, license, franchise, Toreador Permit (as defined below) or other instrument or (d) any order of any court, tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a “Governmental Authority”) or law, rule or regulation to which Toreador or any of its Subsidiaries or any of their respective properties or assets is subject, or is delinquent with respect to any report required to be filed with any Governmental Authority, except, in the case of matters described in clauses (c) or (d), as would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect.  Toreador and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the “Toreador Permits”), except where the failure so to hold would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect.  Toreador and its Subsidiaries are in compliance with the terms of the Toreador Permits, except where the failure so to comply would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect.  No investigation by any Governmental Authority with respect to Toreador or any of its Subsidiaries is pending or, to the knowledge of Toreador, threatened, other than those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect.

SECTION 4.06  No Conflict.

(a)                                  Neither the execution and delivery by Toreador of this Agreement nor the consummation by Toreador of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of or create any rights in favor of any other party under the certificate of incorporation or by-laws of Toreador; (ii) conflict with or result in a breach of any provisions of or create any rights in favor of any other party under the certificate of incorporation, by-laws or similar governing documents of any Subsidiary of Toreador; (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Toreador or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Toreador or any of its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, Toreador Permit, lease, contract, agreement, joint venture or other instrument or obligation to which Toreador or any of its Subsidiaries is a party, or by which Toreador or any of its Subsidiaries or any of their properties is bound or affected; or (iv) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Toreador or any of its Subsidiaries, except, in the case of matters described in clauses (iii) or (iv), as would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect.

(b)                                 Neither the execution and delivery by Toreador of this Agreement nor the consummation by Toreador of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any Governmental Authority, other than (i) the filings provided for in Article 2 and (ii) filings, consents, approvals and authorization required under applicable foreign competition or antitrust laws, the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”) or other applicable U.S. state securities and “blue sky” laws or the rules of NASDAQ or Professional Segment of NYSE Euronext Paris or Article 43 of Decree 2006-648 with the French Bureau of Exploration and Production of Hydrocarbons (the “BEPH”) ((i) and (ii) collectively, the “Toreador Regulatory Filings”), and listing on NASDAQ of the Company Common Stock to be issued in the Toreador Merger and ZaZa Contribution, or pursuant to stock options or convertible or exchangeable securities of Toreador or ZaZa, except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not prevent or materially delay the consummation of the Toreador Merger or the ZaZa Contribution or otherwise prevent Toreador from performing its obligations under this Agreement and would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect.

(c)                                  Other than as contemplated by Section 4.06(b), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of the Toreador Material Contracts or leases or for Toreador to consummate the transactions contemplated hereby, except where the failure to receive such consents, assignments, waivers, authorizations or other certificates would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect.

SECTION 4.07  SEC Documents.

(a)                                  Since December 31, 2009, Toreador has filed all forms, reports and documents with the SEC that have been required to be filed by it under Applicable Laws prior to the date hereof, and Toreador will timely file prior to the Effective Time all forms, reports and documents with the SEC that are required to be filed by it under Applicable Laws prior to such time (all such forms, reports and documents, together with all exhibits and schedules thereto, the “Toreador Reports”).  Each of the consolidated balance sheets included in or incorporated by reference into the Toreador Reports (including related notes and schedules) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presents in all material respects the consolidated financial position of Toreador and its Subsidiaries (or such entities as indicated in such balance sheet) as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Toreador Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Toreador and its Subsidiaries (or such entities as indicated in such balance sheet) for the periods set forth therein (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q of the SEC and (y) normal, recurring year-end audit adjustments which are not material in the aggregate), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of Toreador and its Subsidiaries included in the most recent Toreador Report filed prior to the date of this Agreement that includes such a balance sheet, including all notes thereto, as of the date of such balance sheet, neither Toreador nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Toreador or in the notes thereto prepared in accordance with GAAP consistently applied, other than liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect.

(b)                                 As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of the last such amendment or superseding filing) (i) each Toreador Report complied, or will comply, as the case may be, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended, or any successor statute, rules or regulations thereto (“Sarbanes-Oxley Act”) and the Dodd-Frank Act of 2010, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date such Toreador Report was or will be filed, and (ii) each Toreador Report did not, and will not, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  True and correct copies of all Toreador Reports filed prior to the date hereof have been furnished to ZaZa or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.  Toreador has delivered or made available to ZaZa complete and correct copies of all material correspondence between the SEC, on the one hand, and Toreador, on the other hand, occurring since December 31, 2009.  As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Toreador Reports.  To the knowledge of Toreador, as of the date hereof, none of the Toreador Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. None of Toreador’s Subsidiaries is required to file any forms, reports, registrations, statements or other documents with the SEC.  No executive officer of Toreador has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Toreador Report, except as disclosed in certifications filed with the Toreador Reports.  Neither Toreador nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.  Except as previously disclosed in the Toreador Reports since the enactment of the Sarbanes-Oxley Act, Toreador and each of its officers and, to the knowledge of Toreador, each of its directors, have been and are in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (B) the applicable listing and corporate governance rules and regulations of NASDAQ.

SECTION 4.08  Litigation.  There are no actions, suits or proceedings pending against Toreador or any of its Subsidiaries or, to Toreador’s knowledge, threatened against Toreador or any of its Subsidiaries, at law or in equity, or before or by any Governmental Authority, that would reasonably be expected to have, individually or in the aggregate, a Toreador Material Adverse Effect.  There are no outstanding judgments, decrees, injunctions, awards or orders against Toreador or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect.

SECTION 4.09  Absence of Certain Changes.  Since December 31, 2010, each of Toreador and its Subsidiaries has conducted their business according to their usual, regular and ordinary course consistent with past practice and there has not been any event that has had or would be reasonably expected to have, individually or in the aggregate, a Toreador Material Adverse Effect.  Without limiting the generality of the foregoing, since December 31, 2010, neither Toreador nor any of its Subsidiaries has taken any action (or has failed to take any action) that would require the consent of ZaZa under Section 6.01 if taken (or failed to be taken) after the date of this Agreement and prior to the Effective Time.

SECTION 4.10  Taxes.

(a)                                  Each of Toreador, its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which Toreador or any of its Subsidiaries is a member has (i) duly filed (or there has been filed on its behalf) on a timely basis (taking into account any extensions of time to file on or before the date hereof) with appropriate Governmental Authorities all Tax Returns (as defined below) required to be filed at or before the Effective Time by or with respect to it and all such Tax Returns are complete and accurate in all respects and were prepared in compliance with all Applicable Laws, except to the extent that any failure to file would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect, (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with GAAP (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all Taxes required to be paid by it at or before the Effective Time other than those being contested in good faith by Toreador or any of its Subsidiaries and except to the extent that any failure to pay or deposit or make adequate provision for the payment of such Taxes would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect and (iii) has timely collected or withheld all Taxes that Toreador or such respective Subsidiary has been required to collect or withhold, as applicable, and has timely paid, or will timely pay, such amounts to the proper Governmental Authority when due, except to the extent that any failure to make such withholding would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect. Neither Toreador nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.

(b)                                 (i) As of the date of this Agreement, there are no audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters, in each case, pending or, to the knowledge of Toreador, threatened, except to the extent as would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect; (ii) except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any other examinations of Toreador and its Subsidiaries by any taxing authority have been paid fully, settled or adequately provided for in the financial statements included in the Toreador Reports; (iii) as of the date hereof, neither Toreador nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Return of Toreador or any of its Significant Subsidiaries that will be outstanding as of the Effective Time; (iv) neither Toreador nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement, except as would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect; (v) there are no Liens for Taxes on any assets of Toreador or its Subsidiaries except for Taxes not yet currently due, with respect to matters being contested by Toreador in good faith for which adequate reserves are reflected in the financial statements and those that would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect; (vi) neither Toreador nor any of its Subsidiaries has received notice in writing of any claim made by any Governmental Authority in a jurisdiction where Toreador or such Subsidiary does not file Tax Returns that Toreador or such Subsidiary is or may be subject to taxation by that jurisdiction, except to the extent as would not, individually or in the aggregate, reasonably be expect to have a Toreador Material Adverse Effect; (vii) neither Toreador nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2), except to the extent that such participation would not, individually or in the aggregate, reasonably be expect to have a Toreador Material Adverse Effect; (viii) neither Toreador nor any of its Subsidiaries has any liability for Taxes of any Person (other than Toreador or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign law), except to the extent as would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect and (ix) neither Toreador nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a “parachute payment” within the meaning of Section 280G of the Code.

For purposes of this Agreement, (i) “Tax” or “Taxes” means all United States federal, state, county, local, foreign or other net income, gross income, gross receipts, estimated, alternative minimum, add on minimum, registration, value added, natural resources, environmental, social security, sales, use, ad valorem, transfer, accumulated earnings, personal holding, excess profits, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, disability, capital stock, or windfall profits taxes, customs duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) in respect of the foregoing, and (ii) “Tax Returns” means any return, report, information return, form, declaration, property rendition statement or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax, including any attachments, amendment, or supplements thereto.

(c)                                  Neither Toreador nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any:

(i)                                     change in method of accounting for a taxable period ending on or prior to the Effective Time;

(ii)                                  “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Effective Time;

(iii)                               installment sale or open transaction disposition made on or prior to the Effective Time;

(iv)                              prepaid amount received on or prior to the Effective Time; or

(v)                                 election under Section 108(i) of the Code.

(d)                                 Neither Toreador nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(e)                                  Neither Toreador nor any of its Subsidiaries has received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

SECTION 4.11  Employee Benefit Plans.  For purposes of this Section 4.11, Toreador’s Subsidiaries shall include any enterprise which, with Toreador, forms a controlled group of corporations, a group of trades or business under common control or an affiliated service group, within the meaning of Section 414(b), (c) or (m) of the Code.  All employee benefit plans, programs, arrangements and agreements covering active, former or retired employees, consultants, independent contractors or directors of Toreador or its Subsidiaries which provide material benefits to such employees (other than any plans, programs, arrangements or agreements that provide benefits to such employees as required by applicable French law) are listed in Section 4.11 of the Toreador Disclosure Letter (the “Toreador Plans”).  Toreador has made available to ZaZa true, complete and correct copies of each Toreador Plan, any related trust agreement, annuity or insurance contract or other funding vehicle, and: (a) each Toreador Plan has been maintained and administered in material compliance with its terms and Applicable Law and is, to the extent required by Applicable Law or Contract, fully funded without having any deficit or unfunded actuarial liability or adequate provision has been made therefor; (b) all required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof and Applicable Law; (c) each Toreador Plan that is required or intended to be qualified under Applicable Law (including Section 401(a) of the Code) or registered or approved by a Governmental Authority is the subject of a favorable determination letter issued by the appropriate Governmental Authority or has otherwise been so qualified, registered or approved by the appropriate Governmental Authority, and nothing has occurred since the date of the last determination letter, qualification, registration or approval, as applicable, to adversely affect or cause the appropriate Governmental Authority to revoke such qualification, registration or approval; (d) to the extent applicable, the Toreador Plans comply, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and any other applicable Tax act and other laws; (e) no Toreador Plan is covered by Title IV of ERISA or Section 412 of the Code and Toreador and its Subsidiaries have never maintained an employee benefit plan that was subject to Title IV of ERISA or Section 412 of the Code; (f) there are no pending or anticipated material claims against or otherwise involving any of the Toreador Plans (other than routine claims brought for benefits) and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Toreador Plan activities) has been brought against or with respect to any Toreador Plan; (g) all material contributions, reserves or premium payments required to be made as of the date hereof to the Toreador Plans have been made or provided for; (h) neither Toreador nor any of its Subsidiaries has incurred or reasonably expects to incur any liability under subtitle C or D of Title IV of ERISA with respect to any “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Toreador or any of its Subsidiaries; (i) neither Toreador nor any of its Subsidiaries has incurred or reasonably expects to incur any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any “multi-employer plan” within the meaning of Section 4001(a)(3) of ERISA; (j) neither Toreador nor any of its Subsidiaries has any material obligations for retiree health and life or other employee welfare benefits under any Toreador Plan or otherwise; (k) there have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Toreador Plan that would result in any material liability to Toreador, any of its Subsidiaries or any Toreador Plan; (l) there have been no acts or omissions by Toreador or any of its Subsidiaries which have given rise to or may give rise to fines, penalties, Taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code that would result in any material liability to Toreador, any of its Subsidiaries or any Toreador Plan; and (m) the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee, former employee, director or independent contractor of Toreador or any of its Subsidiaries to severance pay or forgiveness of Indebtedness (as defined in Section 9.09(e)) or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation, requirement or restriction pursuant to, any Toreador Plan.  With respect to all employee benefit plans, programs, arrangements, agreements and contracts which provide material benefits to active, former or retired employees, consultants, independent contractors or directors of Toreador and its Subsidiaries that are maintained by Toreador and/or its Subsidiaries that are subject to the law of any jurisdiction outside of the United States (“Toreador Foreign Plans”), such Toreador Foreign Plans (i) have been established and maintained in accordance with all applicable requirements; (ii) if they are intended to qualify for special Tax treatment, meet all necessary requirements for such treatment; and (iii) if they are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with Applicable Law.

SECTION 4.12  Labor Matters.

(a)                                  Except for the industry-specific collective bargaining agreement applicable to the employees of Toreador and its Subsidiaries pursuant to the Applicable Laws of France, neither Toreador nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

(b)                                 Neither Toreador nor any of its Subsidiaries is subject to a dispute, strike or work stoppage, lockout or other labor controversy and to the knowledge of Toreador, no such activity is threatened except, in any such case, as would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect.

(c)                                  To Toreador’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Toreador or any of its Subsidiaries except for those the formation of which would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect.

(d)                                 Toreador and its Subsidiaries are in compliance in all material respects with all Applicable Laws respecting employment and employment practices, harassment, discrimination, retaliation, terms and conditions of employment, immigration, workers’ compensation, long term disability, occupational safety, plant closings, compensation and benefits, wages and hours, proper classification of employee and independent contractors, and the payment of social security and other Taxes.

(e)                                  Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect, (i) neither Toreador nor any of its Subsidiaries has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any Applicable Law with respect to the employment of individuals by, or the employment practices of, Toreador or any of its Subsidiaries or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses and (ii) there are no unfair labor practice charges or other employee-related complaints against Toreador or any of its Subsidiaries pending or, to Toreador’s knowledge, threatened, before any Governmental Authority by or concerning the employees working in their respective businesses.

SECTION 4.13  Environmental Matters.

(a)                                  Except as would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect: (i) Toreador and each of its Subsidiaries are and have been in compliance in all respects with all applicable Environmental Laws (as defined in Section 4.13(b)(ii)); (ii) Toreador and each of its Subsidiaries have obtained all Environmental Permits (as defined in Section 4.13(b)(iii)) necessary for their operations as currently conducted and are in compliance with all such Environmental Permits, have applied for issuance or reissuance of Environmental Permits in a timely fashion, and have no knowledge of any reason that would preclude renewal, issuance or reissuance of Environmental Permits; (iii) there are no Environmental Claims pending or, to the knowledge of Toreador, threatened against Toreador or any of its Subsidiaries; (iv) neither Toreador nor any of its Subsidiaries is party to any agreement, order, judgment, or decree by or with any Governmental Authority or third party imposing any liability or obligation on Toreador or any of its Subsidiaries under any Environmental Law; (v) neither Toreador nor any of its Subsidiaries has retained or assumed, either contractually or by operation of law, any liability or obligation that could reasonably be expected to form the basis of any Environmental Claim against, or any liability under any Environmental Law on, Toreador or any of its Subsidiaries; and (vi) Toreador has delivered, or made available to ZaZa, copies of any environmental assessments, reports, audits, studies, analyses, tests or monitoring possessed by, or reasonably available to, Toreador or any of its Subsidiaries pertaining to compliance with, or liability under, Environmental Laws relating to Toreador or any of its Subsidiaries, the Toreador Facilities, any real property formerly owned, leased or operated by Toreador or any of its Subsidiaries.

(b)                                 For purposes of this Agreement:

(i)                                     “Environmental Claims” means, in respect of any Person, any and all administrative, regulatory or judicial actions, suits, orders, decrees, demands, directives, claims, liens, proceedings or notices of noncompliance or violation by any Governmental Authority or other third party, alleging (i) liability with respect to the potential presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by such Person, (ii)  indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of, or exposure to, any Hazardous Materials, or (iii) any other liability arising under Environmental Laws.

(ii)                                  “Environmental Laws” means all applicable federal, state, local and foreign laws (including international conventions, protocols and treaties), common law, rules, regulations, published and legally binding guidance documents, ordinances, orders, decrees, judgments, binding agreements or Environmental Permits issued, promulgated or entered into, by or with any Governmental Authority, relating to pollution, contamination, Hazardous Materials, natural resources, protection of the environment or human health or safety.

(iii)                               “Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.

(iv)                              “Hazardous Materials” means (i) any substance that is listed, classified or regulated under any Environmental Laws; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, toxic molds, or radon; or (iii) any other substance that is the subject of regulatory action, or that could give rise to liability, under any Environmental Laws.

(v)                                 “Release” means any spilling, leaking, pumping pouring, emitting, emptying, discharging, injecting, escaping, dumping, disposing, dispersing, leaching, or migrating into, onto, or through the environment or within or upon any building, structure, facility or fixture.

(vi)                              “Toreador Facilities” means all real property owned, leased, or operated by Toreador or any of its Subsidiaries and any buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related capital items and other tangible property located on, in, under, or above such real property of Toreador or any of its Subsidiaries.

SECTION 4.14  Intellectual Property.  Toreador and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, know-how, trade secrets, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, free and clear of Liens, except where the failure to own or possess such licenses and other rights would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing except as would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect.  Except in the ordinary course of business, neither Toreador nor any of its Subsidiaries has granted to any other person any license to use any of the foregoing.  The conduct of Toreador’s and its Subsidiaries’ respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others except as would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect.  There is no material infringement of any proprietary right owned by or licensed by or to Toreador or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect.

SECTION 4.15  Title to Properties.

(a)                                  Except for goods and other property sold, used or otherwise disposed of since December 31, 2010 in the ordinary course of business for fair value, Toreador or its Subsidiaries has (i) good and defensible title for oil and gas purposes to all of the Oil and Gas Interests reflected in the Toreador Reserve Report and in the consolidated financial statements of Toreador and its Subsidiaries dated as of December 31, 2010 and (ii) good and marketable title to all its or its Subsidiaries’ other assets, real and personal, reflected in the December 31, 2010 consolidated financial statements of Toreador and its Subsidiaries, in each case free and clear of any Lien, except: (A) Liens reflected in the consolidated balance sheet of Toreador and its Subsidiaries as of December 31, 2010; (B) Liens for current Taxes not yet due and payable; (C) such imperfections of title, easements and Liens as would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect; and, (d) solely with respect to the assets referred to in clause (i) above, Production Burdens.  For the purposes of this Agreement, “good and defensible title” means title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably and “Production Burdens” means all royalty interests, overriding royalty interests, production payments, net profits interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts), other than Taxes and assessments of Governmental Authorities.

(b)                                 Section 4.15(b)(i) of the Toreador Disclosure Letter sets forth, as of the date hereof, Toreador’s and its Subsidiaries’ average net revenue interests (working interest less Production Burdens) on an 8/8ths basis in the Toreador Wells.  Section 4.15(b)(ii) of the Toreador Disclosure Letter set forth, as of the date hereof, Toreador’s and its Subsidiaries’ average lessor royalty burden with respect to leases entered into or renewed by Toreador or any of its Subsidiaries since December 31, 2009 in each of Toreador and its Subsidiaries’ shale plays.

(c)                                  All leases and other agreements pursuant to which Toreador or any of its Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid, and effective, and there is not, under any such leases or agreements, any existing or prospective default or event of default or event which, with notice or lapse of time, or both, would constitute a default by Toreador or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect.

(d)                                 All major items of operating equipment of Toreador and its Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair (ordinary wear and tear excepted), except as would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect.

SECTION 4.16  Insurance.  Toreador and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance).

SECTION 4.17  No Brokers.  Toreador has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Toreador, the Company or ZaZa to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Toreador has retained RBC Capital Markets to provide financial advice with respect to the Combination and to render the opinion referred to in Section 4.18.  Toreador’s arrangements with such investment banks have been disclosed in writing to ZaZa prior to the date hereof.

SECTION 4.18  Opinion of Financial Advisor.  The Board of Directors of Toreador has received the written opinion of RBC Capital Markets to the effect that, as of the date of this Agreement, the Toreador Exchange Ratio is fair, from a financial point of view, to the holders of Toreador Common Stock, a copy of which opinion will be made available to ZaZa promptly following receipt thereof.

SECTION 4.19  Toreador Board Recommendation.  The Board of Directors of Toreador has, by unanimous vote of those directors present at a meeting duly called and held at which a quorum was present, and not subsequently rescinded or modified (subject to Section 6.03(b)): (a) approved the execution and delivery of this Agreement and the transactions contemplated hereby; (b) determined that this Agreement and the transactions contemplated hereby are in the best interests of the stockholders of Toreador and declared the advisability of this Agreement; and (c) recommended that such stockholders vote to approve and adopt this Agreement and the transactions contemplated hereby and directed that such matter be submitted for consideration by Toreador’s stockholders at a meeting of Toreador’s stockholders.

SECTION 4.20  Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Toreador Common Stock, voting as a single class, at a meeting at which a quorum is present is the only vote of the holders of any class or series of Toreador capital stock necessary to approve this Agreement, the Toreador Merger and the transactions contemplated hereby.

SECTION 4.21  Certain Approvals.  Toreador’s Board of Directors has taken any and all necessary and appropriate action to render inapplicable to the Combination and the transactions contemplated by this Agreement the provisions of Section 203 of the DGCL.  No other state takeover statute is applicable to this Agreement, the Toreador Merger or the other transactions contemplated hereby.

SECTION 4.22  Relationships with Related Parties.

(a)                                  No officer or director of Toreador or any of its Subsidiaries or any Affiliate of any of the foregoing, (a) has any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of Toreador or any of its Subsidiaries as currently conducted or contemplated to be conducted or (b) is a party to any Contract (except for employment, stock option, restricted stock and similar agreements, which are filed in the Toreador Reports) with Toreador or any of its Subsidiaries, including with respect to compensation or remuneration to be paid to such officer or director or Affiliate in connection with this Agreement or the transactions contemplated by this Agreement.

(b)                                 Neither Toreador nor any of its Subsidiaries is indebted, directly or indirectly, to any Person who is an Affiliate, officer or director of Toreador or any of its Subsidiaries in any amount whatsoever, other than for salaries for services rendered or reimbursable business expenses, nor is any such Affiliate, officer or director indebted to Toreador or any of its Subsidiaries, except for advances made to employees of Toreador or any of its Subsidiaries in the ordinary course of business consistent with past practice to meet reimbursable business expenses reasonably anticipated to be incurred by such obligor.

SECTION 4.23  Internal Controls.

(a)                                  Toreador and its Subsidiaries maintain disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act) that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning Toreador (including its Subsidiaries) is made known on a timely basis to the chief executive officer and the chief financial officer of Toreador by others within those entities.  To the knowledge of Toreador, there has not been any fraud that involves management or other employees who have a significant role in Toreador’s internal controls over financial reporting.

(b)                                 Toreador maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act) designed to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, and includes policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of its financial statements in accordance with GAAP, and that its receipts and expenditures are being made only in accordance with authorizations of its management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements.

(c)                                  Since December 31, 2010, Toreador has not identified or been made aware of any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Toreador’s ability to record, process, summarize and report financial information of Toreador and its Subsidiaries on a consolidated basis.

(d)                                 Neither Toreador nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract or arrangement relating to any transaction, arrangement or relationship between or among Toreador or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving Toreador or any of its Subsidiaries in Toreador’s consolidated financial statements.

SECTION 4.24  Qualification as a Reorganization for Tax Purposes.  Neither Toreador nor any of its Subsidiaries has taken any action (or failed to take any action) which action or failure would prevent the receipt by Toreador’s stockholders of Company Common Stock in exchange for Toreador Common Stock from qualifying either as a reorganization under Section 368(a) of the Code or, together with the ZaZa Contribution, as a nonrecognition transaction under Section 351 of the Code.

SECTION 4.25  Certain Contracts.

(a)                                  Except for this Agreement, except as set forth in Section 4.25(a) of the Toreador Disclosure Letter and except as filed or incorporated by reference as an exhibit to the Toreador Reports filed since December 31, 2010, neither Toreador nor any of its Subsidiaries is a party to or bound by any contract that is:

(i)                                     a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the Securities Act);

(ii)                                  a non-competition agreement or any other agreement or obligation which purports to limit the manner in which, or the localities in which, Toreador or any of its Subsidiaries or Affiliates conduct or may conduct business,

(iii)                               an agreement providing for the sale by Toreador or any of its Subsidiaries of Hydrocarbons which contains a material “take-or-pay” clause or any similar material prepayment or forward sale arrangement or obligation to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor;

(iv)                              a transportation, processing or treating agreement of more than 100 barrels (equivalent) of Hydrocarbons per day;

(v)                                 a Contract that creates a partnership or joint venture or similar arrangement pursuant to which Toreador or any of its Subsidiaries is a party;

(vi)                              a joint development agreement, exploration agreement, or acreage deduction agreement (excluding, in respect of each of the foregoing, customary joint operating agreements) that is material to the operation of Toreador and its Subsidiaries, taken as a whole);

(vii)                           a settlement or similar agreement with any Governmental Authority or any order or consent of a Governmental Authority involving future performance by Toreador or any of its Subsidiaries that is material to Toreador and its Subsidiaries taken as a whole; or

(viii)                        any lease for any Toreador Well.

All Contracts of the type described in this Section 4.25(a) (including those described in Section 4.25(a) of the Toreador Disclosure Letter and those filed or incorporated by reference as an exhibit to the Toreador Reports filed since December 31, 2010) are referred to herein as the “Toreador Material Contracts”).

(b)                                 As of the date of this Agreement, each Toreador Material Contract is in full force and effect, and Toreador and each of its Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Toreador Material Contract to which they are party, except where such failure to be in full force and effect or such failure to perform, individually or in the aggregate, has not had and is not reasonably expected to have a Toreador Material Adverse Effect. Except for such matters as, individually or in the aggregate, have not had and would not reasonably be expected to have a Toreador Material Adverse Effect, neither Toreador nor any of its Subsidiaries (x) knows of, or has received written notice of, any breach of or violation or default under (nor, to the knowledge of Toreador, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Toreador Material Contract or (y) has received written notice of the desire of the other party or parties to any such Toreador Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder. Each Toreador Material Contract is enforceable by Toreador or a Subsidiary of Toreador in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity, except where such unenforceability does not constitute, individually or in the aggregate, a Toreador Material Adverse Effect.

SECTION 4.26  Foreign Corrupt Practices Act.  Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect, as of the date of this Agreement:

(a)                                  In connection with Toreador’s and its Subsidiaries’ compliance with the Foreign Corrupt Practices Act of 1977, as amended (the “Foreign Corrupt Practices Act”), there have been no voluntary disclosures under the Foreign Corrupt Practices Act.

(b)                                 No Governmental Authority has notified Toreador or any of its Subsidiaries in writing of any actual or alleged violation or breach of the Foreign Corrupt Practices Act or any other similar Applicable Law.

(c)                                  Neither Toreador nor any of its Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records, in each case conducted by a Governmental Authority and relating to Toreador’s or its Subsidiaries’ compliance with the Foreign Corrupt Practices Act or any other similar Applicable Law, and to Toreador’s knowledge, there is no basis for any such audit, review, inspection, investigation, survey or examination of records by a Governmental Authority.

(d)                                 Neither Toreador nor any of its Subsidiaries has been or is now under any administrative, civil or criminal charge or indictment or, to Toreador’s knowledge, investigation, alleging noncompliance with the Foreign Corrupt Practices Act or any other similar Applicable Law, nor, to Toreador’s knowledge, is there any basis for any such charge, indictment or investigation.

(e)                                  Neither Toreador nor any of its Subsidiaries has been or is now a party to any administrative or civil litigation alleging noncompliance with the Foreign Corrupt Practices Act or any other similar Applicable Law, nor, to Toreador’s knowledge, is there any basis for any such proceeding.

(f)                                    Neither Toreador nor any of its Subsidiaries, nor any of their Affiliates, directors, officers and employees nor any other Person acting on behalf of any of them has made any offer, payment, promise to pay, or authorization for the payment of any money, or any offer, gift, promise to give, or authorization of the giving of anything in value, which would cause Toreador or any of its Subsidiaries, or any of its or their Affiliates, directors, officers or employees or any other Person acting on behalf of any of them, to have violated or be in violation of the Foreign Corrupt Practices Act or any other similar Applicable Law.

SECTION 4.27  Reserve Report.  Toreador has delivered or made available to ZaZa true and correct copies of all reports requested or commissioned by Toreador or its Subsidiaries and delivered to Toreador or its Subsidiaries in writing estimating Toreador’s and its Subsidiaries’ proved oil and gas reserves prepared by the independent engineering firm Gaffney, Cline & Associates Ltd. (the “Toreador Report Preparer”), concerning the Oil and Gas Interests (as defined below) of Toreador and its Subsidiaries as of December 31, 2010 (the “Toreador Reserve Report”). Except as, individually or in the aggregate, would not be material to Toreador and its Subsidiaries, taken as a whole, the factual, non-interpretative data provided by Toreador to the Toreador Report Preparer in connection with the preparation of the Toreador Reserve Report that was material to the Toreador Report Preparer’s estimates of the oil and gas reserves set forth in the Toreador Reserve Report was, as of the time provided (or as modified or amended prior to the issuance of the Toreador Reserve Report), accurate, and Toreador has no knowledge of any material errors in the assumptions and estimates provided by Toreador to the Toreador Report Preparer in connection with its preparation of the Toreador Reserve Report. To the knowledge of Toreador, the estimates of proved oil and gas reserves provided by Toreador to the Toreador Report Preparer in connection with the preparation of the Toreador Reserve Report were, as of the time provided (or as modified or amended prior to the issuance of the Toreador Reserve Report), prepared in accordance with the definitions contained in Rule 4-10(a) of Regulation S-X promulgated by the SEC. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Toreador Reserve Report that has had or would, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect. For purposes of this Agreement, “Oil and Gas Interests” means direct and indirect interests in and rights with respect to crude oil, natural gas, natural gas liquids and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; Hydrocarbons (as defined below) or revenues therefrom, all Contracts in connection therewith and claims and rights thereto (including all oil and gas leases, production sharing agreements, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. For purposes of this Agreement, “Hydrocarbons” means, with respect to any Person, crude oil, natural gas and natural gas liquids (including coalbed gas).

SECTION 4.28  Oil and Gas Interests.  Except for obligations incurred in the ordinary course of business, Section 4.28 of the Toreador Disclosure Letter sets forth Toreador’s and its Subsidiaries’ obligations as of the date of this Agreement to drill additional wells or conduct other material development operations.  Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Toreador Material Adverse Effect:

(a)                                  all proceeds from the sale of Toreador’s and its Subsidiaries’ share of the Hydrocarbons being produced from its Oil and Gas Interests are currently being paid in full to Toreador or its Subsidiaries by the purchasers thereof on a timely basis, and none of such proceeds are currently being held in suspense by such purchaser or any other party;

(b)                                 except as otherwise set forth in a Toreador Material Contract, no person has any call upon or option to purchase with respect to any portion of the production from the Oil and Gas Interests of Toreador and its Subsidiaries from and after the Closing Date;

(c)                                  (i) all of the Hydrocarbon, water or injection wells in which Toreador or its Subsidiaries has an Oil and Gas Interest (the “Toreador Wells”) have been drilled and completed within the boundaries of such property or within the limits otherwise permitted by Contract, pooling or unit agreement, and Applicable Law, and all drilling and completion of the Toreador Wells included in each property, to Toreador’s knowledge, and all development and operations on such property have been conducted in compliance with all Applicable Law, ordinances, rules, regulations and permits, and judgments, orders and decrees of any Governmental Authority and (ii) no Toreador Well included on any property is subject to penalties on allowables after the date hereof because of any overproduction or any other violation of Applicable Law, rules, regulations or permits or judgments, orders or decrees of any Governmental Authority which would prevent such well from being entitled to its full legal and regular allowable from and after the date hereof as prescribed by any Governmental Authority;

(d)                                 no Toreador Wells are shut-in or incapable of producing for which Toreador or its Subsidiaries have or will have any liability to plug and abandon, to Toreador’s knowledge, or have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each Governmental Authority having jurisdiction over the Oil and Gas Interests;

(e)                                  there are no wellhead or pipeline imbalances attributable to the Oil and Gas Interests of Toreador or its Subsidiaries;

(f)                                    neither Toreador nor any of its Subsidiaries is obligated, under a take-or-pay or similar arrangement, or by virtue of an election to non-consent or to not participate in a past or current operation pursuant to the applicable operating agreements for such Oil and Gas Interests, to produce Hydrocarbons, or allow Hydrocarbons to be produced, without receiving full payment at the time of delivery; and

(g)                                 to Toreador’s knowledge, there are no outstanding authorizations for expenditures or any written commitments or proposals to conduct operations in respect of the Oil and Gas Interests of Toreador or its Subsidiaries which are required to be approved by non-operators under the terms of the applicable operating agreement for such Oil and Gas Interests.

SECTION 4.29  No Additional Representations.  Notwithstanding anything contained in this Agreement to the contrary, Toreador acknowledges and agrees that neither ZaZa nor any other Person has made or is making any representations or warranties relating to ZaZa whatsoever, express or implied, beyond those expressly given by ZaZa in Article 5 hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding ZaZa furnished or made available to Toreador or any of its Representatives (as defined in Section 6.03(a)). Without limiting the generality of the foregoing, Toreador acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Toreador or any of its Representatives.  Toreador has not relied on any representations or warranties relating to ZaZa in determining to enter into this Agreement, except as expressly given by ZaZa in Article 5 hereof.

ARTICLE 5

Representations and Warranties of ZaZa

Except as set forth in the applicable section of the disclosure letter delivered by ZaZa to Toreador on the date of this Agreement (the “ZaZa Disclosure Letter”) (it being agreed that any information disclosed in a section of the ZaZa Disclosure Letter with respect to a corresponding Section of this Agreement shall be deemed to have been disclosed with respect to any other Section of this Agreement to the extent the applicability thereto is reasonably apparent from the face of the disclosure), ZaZa hereby represents and warrants to Toreador as follows:

SECTION 5.01  Existence; Good Standing; Corporate Authority.  ZaZa is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas.  ZaZa is duly qualified to do business as a foreign entity and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect (as defined in Section 9.09(g)).  ZaZa has all requisite limited liability company power and authority to own, operate and lease its properties and to carry on its business as now conducted.  The copies of ZaZa’s certificate of formation, limited liability company agreement, operating agreement and similar formation or governing documents and instruments (collectively, the “ZaZa Organizational Documents”) previously made available to Toreador are true and correct and contain all amendments as of the date hereof.

SECTION 5.02  Authorization, Validity and Effect of Agreements.  ZaZa has the requisite limited liability company power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby, to which it is a party.  The consummation by ZaZa of the transactions contemplated hereby and by the Contribution Agreement and the Net Profits Interests Agreement, including the ZaZa Contribution and the Net Profits Interests Contribution, has been duly authorized by all requisite limited liability company action of ZaZa.  This Agreement constitutes the valid and legally binding obligation of ZaZa, enforceable against ZaZa in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

SECTION 5.03  Capitalization.

(a)                                  The issued and outstanding equity interests of ZaZa consist solely of the ZaZa Membership Interests set forth on Section 5.03 of the ZaZa Disclosure Letter.  All issued and outstanding ZaZa Membership Interests are owned of record by the Member identified in Section 5.03 of the ZaZa Disclosure Letter and in the respective amounts set forth opposite the name of each such Member on Section 5.03 of the ZaZa Disclosure Letter.  All ZaZa Membership Interests (i) are duly authorized, validly issued and free of preemptive rights, (ii) were not issued in violation of the terms of any agreement or other understanding binding upon ZaZa and (iii) were issued in compliance with the ZaZa Organizational Documents and all applicable federal and state securities laws, rules and regulations.

(b)                                 Other than the ZaZa Profits Interests, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which ZaZa or any of its Subsidiaries is a party obligating ZaZa or any of its Subsidiaries to (i) issue, transfer or sell membership interests or other equity interests of ZaZa or any of its Subsidiaries or securities convertible into or exchangeable for such membership or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement or (iii) redeem or otherwise acquire any such memberships or other equity interests (including securities or obligations convertible into or exchangeable or exercisable for any membership or equity interests).  Section 5.03(b) of the ZaZa Disclosure Letter sets forth a complete and correct list of all the outstanding ZaZa Profits Interests and the names of the holders thereof.  ZaZa has made available to Toreador true and correct copies of the plans and agreements pursuant to which the ZaZa Profits Interests were granted and the plans and agreements evidencing the terms thereof, and all amendments thereto as of the date hereof.

(c)                                  There are no stockholder agreements, voting trusts or other agreements or understandings to which ZaZa or any of its Subsidiaries is a party or of which ZaZa is otherwise aware with respect to the voting of the membership interests or other equity interest of ZaZa or any of its Subsidiaries.

SECTION 5.04  Subsidiaries.  Section 5.04 of the ZaZa Disclosure Letter sets forth a true and correct list of all of the Subsidiaries of ZaZa, listing for each Subsidiary of ZaZa its name, its jurisdiction of organization, its authorized capital stock or other equity interests, its authorized capital stock or other equity interests and the current and record beneficial owner of such shares or interest.  Each of ZaZa’s Subsidiaries is duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the corporate, partnership or limited liability company or similar power, as the case may be, and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect.  All of the outstanding shares of capital stock or other securities of, or other ownership interests in, each of ZaZa’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by ZaZa free and clear of all Liens.  There are no existing options, rights of first refusal, conversion rights, preemptive rights, calls, puts, commitments, arrangements or obligations of any character, including voting agreements, proxies or similar arrangements relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of ZaZa.  ZaZa does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity that directly or indirectly conducts any activity which is material to ZaZa and its Subsidiaries taken as a whole.  The copies of ZaZa’s Subsidiaries’ certificates of incorporation, by-laws, limited liability company agreement, operating agreement and similar governing documents, as the case may be, previously made available to Toreador are true and correct and contain all amendments as of the date hereof.

SECTION 5.05  No Violation.  Neither ZaZa nor any of its Subsidiaries is, or has received notice or is otherwise aware that it would be with the passage of time, in violation of any term, condition or provision of (a) the ZaZa Organizational Documents; (b) the certificate of incorporation, by-laws, limited liability company agreement, operating agreement or comparable governing documents of any Subsidiary of ZaZa, (c) any loan or credit agreement, note, bond, mortgage, indenture, ZaZa Permit (as defined below), contract, agreement, joint venture, lease, license, franchise or other instrument or (d) any order of any Governmental Authority or law, rule or regulation to which ZaZa or any of its Subsidiaries or any of their respective properties or assets is subject, or is delinquent with respect to any report required to be filed with any Governmental Authority, except, in the case of matters described in clauses (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect.  ZaZa and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the “ZaZa Permits”), except where the failure so to hold would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect.  ZaZa and its Subsidiaries are in compliance with the terms of the ZaZa Permits, except where the failure so to comply would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect.  No investigation by any Governmental Authority with respect to ZaZa or any of its Subsidiaries is pending or, to the knowledge of ZaZa, threatened other than those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect.

SECTION 5.06  No Conflict.

(a)                                  Neither the execution and delivery by ZaZa of this Agreement nor the consummation by ZaZa of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of or create any rights in favor of any other party under the ZaZa Organizational Documents; (ii) conflict with or result in a breach of any provisions of or create any rights in favor of any other party under the certificate of incorporation, by-laws, limited liability company agreement, operating agreement or similar governing documents of any Subsidiary of ZaZa; (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of ZaZa or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to ZaZa or any of its Subsidiaries under any of the terms, conditions or provisions of, any ZaZa Permit and any loan or credit agreement, note, bond, mortgage, indenture, deed of trust or any license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which ZaZa or any of its Subsidiaries is a party, or by which ZaZa or any of its Subsidiaries or any of their properties is bound or affected; or (iv) contravene or conflict with or constitute a violation of any provision of any Applicable Laws binding upon or applicable to ZaZa or any of its Subsidiaries, except, in the case of matters described in clauses (iii) or (iv), as would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect.

(b)                                 Neither the execution and delivery by ZaZa of this Agreement nor the consummation by ZaZa of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any Governmental Authority, other than (i) the filings provided for in Article 2 and (ii) filings, consents, approvals and authorization required under applicable foreign competition or antitrust laws, the Exchange Act, the Securities Act or other applicable U.S. state securities and “blue sky” laws ((i) and (ii) collectively, the “ZaZa Regulatory Filings”), and listing on NASDAQ of the Company Common Stock to be issued in the Toreador Merger and the ZaZa Contribution, or pursuant to stock options or convertible or exchangeable securities of Toreador or ZaZa, except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not prevent or materially delay the consummation of the Toreador Merger and the ZaZa Contribution or otherwise prevent ZaZa from performing its obligations under this Agreement and would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect.

(c)                                  Other than as contemplated by Section 5.06(b), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of ZaZa’s material contracts or leases or for ZaZa to consummate the transactions contemplated hereby, except where the failure to receive such consents, assignments, waivers, authorizations or other certificates would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect.

SECTION 5.07  Financial Statements.

(a)                                  Section 5.07(a) of the ZaZa Disclosure Letter sets forth the following financial statements (the “ZaZa Financial Statements”): (i) the audited consolidated balance sheet of ZaZa and its Subsidiaries as of December 31, 2010 and as of December 31, 2009, and the related statements of income, changes in equity and cash flows for the years ending December 31, 2010 and December 31, 2009 (the “ZaZa Most Recent Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of ZaZa and its Subsidiaries as of June 30, 2011, and the related unaudited statements of operations and cash flows, respectively, for the six-month period ended on such date (the “ZaZa Most Recent Unaudited Financial Statements”).  Each of the ZaZa Financial Statements has been prepared in accordance with GAAP applied on a basis consistent with prior periods and fairly presents in all material respects the consolidated financial condition of ZaZa and its Subsidiaries as of its respective date and the consolidated results of operations and stockholders’ equity, or cash flows, as the case may be, of ZaZa and its Subsidiaries for the period covered thereby, subject, in the case of the ZaZa Most Recent Unaudited Financial Statements, to the absence of footnote disclosure and to normal, recurring end-of-period adjustments which are, in the aggregate, not material.

(b)                                 The financial books and records of ZaZa and its Subsidiaries have been maintained in accordance with customary business practices and fairly and accurately reflect, in all material respects, on a basis consistent with past periods and throughout the periods involved, (i) the consolidated financial position of ZaZa and its Subsidiaries and (ii) all transactions of ZaZa and its Subsidiaries, including all transactions between ZaZa or any of its Subsidiaries, on the one hand, and a Member on the other hand.  ZaZa has not received any advice or notification from its independent accountants that ZaZa has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of ZaZa or any of its Subsidiaries any properties, assets, liabilities, revenues, expenses, equity accounts or other accounts.

(c)                                  Except as reflected in the ZaZa Most Recent Unaudited Financial Statements, neither ZaZa nor any of its Subsidiaries has any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise that would be required to be reflected on, or reserved against in, a consolidated balance sheet of ZaZa or in the notes thereto prepared in accordance with GAAP consistently applied except for liabilities that may have arisen in the ordinary course of business since December 31, 2010 and which are not, and would not reasonably be expected to have, a ZaZa Material Adverse Effect.

SECTION 5.08  Litigation.  There are no actions, suits or proceedings pending against ZaZa or any of its Subsidiaries or, to ZaZa’s knowledge, threatened against ZaZa or any of its Subsidiaries, at law or in equity, or before or by any Governmental Authority, or that would reasonably be expected to have, individually or in the aggregate, a ZaZa Material Adverse Effect.  There are no outstanding judgments, decrees, injunctions, awards or orders against ZaZa or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect.

SECTION 5.09  Absence of Certain Changes.  Since December 31, 2010, each of ZaZa and its Subsidiaries has conducted its business in the ordinary course and in a manner consistent with past practice, and there has not been any event that has had or would be reasonably expected to have, individually or in the aggregate, a ZaZa Material Adverse Effect.  Without limiting the generality of the foregoing, since December 31, 2010, neither ZaZa nor any of its Subsidiaries has taken any action (or has failed to take any action) that would require the consent of Toreador under Section 6.02 if taken (or failed to be taken) after the date of this Agreement and prior to the Effective Time.

SECTION 5.10  Taxes.

(a)                                  ZaZa and each of its Subsidiaries (including any predecessor entities of the foregoing) have been classified as partnerships for all Tax purposes at all times since their respective date of formation, and no election has ever been made to classify ZaZa or any of its Subsidiaries as other than a partnership at any time for purposes of any Tax.

(b)                                 Each of ZaZa, its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which ZaZa of any of its Subsidiaries is a member has (i) duly filed (or there has been filed on its behalf) on a timely basis (taking into account any extensions of time to file on or before the date hereof) with appropriate Governmental Authorities all Tax Returns required to be filed at or before the Effective Time by or with respect to it and all such Tax Returns are complete and accurate in all respects and were prepared in compliance with all Applicable Laws, except to the extent that any failure to file would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect, (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with GAAP (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all Taxes required to be paid by it at or before the Effective Time other than those being contested in good faith by ZaZa or any of its Subsidiaries and except to the extent that any failure to pay or deposit or make adequate provision for the payment of such Taxes would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect and (iii) timely collected or withheld all Taxes that ZaZa or such respective Subsidiary has been required to collect or withhold, as applicable, and has timely paid, or will timely pay, such amounts to the proper Governmental Authority when due, except to the extent that any failure to make such withholding would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect.  Neither ZaZa nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.

(c)                                  (i) As of the date of this Agreement, there are no audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters, in each case, pending or, to the knowledge of ZaZa, threatened, except to the extent as would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect; (ii) except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any other examinations of ZaZa and its Subsidiaries by any taxing authority have been paid fully, settled or adequately provided for in the ZaZa Financial Statements; (iii) as of the date hereof, neither ZaZa nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Return of ZaZa or any of its Subsidiaries that will be outstanding as of the Effective Time; (iv) neither ZaZa nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement, except as would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect; (v) there are no Liens for Taxes on any assets of ZaZa or its Subsidiaries except for Taxes not yet currently due, with respect to matters being contested by ZaZa in good faith for which adequate reserves are reflected in the ZaZa Financial Statements and those that would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect; (vi) neither ZaZa nor any of its Subsidiaries has received notice in writing of any claim made by any Governmental Authority in a jurisdiction where ZaZa or such Subsidiary does not file Tax Returns that ZaZa or such Subsidiary is or may be subject to taxation by that jurisdiction, except to the extent as would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect; (vii) neither ZaZa nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2), except to the extent that such participation would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect; (viii) neither ZaZa nor any of its Subsidiaries has any liability for Taxes of any Person (other than ZaZa or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of other Applicable Law), except to the extent as would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect and (ix) neither ZaZa nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a “parachute payment” within the meaning of Section 280G of the Code.

(d)                                 Neither ZaZa nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any:

(i)                                     change in method of accounting for a taxable period ending on or prior to the Effective Time;

(ii)                                  “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Effective Time;

(iii)                               installment sale or open transaction disposition made on or prior to the Effective Time;

(iv)                              prepaid amount received on or prior to the Effective Time; or

(v)                                 election under Section 108(i) of the Code.

(e)                                  Neither ZaZa nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(f)                                    Neither ZaZa nor any of its Subsidiaries has received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(g)                                 As of the date of this Agreement, ZaZa has no plan or intention to cause the Toreador Surviving Corporation (directly or indirectly through certain Affiliates prescribed in Treasury Regulation Section 1.368-1(d)(4)) not to continue at least one significant historic business line of Toreador or not to use at least a significant portion of Toreador’s historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d)

SECTION 5.11  Employee Benefit Plans.  For purposes of this Section 5.11, the Subsidiaries of ZaZa shall include any enterprise which, with ZaZa, forms a controlled group of corporations, a group of trades or business under common control or an affiliated service group, within the meaning of Section 414(b), (c) or (m) of the Code.  All employee benefit plans, programs, arrangements and agreements covering active, former or retired employees, consultants, independent contractors or directors of ZaZa and its Subsidiaries which provide benefits to such employees are listed in Section 5.11 of the ZaZa Disclosure Letter (the “ZaZa Plans”).  ZaZa has made available to Toreador true, complete and correct copies of each ZaZa Plan, any related trust agreement, annuity or insurance contract or other funding vehicle, and: (a) each ZaZa Plan has been maintained and administered in material compliance with its terms and Applicable Law and is, to the extent required by Applicable Law or contract, fully funded without having any deficit or unfunded actuarial liability or adequate provision has been made therefor; (b) all required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof and Applicable Law; (c) each ZaZa Plan that is required or intended to be qualified under Applicable Law (including Section 401(a) of the Code) or registered or approved by a Governmental Authority is the subject of a favorable determination letter or opinion letter issued by the appropriate Governmental Authority or has otherwise been so qualified, registered or approved by the appropriate Governmental Authority, and nothing has occurred since the date of the last determination letter, opinion letter, qualification, registration or approval, as applicable, to adversely affect or cause the appropriate Governmental Authority to revoke such qualification, registration or approval; (d) to the extent applicable, the ZaZa Plans comply, in all material respects, with the requirements of ERISA, the Code and any other Applicable Laws, including with respect to Tax; (e) no ZaZa Plan is covered by Title IV of ERISA or Section 412 of the Code and ZaZa and its Subsidiaries have never maintained an employee benefit plan that was subject to Title IV of ERISA or Section 412 of the Code; (f) there are no pending or anticipated material claims against or otherwise involving any of the ZaZa Plans (other than routine claims brought for benefits) and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of ZaZa Plan activities) has been brought against or with respect to any ZaZa Plan; (g) all material contributions, reserves or premium payments required to be made as of the date hereof to the ZaZa Plans have been made or provided for; (h) neither ZaZa nor any of its Subsidiaries has incurred or reasonably expects to incur any liability under subtitle C or D of Title IV of ERISA with respect to any “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by ZaZa or any of its Subsidiaries; (i) neither ZaZa nor any of its Subsidiaries has incurred or reasonably expects to incur any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any “multi-employer plan” within the meaning of Section 4001(a)(3) of ERISA; (j) neither ZaZa nor any of its Subsidiaries has any material obligations for retiree health care and life or other employee welfare benefits under any ZaZa Plan or otherwise; (k) there have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any ZaZa Plan that would result in any material liability to ZaZa, any of its Subsidiaries or any ZaZa Plan; (l) there have been no acts or omissions by ZaZa or any of its Subsidiaries which have given rise to or may give rise to fines, penalties, Taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code that would result in any material liability to

ZaZa, any of its Subsidiaries or any ZaZa Plan; and (m) the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee, former employee, director or independent contractor of ZaZa or any of its Subsidiaries to severance pay or forgiveness of Indebtedness or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation, requirement or restriction pursuant to any ZaZa Plan.  With respect to all employee benefit plans, programs, arrangements, agreements and Contracts which provide material benefits to active, former or retired employees, consultants, independent contractors or directors of ZaZa and its Subsidiaries that are maintained by ZaZa and/or its Subsidiaries that are subject to the law of any jurisdiction outside of the United States (“ZaZa Foreign Plans”), such ZaZa Foreign Plans (i) have been established and maintained in accordance with all applicable requirements; (ii) if they are intended to qualify for special Tax treatment, meet all necessary requirements for such treatment; and (iii) if they are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with Applicable Law.

SECTION 5.12  Labor Matters.

(a)                                  Neither ZaZa nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization.

(b)                                 Neither ZaZa nor any of its Subsidiaries is subject to a dispute, strike or work stoppage, lockout or other labor controversy and to the knowledge of ZaZa, no such activity is threatened, except, in any such case, as would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect.

(c)                                  To ZaZa’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of ZaZa or any of its Subsidiaries except for the formation of which would not individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect.

(d)                                 ZaZa and its Subsidiaries are in compliance in all material respects with all Applicable Laws respecting employment and employment practices, harassment, discrimination, retaliation, terms and conditions of employment, immigration, workers’ compensation, long term disability, occupational safety, plant closings, compensation and benefits, wages and hours, proper classification of employee and independent contractors, and the payment of social security and other Taxes.

(e)                                  Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect, (i) neither ZaZa nor any of its Subsidiaries has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any Applicable Laws with respect to the employment of individuals by, or the employment practices of, ZaZa or any of its Subsidiaries or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses and (ii) there are no unfair labor practice charges or other employee-related complaints against ZaZa or any of its Subsidiaries pending or, to ZaZa’s knowledge, threatened, before any Governmental Authority by or concerning the employees working in their respective businesses.

SECTION 5.13  Environmental Matters.

(a)                                  Except as would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect, (i) ZaZa and each of its Subsidiaries are and have been in compliance in all respects with all applicable Environmental Laws; (ii) ZaZa and each of its Subsidiaries have obtained all Environmental Permits necessary for their operations as currently conducted and are in compliance with all such Environmental Permits, have applied for issuance or reissuance of Environmental Permits in a timely fashion, and have no knowledge of any reason that would preclude renewal, issuance or reissuance of Environmental Permits; (iii) there are no Environmental Claims pending or, to the knowledge of ZaZa, threatened against ZaZa or any of its Subsidiaries; (iv) neither ZaZa nor any of its Subsidiaries is party to any agreement, order, judgment, or decree by or with any Governmental Authority or third party imposing any liability or obligation on ZaZa or any of its Subsidiaries under any Environmental Law; (v) neither ZaZa nor any of its Subsidiaries has retained or assumed, either contractually or by operation of law, any liability or obligation that could reasonably be expected to form the basis of any Environmental Claim against, or any liability under any Environmental Law on,  ZaZa or any of its Subsidiaries; and (vi) ZaZa has delivered, or made available to Toreador, copies of any environmental assessments, reports, audits, studies, analyses, tests or monitoring possessed by, or reasonably available to, ZaZa or any of its Subsidiaries pertaining to compliance with, or liability under, Environmental Laws relating to ZaZa or any of its Subsidiaries, the ZaZa Facilities, any real property formerly owned, leased or operated by ZaZa or any of its Subsidiaries.

(b)                                 For purposes of this Agreement, “ZaZa Facilities” means all real property owned, leased, or operated by ZaZa or any of its Subsidiaries and any buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related capital items and other tangible property located on, in, under, or above the real property of ZaZa or any of its Subsidiaries.

SECTION 5.14  Intellectual Property.  ZaZa and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, know-how, trade secrets, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, free and clear of Liens, except where the failure to own or possess such licenses and other rights would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect.  Except in the ordinary course of business, neither ZaZa nor any of its Subsidiaries has granted to any other person any license to use any of the foregoing.  The conduct of ZaZa’s and its Subsidiaries’ respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others, except as would not, individually or in the aggregate, reasonably be expected to have a

ZaZa Material Adverse Effect.  There is no material infringement of any proprietary right owned by or licensed by or to ZaZa or any of its Subsidiaries.

SECTION 5.15  Title to Properties.

(a)                                  Except for goods and other property sold, used or otherwise disposed of in the ordinary course of business for fair value since the date of the ZaZa Most Recent Audited Financial Statements, ZaZa or its Subsidiaries has (i) good and defensible title for oil and gas purposes to all of the Oil and Gas Interests reflected in the ZaZa Reserve Report and in the December 31, 2010 consolidated financial statements of ZaZa and its Subsidiaries and (ii) good and marketable title to all its or its Subsidiaries’ other assets, real and personal, reflected in the December 31, 2010 consolidated financial statements of ZaZa and its Subsidiaries, in each case free and clear of any Lien, except: (A) Liens reflected in the consolidated balance sheet of ZaZa and its Subsidiaries as of December 31, 2010; (B) Liens for current Taxes not yet due and payable; (C) such imperfections of title, easements and Liens as would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect; and, (D) solely with respect to the assets referred to in clause (i) above, Production Burdens.

(b)                                 Section 5.15(b)(i) of the ZaZa Disclosure Letter sets forth, as of the date hereof, ZaZa’s and its Subsidiaries’ average net revenue interests (working interest less Production Burdens) on an 8/8ths basis in the ZaZa Wells.  Section 5.15(b)(ii) of the ZaZa Disclosure Letter set forth as of the date hereof ZaZa’s and its Subsidiaries’ average lessor royalty burden with respect to leases entered into or renewed by ZaZa or any of its Subsidiaries since December 31, 2009 in each of ZaZa’s and its Subsidiaries’ shale plays.

(c)                                  All leases and other agreements pursuant to which ZaZa or any of its Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid, and effective, and there is not, under any such leases or agreements, any existing or prospective default or event of default or event which, with notice or lapse of time, or both, would constitute a default by ZaZa or any of its Subsidiaries, and, except as would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect.

(d)                                 All major items of operating equipment of ZaZa and its Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair (ordinary wear and tear excepted) except as would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect.

SECTION 5.16  Insurance.  ZaZa and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance).

SECTION 5.17  No Brokers.  ZaZa has not entered into any Contract with any person which may result in the obligation of ZaZa, the Company or Toreador to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that ZaZa has retained Rodman & Renshaw, to provide financial advice with respect to the

Combination.  ZaZa’s arrangements with such investment banks have been disclosed in writing to Toreador prior to the date hereof.

SECTION 5.18  Toreador Stock Ownership.  Neither ZaZa nor any of its Subsidiaries owns any shares of capital stock of Toreador or any other securities convertible into or otherwise exercisable to acquire capital stock of Toreador.

SECTION 5.19  Certain Approvals.  No state anti-takeover statute, similar statute or regulation or anti-takeover provision in the ZaZa Organizational Documents are applicable to the Combination, the ZaZa Contribution, this Agreement or the transactions contemplated hereby. ZaZa is not a party to any “stockholder rights plan” or similar anti-takeover plan or device.

SECTION 5.20  Relationships with Related Parties.

(a)                                  No officer, director, or Member of ZaZa or any of its Subsidiaries nor any Affiliate of any of the foregoing (a) has any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of ZaZa or any of its Subsidiaries as currently conducted or contemplated to be conducted or (b) is a party to any Contract (except for employment, stock option, restricted stock and similar agreements) with ZaZa or any of its Subsidiaries, including with respect to compensation or remuneration to be paid to such officer, director, Member or Affiliate in connection with this Agreement or the transactions contemplated by this Agreement.

For purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  As used in this definition and otherwise in this Agreement, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; and

“Contract” means any contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease, license, sales or purchase order, warranty, commitment or other instrument, obligation or binding arrangement or understanding of any kind, whether written or oral.

(b)                                 Neither ZaZa nor any of its Subsidiaries is indebted, directly or indirectly, to any Person who is an Affiliate, Member, officer or director of ZaZa or any of its Subsidiaries in any amount whatsoever, other than for salaries for services rendered or reimbursable business expenses, nor is any such Affiliate, Member, officer or director indebted to ZaZa or any of its Subsidiaries, except for advances made to employees of ZaZa or any of its Subsidiaries in the ordinary course of business consistent with past practice to meet reimbursable business expenses reasonably anticipated to be incurred by such obligor.

SECTION 5.21  Internal Controls.

(a)                                  ZaZa maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(b)                                 Since December 31, 2010, ZaZa has not identified or been made aware of any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect ZaZa’s ability to record, process, summarize and report financial information of ZaZa and its Subsidiaries on a consolidated basis, provided, however, ZaZa has not undertaken to identify any significant deficiencies or material weaknesses.

(c)                                  Neither ZaZa nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract or arrangement relating to any transaction, arrangement or relationship between or among ZaZa or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving ZaZa or any of its Subsidiaries in ZaZa’s consolidated financial statements.

SECTION 5.22  Qualification as a Nonrecognition Transaction for Tax Purposes.  Neither ZaZa nor any of its Subsidiaries has taken any action (or failed to take any action) which action or failure would prevent the receipt of Company Common Stock in exchange for ZaZa Membership Interests and Lara Sub Shares from qualifying, together with the Toreador Merger, as a nonrecognition transaction under Section 351 of the Code.

SECTION 5.23  Certain Contracts.

(a)                                  Except for this Agreement and except as set forth in Section 5.23 of the ZaZa Disclosure Letter, neither ZaZa nor any of its Subsidiaries is a party to or bound by any Contract that is:

(i)                                     a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the Securities Act);

(ii)                                  a non-competition agreement or any other agreement or obligation which purports to limit the manner in which, or the localities in which, ZaZa or any of its Subsidiaries conduct or may conduct business,

(iii)                               an agreement providing for the sale by ZaZa or any of its Subsidiaries of Hydrocarbons which contains a material “take-or-pay” clause or any similar material prepayment or forward sale arrangement or obligation to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor;

(iv)                              a transportation, processing or treatment agreement involving the transportation of more than 100 barrels (equivalent) of Hydrocarbons per day;

(v)                                 a Contract that creates a partnership or joint venture or similar arrangement pursuant to which ZaZa or any of its Subsidiaries is a party;

(vi)                              a joint development agreement, exploration agreement, or acreage deduction agreement (excluding, in respect of each of the foregoing, customary joint operating agreements) that is material to the operation of ZaZa and its Subsidiaries, taken as a whole);

(vii)                           a settlement or similar agreement with any Governmental Authority or any order or consent of a Governmental Authority involving future performance by ZaZa or any of its Subsidiaries that is material to ZaZa and its Subsidiaries taken as a whole; or

(viii)                        any lease for any ZaZa Well.

All Contracts of the type described in this Section 5.23(a) (including those described in Section 5.23(a) of the ZaZa Disclosure Letter) are referred to herein as the “ZaZa Material Contracts”).

(b)                                 As of the date of this Agreement, each ZaZa Material Contract is in full force and effect, and ZaZa and each of its Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each ZaZa Material Contract to which they are party, except where such failure to be in full force and effect or such failure to perform, individually or in the aggregate, has not had and is not reasonably expected to have a ZaZa Material Adverse Effect. Except for such matters as, individually or in the aggregate, have not had and would not reasonably be expected to have a ZaZa Material Adverse Effect, neither ZaZa nor any of its Subsidiaries (x) knows of, or has received written notice of, any breach of or violation or default under (nor, to the knowledge of ZaZa, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any ZaZa Material Contract or (y) has received written notice of the desire of the other party or parties to any such ZaZa Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder. Each ZaZa Material Contract is enforceable by ZaZa or a Subsidiary of ZaZa in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity, except where such unenforceability does not constitute, individually or in the aggregate, a ZaZa Material Adverse Effect.

SECTION 5.24  Foreign Corrupt Practices Act.  Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect, as of the date of this Agreement:

(a)                                  In connection with ZaZa’s and its Subsidiaries’ compliance with the Foreign Corrupt Practices Act, there have been no voluntary disclosures under the Foreign Corrupt Practices Act.

(b)                                 No Governmental Authority has notified ZaZa or any of its Subsidiaries in writing of any actual or alleged violation or breach of the Foreign Corrupt Practices Act or any other similar Applicable Law.

(c)                                  Neither ZaZa nor any of its Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records, in each case conducted by a Governmental Authority and relating to ZaZa’s or its Subsidiaries’ compliance with the Foreign Corrupt Practices Act or any other similar Applicable Law, and to ZaZa’s knowledge, there is no basis for any such audit, review, inspection, investigation, survey or examination of records by a Governmental Authority.

(d)                                 Neither ZaZa nor any of its Subsidiaries has been or is now under any administrative, civil or criminal charge or indictment or, to ZaZa’s knowledge, investigation, alleging noncompliance with the Foreign Corrupt Practices Act or any other similar Applicable Law nor, to ZaZa’s knowledge, is there any basis for any such charge, indictment or investigation.

(e)                                  Neither ZaZa nor any of its Subsidiaries has been or is now a party to any administrative or civil litigation alleging noncompliance with the Foreign Corrupt Practices Act or any other similar Applicable Law nor, to ZaZa’s knowledge, is there any basis for any such proceeding.

(f)                                    Neither ZaZa nor any of its Subsidiaries, nor any of their Affiliates, members, managers, officers and employees nor any other Person acting on behalf of any of them has made any offer, payment, promise to pay, or authorization for the payment of any money, or any offer, gift, promise to give, or authorization of the giving of anything in value, which would cause ZaZa or any of its Subsidiaries, or any of its or their Affiliates, members, managers, officers or employees or any other Person acting on behalf of any of them, to have violated or be in violation of the Foreign Corrupt Practices Act or any other similar Applicable Law.

SECTION 5.25  Reserve Report.  ZaZa has delivered or made available to Toreador true and correct copies of all reports internally prepared by ZaZa or its Subsidiaries estimating ZaZa’s and its Subsidiaries’ proved oil and gas reserves (the “ZaZa Report Preparer”), concerning the Oil and Gas Interests of ZaZa and its Subsidiaries (the “ZaZa Reserve Report”). Except as, individually or in the aggregate, would not be material to ZaZa and its Subsidiaries, taken as a whole, the factual, non-interpretative data provided by ZaZa to the ZaZa Report Preparer in connection with the preparation of the ZaZa Reserve Report that was material to such ZaZa Report Preparer’s estimates of the oil and gas reserves set forth in the ZaZa Reserve Report was, as of the time provided (or as modified or amended prior to the issuance of the ZaZa Reserve Report), accurate, and ZaZa has no knowledge of any material errors in the assumptions and estimates provided by ZaZa to the ZaZa Report Preparer in connection with its preparation of the ZaZa Reserve Report. To the knowledge of ZaZa, the estimates of proved oil and gas reserves provided by ZaZa to the ZaZa Report Preparer in connection with the preparation of the ZaZa Reserve Report were, as of the time provided (or as modified or amended prior to the issuance of the ZaZa Reserve Report), prepared in accordance with the definitions contained in Rule 4-10(a) of Regulation S-X promulgated by the SEC. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices)

and normal depletion by production, there has been no change in respect of the matters addressed in the ZaZa Reserve Report that has had or would, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect.

SECTION 5.26  Oil and Gas Interests.  Except for obligations incurred in the ordinary course of business, Section 5.26 of the ZaZa Disclosure Letter sets forth as of the date of this Agreement ZaZa’s and its Subsidiaries’ obligations to drill additional wells or conduct other material development operations.  Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect:

(a)                                  all proceeds from the sale of ZaZa’s and its Subsidiaries’ share of the Hydrocarbons being produced from its Oil and Gas Interests are currently being paid in full to ZaZa or its Subsidiaries by the purchasers thereof on a timely basis, and none of such proceeds are currently being held in suspense by such purchaser or any other party;

(b)                                 except as otherwise set forth in a ZaZa Material Contract, no person has any call upon or option to purchase with respect to any portion of the production from the Oil and Gas Interests of ZaZa and its Subsidiaries from and after the Closing Date;

(c)                                  (i) all of the Hydrocarbon, water or injection wells in which ZaZa or its Subsidiaries has an Oil and Gas Interest (the “ZaZa Wells”) have been drilled and completed within the boundaries of such property or within the limits otherwise permitted by contract, pooling or unit agreement, and Applicable Law, and all drilling and completion of the Wells included in each property, to ZaZa’s knowledge, and all development and operations on such property have been conducted in compliance with all Applicable Law, ordinances, rules, regulations and permits, and judgments, orders and decrees of any Governmental Authority and (ii) no ZaZa Well included on any property is subject to penalties on allowables after the date hereof because of any overproduction or any other violation of Applicable Law, rules, regulations or permits or judgments, orders or decrees of any Governmental Authority which would prevent such well from being entitled to its full legal and regular allowable from and after the date hereof as prescribed by any Governmental Authority;

(d)                                 no ZaZa Wells are shut-in or incapable of producing for which ZaZa or its Subsidiaries have or will have any liability to plug and abandon, to ZaZa’s knowledge, or have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each Governmental Authority having jurisdiction over the Oil and Gas Interests;

(e)                                  there are no wellhead or pipeline imbalances attributable to the Oil and Gas Interests of ZaZa or its Subsidiaries;

(f)                                    neither ZaZa nor any of its Subsidiaries is obligated, under a take-or-pay or similar arrangement, or by virtue of an election to non-consent or to not participate in a past or current operation pursuant to the applicable operating agreements, to produce Hydrocarbons, or allow Hydrocarbons to be produced, without receiving full payment at the time of delivery; and

(g)                                 to ZaZa’s knowledge, there are no outstanding authorizations for expenditures or any written commitments or proposals to conduct operations in respect of the Oil and Gas

Interests of ZaZa or its Subsidiaries which are required to be approved by non-operators under the terms of the applicable operating agreement.

SECTION 5.27  No Additional Representations.  Notwithstanding anything contained in this Agreement to the contrary, ZaZa acknowledges and agrees that neither Toreador nor any other Person has made or is making any representations or warranties relating to Toreador whatsoever, express or implied, beyond those expressly given by Toreador in Article 4 hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Toreador furnished or made available to ZaZa or any of its Representatives. Without limiting the generality of the foregoing, ZaZa acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to ZaZa or any of its Representatives.  ZaZa has not relied on any representations or warranties relating to Toreador in determining to enter into this Agreement, except as expressly given by Toreador in Article 4 hereof.

ARTICLE 6

Covenants

SECTION 6.01  Conduct of Toreador’s Businesses.  Prior to the Effective Time, except as expressly set forth in the Toreador Disclosure Letter or as expressly permitted by any other provision of this Agreement, unless ZaZa has consented in writing thereto (which consent shall not be unreasonably withheld, delayed or conditioned), Toreador:

(a)                                  shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary course;

(b)                                 shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their respective business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

(c)                                  shall not amend its certificate of incorporation or articles of incorporation, as applicable, or by-laws or effect any stock split or reverse stock split;

(d)                                 shall not, and shall not permit its Subsidiaries to, (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights or upon the settlement of restricted stock in each case existing on the date hereof or pursuant to the conversion of any 8.00%/7.00% Convertible Notes, issue any shares of its capital stock (other than to Toreador or one of its wholly-owned Subsidiaries) except for grants of Toreador Restricted Shares; (ii) grant, confer or award any option, warrant, conversion right or other right to acquire any shares of its capital stock, except for grants of Toreador Restricted Shares; (iii) increase any compensation or benefits of employees, officers, or directors, except for non-material increases in benefits in the ordinary course of business consistent with past practice, or enter into or amend any employment, severance, change in control, retention, or similar plans, arrangements or agreements with any of its present or future officers or directors, except (A)

offer letters that do not provide for severance with new employees consistent with past practice or (B) amendments to the extent required by Applicable Law, or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend (except to the extent required by Applicable Law) any existing employee benefit plan in any material respect;

(e)                                  shall not, and shall not permit its Subsidiaries to (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock (except for dividends and distributions from Subsidiaries of Toreador to Toreador or any of its Subsidiaries) or (ii) except to the extent otherwise permitted pursuant to Section 6.01(d), redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries or any option, warrant, conversion right or other right to acquire such shares, or make any commitment for any such action;

(f)                                    shall not, and shall not permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of (by merger or otherwise), or enter into a contract to sell, lease, encumber or otherwise dispose of (by merger or otherwise), of any of its assets (including capital stock of Subsidiaries) or properties, except for (i) sales of inventory or products in the ordinary course of business and (ii) sales of surplus or obsolete equipment;

(g)                                 shall not, and shall not permit any of its Subsidiaries to, enter into any joint venture outside of the ordinary course of business, enter into any partnership or make any election to treat any venture with a third party as a partnership, make or commit to make capital expenditures, or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets or securities, except that Toreador and its Subsidiaries may make and commit to make capital expenditures and such acquisitions relating to the exploration, production or development of oil and gas properties that do not involve payments by it and its Subsidiaries that, in the aggregate, exceed $2,000,000;

(h)                                 except as may be required as a result of a change in Applicable Law or in generally accepted accounting principles, change, or permit any of its Subsidiaries to change, any of the accounting principles or practices used by it;

(i)                                     shall, and shall cause each of its Subsidiaries to, use reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such party;

(j)                                     shall not, and shall not permit any of its Subsidiaries to, institute, settle, or agree to settle any action, suit, litigation, investigation or proceeding pending or threatened before any arbitrator, court or other Governmental Authority for amounts in excess of $100,000 individually or $200,000 in the aggregate;

(k)                                  shall not, and shall not permit any of its Subsidiaries to, waive, release or assign any claims or rights having a value in excess of $100,000 individually or $200,000 in the aggregate;

(l)                                     shall, and shall cause each of its Subsidiaries to, complete and file, consistent with past practice, all Tax Returns required to be filed by them and their respective Subsidiaries and shall pay all amounts shown due on such Tax Returns;

(m)                               shall not, and shall not permit any of its Subsidiaries to, (i) make or rescind any material express or deemed election relating to Taxes unless it is reasonably expected that such action will not, individually or in the aggregate, materially and adversely affect Toreador, ZaZa or the Company, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except where such settlement or compromise will not, individually or in the aggregate, materially and adversely affect Toreador, ZaZa or the Company, (iii) make any amendment to any Tax Return, except for such amendments that are reasonably expected not to, individually or in the aggregate, materially and adversely affect Toreador, ZaZa or the Company, (iv) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, other than in the ordinary course of business or (v) change in any material respect any of its methods of reporting any item for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by Applicable Law and except for such changes that are reasonably expected not to, individually or in the aggregate, materially and adversely affect Toreador, ZaZa or the Company;

(n)                                 shall not, and shall not permit any of its Subsidiaries to, (i) incur any Indebtedness for borrowed money in excess of $2,000,000 in the aggregate, except for its Permitted Indebtedness, (ii) except in the ordinary course of business, enter into any material lease (whether such lease is an operating or capital lease) or create any material mortgages, liens, security interests or other encumbrances on the property of Toreador or any of its Subsidiaries in connection with any Indebtedness thereof, except for liens securing Permitted Indebtedness, or (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to Toreador or any of its Subsidiaries and other than for cash management purposes in the ordinary course of business;

(o)                                 except in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries to, enter into, amend, modify, extend or terminate any Toreador Material Contact, or waive any rights or claims thereunder;

(p)                                 shall not, and shall not permit any of its Subsidiaries to, enter into new contracts to sell Hydrocarbons other than in the ordinary course of business, but in no event having a duration of more than six months;

(q)                                 (i) shall not, and shall not permit any of its Subsidiaries to, engage in any exploration, development, drilling, well completion or other development activities, other than in the ordinary course of business, or (ii) create or incur any Production Burden on any of Toreador’s or any of its Subsidiaries’ Oil and Gas Interests or other properties or assets with a cost-free interest in any given year in excess of 30%;

(r)                                    shall not, and shall not permit any of its Subsidiaries to, enter into any commitment or agreement to license or purchase seismic data that will cost in excess of $200,000, other than pursuant to agreements or commitments existing on the date hereof;

(s)                                  shall not, and shall not permit any of its Subsidiaries to, non-consent or agree to non-consent with respect to any Oil and Gas Interests;

(t)                                    subject to Sections 6.03, 6.05 and 6.06, shall not, and shall not permit its Subsidiaries to, take any action that would reasonably be expected to delay materially or adversely affect the ability of any of the parties hereto to (1) obtain any consent, authorization, order or approval of any Governmental Authority or the expiration of any applicable waiting period required to consummate the Combination or (2) consummate the Combination;

(u)                                 shall not, and shall not permit its Subsidiaries to, terminate, amend, modify or waive any provision of any confidentiality agreement to which it or any of its respective Subsidiaries is a party; and during such period shall enforce, to the fullest extent permitted under Applicable Law, the confidentiality provisions of such agreement, including by obtaining injunctions to prevent any breaches of such provisions and to enforce specifically such provisions thereof in any court of the United States of America or any state having jurisdiction;

(v)                                 shall not cause the acceleration of rights, benefits or payments under any Toreador Plans other than any such acceleration resulting from the consummation of the Combination and the transactions expressly provided for herein;

(w)                               except in the ordinary course of business, shall not, and shall not permit its Subsidiaries to, enter into forward sales contracts, fixed price contracts, fixed price swaps, collars, options or other hedging arrangements, except as permitted by such programs currently in effect and approved by Toreador’s Board of Directors as of the date hereof;

(x)                                   shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Toreador or any of its Subsidiaries (other than the Combination and the Toreador Merger and other than a merger among wholly-owned Subsidiaries of Toreador), or enter into any agreement with respect to the voting of its capital stock or other securities held by Toreador or any of its Subsidiaries;

(y)                                 shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to retain cash and cash equivalents as reasonably necessary to avoid the mutual condition set forth in Section 7.01(h) hereof failing to be satisfied; and

(z)                                   shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any of the foregoing actions.

SECTION 6.02  Conduct of ZaZa’s Businesses.  Prior to the Effective Time, except as expressly set forth in the ZaZa Disclosure Letter or as expressly permitted by any other provision of this Agreement, unless Toreador, has consented in writing thereto (which consent shall not be unreasonably withheld, delayed or conditioned), ZaZa:

(a)                                  shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary course;

(b)                                 shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their respective business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

(c)                                  shall not amend the ZaZa Organizational Documents or the certificate of incorporation, by-laws or comparable organizational documents of any of its Subsidiaries or effect any split or reverse split of the ZaZa Membership Interests or any shares of capital stock of its Subsidiaries;

(d)                                 shall not, and shall not permit its Subsidiaries to, (i) issue any ZaZa Membership Interests or shares of capital stock of any of its Subsidiaries (other than to ZaZa or one of its wholly-owned Subsidiaries); (ii) grant, confer or award any option, warrant, conversion right or other right to acquire any ZaZa Membership Interests or shares of capital stock of any of its Subsidiaries; (iii) increase any compensation or benefits of employees, officers, or directors, except for non-material increases in benefits in the ordinary course of business consistent with past practice, or enter into or amend any employment, severance, change in control, retention, or similar plans, arrangements or agreements with any of its present or future officers or directors, except (A) offer letters that do not provide for severance with new employees consistent with past practice or (B) amendments to the extent required by Applicable Law, or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend (except to the extent required by Applicable Law) any existing employee benefit plan in any material respect;

(e)                                  shall not, and shall not permit its Subsidiaries to (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any ZaZa Membership Interests or equity interests of any of its Subsidiaries, except for (w) dividends and distributions from Subsidiaries of ZaZa to ZaZa, (x) distributions to the Members as a return of their capital in ZaZa, not to exceed $13,900,000 in the aggregate (any such distributions made prior to Closing are referred to herein collectively as the “Pre-Closing Distributions”), (y) distributions necessary for the Members to pay Taxes allocable to net gain and net income of ZaZa in accordance with the ZaZa Organizational Documents for any period ending on or before December 31, 2010 (and such tax distributions under this clause (y) shall be permitted notwithstanding any provision to the contrary in this Agreement and shall not be deemed to constitute a breach or violation of any other covenant or agreement in this Agreement), and (z) distributions necessary for the Members to pay Taxes allocable to net gain and net income of ZaZa in accordance with the ZaZa Organizational Documents for any period beginning after December 31, 2010 and preceding the Effective Time (provided that if the Effective Time has not occurred on or before January 14, 2012, such tax distributions under this clause (z) shall be thereafter permitted notwithstanding any provision to the contrary in this Agreement and shall not be deemed to constitute a breach or violation of any other covenant or agreement in this Agreement) (to the extent that such tax distributions under this clause (z) have not been made prior to the Effective Time, the “Tax Distributions”), provided, however, that any distributions made under clause (x) above or made prior to January 14, 2012 under clause (z) above shall only be permitted if and to the extent that such distributions, together with all other payments or distributions made or to be made by ZaZa prior to, as of or in connection with the Closing, would not reasonably be expected to cause the mutual condition set forth in Section 7.01(h) hereof to fail to be satisfied, (ii) pay to any Member or the controlling person of any Member any compensation, including back salary, bonuses, incentive compensation and other compensation payable in respect of periods prior to the Closing or in connection with the transactions contemplated hereby (other than base salary and benefits in the ordinary course of business consistent with past practice) (such amounts owing under existing employment agreements provided to Toreador prior to the date hereof in excess of base salary and benefits, “Additional Compensation”), provided, however, that Additional Compensation may only be paid if and to the extent that such payments, together with all other payments or distributions made or to be made by ZaZa prior to, as of or in connection with the Closing, would not reasonably be expected to cause the mutual condition set forth in Section 7.01(h) hereof to fail to be satisfied, (iii) repay any of the loans made to ZaZa prior to the date hereof by any Member or the controlling person of any ZaZa Member (the “Member Loans”), provided, however, that such Member Loans may only be repaid to the extent that such repayments, together with all other payments or distributions made or to be made by ZaZa prior to, as of or in connection with the Closing, would not reasonably be expected to cause the mutual condition set forth in Section 7.01(h) hereof to fail to be satisfied, or (iv) redeem, purchase or otherwise acquire any ZaZa Membership Interests or equity interests of any of its Subsidiaries or any option, warrant, conversion right or other right to acquire such ZaZa Membership Interests or shares, or make any commitment for any such action;

(f)                                    shall not, and shall not permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of (by merger or otherwise), or enter into a contract to sell, lease, encumber or otherwise dispose of (by merger or otherwise), of any of its assets (including capital stock of Subsidiaries) or other properties, except for (i) sales of inventory or products in the ordinary course of business and (ii) sales of surplus or obsolete equipment;

(g)                                 shall not, and shall not permit any of its Subsidiaries to, enter into any joint venture outside the ordinary course of business, enter into any partnership or make any election to treat any venture with a third party as a partnership, make or commit to make capital expenditures, or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets or securities, except that ZaZa and its Subsidiaries may make and commit to make capital expenditures and such acquisitions relating to the exploration, production or development of oil and gas properties that do not involve payments by it and its Subsidiaries that, in the aggregate, exceed $10,000,000.

(h)                                 except as may be required as a result of a change in law or in generally accepted accounting principles, change, or permit any of its Subsidiaries to change, any of the accounting principles or practices used by it;

(i)                                     shall, and shall cause each of its Subsidiaries to, use reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such party;

(j)                                     shall not, and shall not permit any of its Subsidiaries to, institute, settle, or agree to settle any action, suit, litigation, investigation or proceeding pending or threatened before any arbitrator, court or other Governmental Authority for amounts in excess of $100,000 individually or $200,000 in the aggregate;

(k)                                  shall not, and shall not permit any of its Subsidiaries to, waive, release or assign any claims or rights having a value in excess of $100,000 individually or $200,000 in the aggregate;

(l)                                     shall, and shall cause each of its Subsidiaries to, complete and file, consistent with past practice, all Tax Returns required to be filed by them and their respective Subsidiaries and shall pay all amounts shown due on such Tax Returns;

(m)                               shall not, and shall not permit any of its Subsidiaries to, (i) make or rescind any material express or deemed election relating to Taxes unless it is reasonably expected that such action will not, individually or in the aggregate, materially and adversely affect Toreador, ZaZa or the Company, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes except where such settlement or compromise will not, individually or in the aggregate, materially and adversely affect Toreador, ZaZa or the Company, (iii) make any material amendment to any Tax Return except for such amendments that are reasonably expected not to, individually or in the aggregate, materially and adversely affect Toreador, ZaZa or the Company, (iv) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, other than in the ordinary course of business or (v) change in any material respect any of its methods of reporting any item for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by Applicable Law and except for such changes that are reasonably expected not to, individually or in the aggregate, materially and adversely affect Toreador, ZaZa or the Company;

(n)                                 shall not, and shall not permit any of its Subsidiaries to, (i) incur any Indebtedness for borrowed money in excess of $2,000,000, except for its Permitted Indebtedness, (ii) except in the ordinary course of business, enter into any material lease (whether such lease is an operating or capital lease) or create any material mortgages, liens, security interests or other encumbrances on the property of ZaZa or any of its Subsidiaries in connection with any Indebtedness thereof, except for liens securing Permitted Indebtedness, or (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to ZaZa or any of its Subsidiaries and other than for cash management purposes in the ordinary course of business;

(o)                                 except in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries to, enter into, amend, modify, extend or terminate any ZaZa Material Contact, or waive any rights or claims thereunder;

(p)                                 shall not, and shall not permit any of its Subsidiaries to, enter into new contracts to sell Hydrocarbons other than in the ordinary course of business, but in no event having a duration of more than six months;

(q)                                 (i) shall not, and shall not permit any of its Subsidiaries to, engage in any exploration, development, drilling, well completion or other development activities, other than in the ordinary course of business, or (ii) create or incur any Production Burden on any of ZaZa’s or any of its Subsidiaries’ Oil and Gas Interests or other properties or assets with a cost-free interest in any given year in excess of 30%;

(r)                                    shall not, and shall not permit any of its Subsidiaries to, enter into any commitment or agreement to license or purchase seismic data that will cost in excess of $200,000, other than pursuant to agreements or commitments existing on the date hereof;

(s)                                  shall not, and shall not permit any of its Subsidiaries to, non-consent or agree to non-consent with respect to any Oil and Gas Interests;

(t)                                    subject to Section 6.06, shall not, and shall not permit its Subsidiaries to, take any action that would reasonably be expected to delay materially or adversely affect the ability of any of the parties hereto to (1) obtain any consent, authorization, order or approval of any Governmental Authority or the expiration of any applicable waiting period required to consummate the Combination or (2) consummate the Combination;

(u)                                 shall not, and shall not permit its Subsidiaries to, terminate, amend, modify or waive any provision of any confidentiality agreement to which it or any of its respective Subsidiaries is a party; and during such period shall enforce, to the fullest extent permitted under Applicable Law, the confidentiality provisions of such agreement, including by obtaining injunctions to prevent any breaches of such provisions and to enforce specifically such provisions thereof in any court of the United States of America or any state having jurisdiction;

(v)                                 shall not cause the acceleration of rights, benefits or payments under any ZaZa Plans;

(w)                               except in the ordinary course of business, shall not, and shall not permit its Subsidiaries to, enter into forward sales contracts, fixed price contracts, fixed price swaps, collars, options or other hedging arrangements, except as permitted by such programs currently in effect and approved by ZaZa’s managers as of the date hereof;

(x)                                   shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of ZaZa or any of its Subsidiaries (other than the Combination and the ZaZa Contribution and other than a merger among wholly-owned Subsidiaries of ZaZa), or enter into any agreement with respect to the voting of its capital stock or other securities held by ZaZa or any of its Subsidiaries;

(y)                                 shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to retain cash and cash equivalents as reasonably necessary to avoid the mutual condition set forth in Section 7.01(h) hereof failing to be satisfied; and

(z)                                   shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any of the foregoing actions.

SECTION 6.03  No Solicitation By Toreador.

(a)                                  Toreador agrees that it and its Subsidiaries (i) will not (and it will instruct and use its reasonable best efforts not to permit their officers, directors, employees, agents or representatives, including, without limitation, any investment banker, attorney or accountant (collectively, “Representatives”), to), directly or indirectly through another person, initiate, solicit or knowingly encourage (including by way of furnishing material non-public information), or knowingly facilitate, any Toreador Acquisition Proposal (as defined below) or participate or engage in any discussions or negotiations concerning, or provide any non-public information or data relating to Toreador or any of its Subsidiaries in connection with, a Toreador Acquisition Proposal; and (ii) will, and will cause its Representatives to, immediately cease and cause to be terminated any existing discussions, solicitations or negotiations with any third parties conducted heretofore with respect to any of the foregoing.  Notwithstanding the foregoing, at any time prior to the Toreador Cutoff Date (as defined in Section 6.03(e)), in response to a bona fide written unsolicited Toreador Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.03(a) and that the Board of Directors of Toreador determines in good faith (after consultation with outside counsel and a financial advisor of internationally recognized reputation) could reasonably be expected to lead to a Toreador Superior Proposal (as defined below), Toreador may, if its Board of Directors determines in good faith (after consultation with outside counsel) that the failure to do so could be inconsistent with its fiduciary duties under Applicable Law, (A) furnish information with respect to Toreador and its Subsidiaries to the person making such Toreador Acquisition Proposal (and its Representatives and financing sources) pursuant to a customary confidentiality agreement no less restrictive (including with respect to standstill provisions) on the other party than the Toreador/ZaZa Confidentiality Agreements) and (B) participate in discussions or negotiations with the person making such Toreador Acquisition Proposal (and its Representatives); provided, however, that (i) ZaZa shall be entitled to receive an executed copy of such confidentiality agreement prior to or substantially simultaneously with Toreador furnishing information to the person making such Toreador Acquisition Proposal or its Representatives and (ii) Toreador shall simultaneously provide or make available to ZaZa any material non-public information concerning Toreador or any of its Subsidiaries that is provided to the person making such Toreador Acquisition Proposal or its Representatives which was not previously provided or made available to ZaZa).

For purposes of this Agreement, “Toreador Acquisition Proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transaction, of assets or businesses that constitute 20% or more of the revenues, net income or the assets of Toreador and its Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of Toreador or any of its Significant Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Toreador or any of its Significant Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Toreador or any of its Subsidiaries pursuant to which any person or the stockholders of any person would own 20% or more of any class of equity securities of Toreador or any of its Significant Subsidiaries or of any resulting parent company of Toreador or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

For purposes of this Agreement, “Toreador Superior Proposal” means any bona fide written proposal or offer made by a third party that if consummated would result in such person’s (or its stockholders’) owning, directly or indirectly, more than 50% of the shares of Toreador Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of Toreador, which (i) the Board of Directors of Toreador determines in good faith (after consultation with a financial advisor and outside counsel) to be more favorable to the stockholders of Toreador than the Combination, taking into account all the terms and conditions of such proposal, and this Agreement (including any proposal or offer by ZaZa to amend the terms of this Agreement and the Combination during the applicable time periods specified in Section 8.03(b)) and (ii) the Board of Directors of Toreador believes is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal that the Board of Directors deems relevant.

For purposes of the definitions of “Toreador Acquisition Proposal” and “Toreador Superior Proposal” and this Section 6.03(a), the term “person” shall include any group within the meaning of Section 13(d) of the Exchange Act.

(b)                                 Subject to Section 8.03(b), neither the Board of Directors of Toreador nor any committee thereof shall (i) withdraw or modify in a manner adverse to ZaZa, or resolve to withdraw or modify in a manner adverse to ZaZa, the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Toreador Merger, the Combination or the other transactions contemplated by this Agreement, (ii) approve any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or similar agreement relating to any Toreador Acquisition Proposal or (iii) approve or recommend, resolve to approve, endorse or recommend, any Toreador Acquisition Proposal (any of the foregoing actions in clauses (i) through (iii), whether taken by the Board of Directors of Toreador or a committee thereof, a “Toreador Adverse Recommendation Change”).  Notwithstanding the foregoing, but subject to Section 6.03(a), prior to the Toreador Cutoff Date, the Board may make a Toreador Adverse Recommendation Change if (i) the Board of Directors of Toreador determines in good faith, after consultation with its outside counsel and financial advisors, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors under Applicable Law, (ii) the Board provides ZaZa with advance written notice of the intention to make a Toreador Adverse Recommendation Change, and (iii) if the Toreador Adverse Recommendation Change is based on the receipt of a Toreador Acquisition Proposal, such Toreador Acquisition Proposal did not result from a breach of Section 6.03(a).

(c)                                  Toreador promptly (and in any event within 24 hours) shall advise ZaZa orally and in writing of (i) the receipt of any Toreador Acquisition Proposal, (ii) any request for non-public information relating to Toreador or its Subsidiaries which, in the good faith judgment of the Board is reasonably likely to lead to an Toreador Acquisition Proposal, (iii) the identity of the person making any such Toreador Acquisition Proposal and (iv) the material terms of any such Toreador Acquisition Proposal (including copies of any material document evidencing such Toreador Acquisition Proposal or inquiry).  Toreador shall keep ZaZa reasonably informed on a current basis of any material change to the terms of any such Toreador Acquisition Proposal.

(d)                                 Nothing contained in this Section 6.03 shall prohibit Toreador from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any required disclosure to the stockholders of Toreador if, in the good faith judgment of the Board of Directors of Toreador (after consultation with outside counsel) failure to so disclose would constitute a violation of Applicable Law or fiduciary duty.

(e)                                  For purposes of this Agreement, the term “Toreador Cutoff Date” means the date the condition set forth in Section 7.01(a) is satisfied.

SECTION 6.04  No Solicitation By ZaZa.

(a)                                  ZaZa agrees that it and its Subsidiaries, and each of the Members agrees that he, (i) will not (and it will instruct and use reasonably best efforts not to permit their Representatives) to, directly or indirectly through another person, solicit, initiate or knowingly encourage (including by way of furnishing material non-public information), or knowingly facilitate, any inquiry or the making of any ZaZa Acquisition Proposal (as defined below) or participate or engage in any discussions or negotiations concerning, or provide any information or data relating to ZaZa or any of its Subsidiaries in connection with, a ZaZa Acquisition Proposal; and (ii) will, and will cause its Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted heretofore with respect to any of the foregoing.  Neither the managers of ZaZa nor any committee thereof nor any of the Members shall recommend, adopt or approve any ZaZa Acquisition Proposal or approve or recommend or instruct ZaZa or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement for any ZaZa Acquisition Proposal.  Prior to the Effective Time, unless Toreador has consented in writing thereto (which consent shall not be unreasonably withheld, delayed or conditioned), no Member shall, directly or indirectly, sell, transfer, dispose or incur any Lien in respect of, any ZaZa Membership Interest or permit any ZaZa Membership Interest beneficially owned by him, directly or indirectly, to be sold, transferred, disposed of or for any Lien to be incurred in respect thereof.

For purposes of this Agreement, “ZaZa Acquisition Proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transaction, of assets or businesses that constitute 20% or more of the revenues, net income or the assets of ZaZa and its Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of ZaZa or any of its Significant Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of ZaZa or any of its Significant Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving ZaZa or any of its Subsidiaries pursuant to which any person or the stockholders of any person would own 20% or more of any class of equity securities of ZaZa or any of its Significant Subsidiaries or of any resulting parent company of ZaZa, other than the transactions contemplated by this Agreement.

For purposes of the definitions of “ZaZa Acquisition Proposal” and this Section 6.04(a), the term “person” shall include any group within the meaning of Section 13(d) of the Exchange Act.

(b)                                 In addition to the obligations of ZaZa set forth in paragraph (a) of this Section 6.04, ZaZa and each Member shall promptly (and in any event within two Business Days) advise Toreador orally and in writing of (i) the receipt of any ZaZa Acquisition Proposal, (ii) any request for non-public information relating to ZaZa or its Subsidiaries which, in the good faith judgment of the Members is reasonably likely to lead to a ZaZa Acquisition Proposal, (iii) the identity of the person making any such ZaZa Acquisition Proposal, and (iv) the material terms of any such ZaZa Acquisition Proposal (including copies of any material document evidencing such ZaZa Acquisition Proposal or inquiry).  ZaZa shall keep Toreador reasonably informed of any material change to the terms of any such ZaZa Acquisition Proposal.

SECTION 6.05  Meeting of Stockholders.

(a)                                  Toreador will take all action necessary in accordance with Applicable Law and its certificate of incorporation and by-laws to convene a meeting of its stockholders as promptly as practicable after the Registration Statement (as defined in Section 6.10(a)) has been declared effective to consider and vote upon the approval and adoption of this Agreement and the transactions contemplated hereby.

(b)                                 Toreador, through its Board of Directors, shall recommend approval of such matters and use its reasonable best efforts to solicit stockholder approval; provided that the Board of Directors of Toreador may at any time prior to the Toreador Cutoff Date, to the extent permitted by Section 6.03, make a Toreador Adverse Recommendation Change, if its Board of Directors determines in good faith (after consultation with outside counsel and financial advisors) that the failure to make a Toreador Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Board of Directors under Applicable Law.  Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Article 8 and subject to compliance with Article 8, Toreador, regardless of whether the Board of Directors of Toreador has approved, endorsed or recommended a Toreador Acquisition Proposal or has made a Toreador Adverse Recommendation Change, will submit this Agreement for approval by the stockholders of Toreador at such meeting.

(c)                                  Toreador and ZaZa, in their capacity as stockholders of the Company, shall take all requisite action to (i) approve the Company Certificate of Incorporation and (ii) cause the Company to adopt and approve this Agreement and the transactions contemplated by this Agreement as the sole stockholder of Thor Merger Sub.  The Board of Directors of the Company shall take all requisite action to approve the Company Bylaws.

SECTION 6.06  Filings; Reasonable Best Efforts.

(a)                                  Subject to the terms and conditions herein provided, Toreador and ZaZa shall:

(i)                                     promptly (but in no more than 15 business days from the date hereof) make their respective filings under any applicable non-U.S. competition, antitrust or premerger notification laws (“Non-U.S. Antitrust Laws”) with respect to the transactions contemplated hereby and thereafter shall promptly make any other required submissions under Non-U.S. Antitrust Laws; use their reasonable best efforts to cooperate with one another in (a) determining which other filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Authorities of the United States, the several states, and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the Combination and the transactions contemplated hereby; and (b) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations;

(ii)                                  promptly notify the other parties prior to initiating any communication with any Governmental Authority concerning this Agreement or the transactions contemplated hereby and permit the other parties to review in advance any proposed communication concerning this Agreement or the transactions contemplated hereby to any Governmental Authority;

(iii)                               not agree to participate in any meeting or discussion with any Governmental Authority in respect of any filings, investigation or other inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat;

(iv)                              furnish the other parties with copies of all correspondence, filings and written communications (and memoranda setting forth the substance of all oral communications) between them and their Affiliates and their respective representatives on the one hand, and any Governmental Authority or members or their respective staffs on the other hand, with respect to this Agreement and the Combination; and

(v)                                 furnish the other parties with such necessary information and reasonable assistance as such other parties and their respective Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Authorities, including, any filings necessary or appropriate under the provisions of Non-U.S. Antitrust Laws.

(b)                                 Without limiting Section 6.06(a) but subject to Section 6.06(c), ZaZa and Toreador shall:

(i)                                     each use its or his reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable under this Agreement to consummate the transactions contemplated hereby as promptly as practicable, including using its reasonable best efforts to obtain as promptly as practicable all consents, approvals, permits or authorizations of Governmental Authorities (including the submission of any required filings to and obtaining any required consents, approvals, permits or authorizations of the BEPH) or other third parties to consummate the transactions contemplated hereby and to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, including without limitation defending through litigation on the merits any claim asserted in any court by any party;

(ii)                                  each use its or his reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any Governmental Authority with respect to the Combination so as to enable the Closing to occur as promptly as practicable; and

(iii)                               each use its or his reasonable best efforts to cause the receipt of Company Common Stock in exchange for Toreador Common Stock and ZaZa Membership Interests and Lara Sub Shares, if applicable, pursuant to the Toreador Merger and the ZaZa Contribution to qualify either as a reorganization under Section 368(a) of the Code or as a nonrecognition transaction under Section 351 of the Code;

(c)                                  Notwithstanding the foregoing, no party shall be required by this Agreement to take any material actions, or agree to any material divestitures, licenses, hold separate arrangements or similar matters, including material covenants affecting business operating practices.

SECTION 6.07  Takeover Law.  None of the parties shall take any action that would cause the transactions contemplated by this Agreement to be subject to the requirements of any Takeover Law (as defined below).  If any Takeover Law shall become applicable to the transactions contemplated by this Agreement, each of the Company, Toreador and ZaZa, the members of Toreador’s Boards of Directors and the Members of ZaZa shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby, and otherwise act to eliminate or minimize the effects of such Takeover Law on the transactions contemplated hereby.  “Takeover Law” shall mean any “fair price”, “moratorium”, “control share acquisition” or other anti-takeover statute or regulation, including Section 203 of the DGCL.

SECTION 6.08  Inspection.  From the date hereof to the Effective Time, each of Toreador and ZaZa shall allow all Representatives of Toreador or ZaZa, as the case may be, access at all reasonable times upon reasonable notice to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of Toreador and ZaZa and their respective Subsidiaries, including inspection of such properties; provided that no investigation pursuant to this Section 6.08 shall affect any representation or warranty given by any party hereunder; provided further that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement.  Notwithstanding the foregoing, no party shall be required to provide any information which it reasonably believes it may not provide to the other party by reason of Applicable Law, rules or regulations, which such party reasonably believes constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contracts or agreements with third parties.  The parties hereto will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.  Each of Toreador and ZaZa agree that it will not, and will cause its respective Representatives not to, use any information obtained pursuant to this

Section 6.08 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.  All information provided by a party to the other party hereunder shall be subject to the terms of the confidentiality agreements, each dated May 26, 2011 (the “Toreador/ZaZa Confidentiality Agreements”), between Toreador and ZaZa.  If any person is injured as a result of any inspection or testing of any property of Toreador or any of its Subsidiaries, ZaZa shall defend, indemnify and hold harmless Toreador and its Subsidiaries from any liabilities, damages, losses and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such injury, other than any injury attributable to any gross negligence or willful misconduct of Toreador or any of its Subsidiaries.  If any person is injured as a result of any inspection or testing of any property of ZaZa or any of its Subsidiaries, Toreador shall defend, indemnify and hold harmless ZaZa and its Subsidiaries from any liabilities, damages, losses and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such injury, other than any injury attributable to any gross negligence or willful misconduct of ZaZa or any of its Subsidiaries.

SECTION 6.09  Publicity.  The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

SECTION 6.10  Registration Statement.

(a)                                  Toreador and ZaZa shall cooperate to prepare and shall use their reasonable best efforts to cause the Company to file with the SEC as soon as practicable a Registration Statement on Form S-4 under the Securities Act (the “Registration Statement”), and in any event, within 30 days of the date hereof, with respect to the shares of Company Common Stock issuable to the stockholders of Toreador pursuant to the Toreador Merger and issuable pursuant to the conversion of the 8.00%/7.00% Convertible Notes.  A portion of the Registration Statement shall also serve as the joint proxy statement with respect to the meeting of the stockholders of Toreador in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement/Prospectus”).  The respective parties will cause the Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.  Each of Toreador and ZaZa shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Combination and the transactions contemplated hereby.  Toreador and ZaZa shall use their reasonable best efforts to cause the Company to obtain, prior to the effective date of the Registration Statement, all necessary state or foreign securities law or “blue sky” permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto.

(b)                                 Toreador shall cause the Proxy Statement/Prospectus to be mailed to its stockholders as promptly as practicable after the Registration Statement is declared effective by the SEC and in any event within 15 days thereafter.

(c)                                  Each of Toreador and ZaZa agree that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of Toreador, or, in the case of information provided by it for inclusion in the Registration Statement or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)                                 Each of Toreador and ZaZa further agrees that if it shall become aware, prior to the time of Toreador’s stockholders’ meeting, of any information that would cause any of the statements in the Proxy Statement/Prospectus or in the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary in order to make the statements made therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement/Prospectus.

(e)                                  Toreador and ZaZa will advise the Company and each other, promptly after Toreador or ZaZa, as the case may be, receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Company Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(f)                                    Toreador and ZaZa will promptly provide each other copies of all written correspondence received from the SEC and summaries of all oral comments received from the SEC in connection with the transactions contemplated by this Agreement.  Toreador and ZaZa will promptly provide each other with drafts of all correspondence intended to be sent to the SEC in connection with the transactions contemplated by this Agreement and allow each such party the reasonable opportunity to comment thereon prior to delivery to the SEC.

SECTION 6.11  Listing Application.  Each of Toreador and ZaZa shall use its reasonable best efforts to cause the Company to promptly prepare and submit to NASDAQ a listing application covering the Company Common Stock to be issued pursuant to the Combination, and conversion of the 8.00%/7.00% Convertible Notes after consummation of the Combination, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for such listing, subject to official notice of issuance.

SECTION 6.12  Expenses.  Whether or not the Combination is consummated but subject to Section 8.05, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.  Without limiting the generality of the foregoing, Toreador shall pay the costs, expenses and filing fees for the Toreador Regulatory Filings made in connection with the Combination and for printing and distributing the Registration Statement and the Proxy Statement/Prospectus.  Notwithstanding the foregoing, Toreador and ZaZa shall share equally the costs, expenses and filing fees for any filings, consents, approvals and authorizations incurred in connection with the Contribution Indebtedness.

SECTION 6.13  Directors’ and Officers’ Indemnification and Insurance.

(a)                                  The Company shall (A) indemnify and hold harmless all past and present directors and officers of Toreador and its Subsidiaries (in all of their capacities) (x) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Toreador pursuant to Toreador’s certificate of incorporation, by-laws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Toreador and its Subsidiaries and (y) without limitation to clause (x), to the fullest extent permitted by Applicable Law, in each case for acts or omissions in their capacities as directors and officers occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (B) include and cause to be maintained in effect in Toreador Surviving Corporation’s (or any successor’s) certificate of incorporation and by-laws after the Effective Time provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in Toreador’s certificate of incorporation and by-laws, (C) periodically advance to any such indemnitee its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to clause (c) of this Section 6.13, and subject to the providing by such indemnitee of an undertaking to reimburse all amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such indemnitee is not entitled thereto and (D) cause to be maintained for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (“D&O Insurance”) maintained by Toreador (provided that Toreador Surviving Corporation (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Company or Toreador Surviving Corporation be required pursuant to this Section 6.13(a) to expend in any one year an amount in excess of 300% of the last annual premium paid by Toreador for such insurance prior to the date hereof, the amount of such annual premium being set forth in Section 6.13(a) of the Toreador Disclosure Letter; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Toreador Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.  Toreador may extend coverage, effective as of the Effective Time, under Toreador’s D&O Insurance by obtaining a six-year “tail” policy prior to the Closing on terms and conditions no less advantageous to the covered persons than Toreador’s existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 6.13(a).  If such “tail” policy has been obtained by Toreador prior to the Closing, Toreador Surviving Corporation shall maintain such policies in full force and effect and continue to honor Toreador’s obligations thereunder.  From and after the Effective Time, the Company will guarantee the obligations of Toreador Surviving Corporation under this Section 6.13(a).

(b)                                 The Company shall (A) indemnify and hold harmless all past and present directors and officers of ZaZa and its Subsidiaries (in all of their capacities) (x) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by ZaZa pursuant to the ZaZa Organizational Documents and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of ZaZa and its Subsidiaries and (y) without limitation to clause (x), to the fullest extent permitted by Applicable Law, in each case for acts or omissions in their capacities as directors and officers occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (B) include and cause to be maintained in effect in the ZaZa Surviving Company (or any successor’s) limited liability company agreement or other organizational documents after the Effective Time provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the ZaZa Organizational Documents, (C) periodically advance to any such indemnitee its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the following clause (c) of this Section 6.13, and subject to the providing by such indemnitee of an undertaking to reimburse all amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such indemnitee is not entitled thereto and (D) cause to be maintained for a period of six years after the Effective Time the current D&O Insurance maintained by ZaZa (provided that ZaZa Surviving Company (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Company or the ZaZa Surviving Company be required pursuant to this Section 6.13(b) to expend in any one year an amount in excess of 300% of the last annual premium paid by ZaZa for such insurance prior to the date hereof, the amount of such annual premium being set forth in Section 6.13(b) of the ZaZa Disclosure Letter; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the ZaZa Surviving Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.  ZaZa may extend coverage, effective as of the Effective Time, under ZaZa’s D&O Insurance by obtaining a six-year “tail” policy prior to the Closing on terms and conditions no less advantageous to the covered persons than ZaZa’s existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 6.13(b).  If such “tail” policy has been obtained by ZaZa prior to the Closing, the ZaZa Surviving Company shall maintain such policies in full force and effect and continue to honor ZaZa’s obligations thereunder.  From and after the Effective Time, the Company will guarantee the obligations of the ZaZa Surviving Company under this Section 6.13(b).

(c)                                  Neither Surviving Corporation shall be obligated to pay the fees and expenses of more than one counsel for all indemnitees in any single claim except to the extent that, in the opinion of independent legal counsel selected by the indemnitee, which counsel shall be reasonably acceptable to the Company, representation of two or more of such indemnitees would present a conflict of interest under applicable standards of conduct in the legal profession. Neither Surviving Corporation shall be liable for any settlement effected without its written consent, which consent shall not unreasonably be withheld.

(d)                                 The obligations of the Company and the Surviving Companies under this Section 6.13 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.13 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.13 applies shall be third party beneficiaries of this Section 6.13).  In the event that the Company, Toreador Surviving Corporation or ZaZa or any of their respective successors or assigns (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (B) transfers all or substantially all its properties and assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of such person or entity assume the indemnification obligations set forth in this Section 6.13.

SECTION 6.14  Taxes.

(a)                                  The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of Toreador, ZaZa and each of their Subsidiaries that are filed after the Closing Date.  For all income Tax Returns of Toreador, ZaZa and each of their Subsidiaries related to taxable periods ending on or before the Closing Date and for taxable periods beginning before and ending after the Closing Date, (i) except as required by Law, such Tax Returns shall be prepared consistent with past practice and, (ii) in the case of such Tax Returns of ZaZa and its Subsidiaries, the Company shall permit the Members to review and comment on each such income Tax Return prior to filing.  The Company and the Members of ZaZa shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of such Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding with respect to Taxes.  The Company shall promptly notify the Members of any audit, litigation or other proceeding related to Taxes of ZaZa or any of its Subsidiaries that could affect the individual Tax liability of the Members of ZaZa.

(b)                                 Each party hereto agrees to report (i) the receipt of Company Common Stock in exchange for ZaZa Membership Interests and Lara Sub Shares pursuant to the ZaZa Contribution and (ii) the receipt of Company Common Stock in exchange for Toreador Common Stock pursuant to the Toreador Merger consistently with the Private Letter Ruling; provided, however, Toreador, in its reasonable discretion, may report the Toreador Merger as a reorganization under Section 368(a) of the Code.

(c)                                  The Company and the Members agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(d)                                 All Tax sharing agreements or similar agreements with respect to or involving ZaZa or any of its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, neither ZaZa nor any of its Subsidiaries shall be bound thereby or have any liability thereunder.

(e)                                  From and after the date hereof and until the Effective Time, none of Toreador or ZaZa or any of their respective Subsidiaries shall knowingly (i) take any action, or fail to take any reasonable action, as a result of which the receipt of Company Common Stock in exchange for Toreador Common Stock would fail to qualify either as a reorganization under Section 368(a) of the Code or as a nonrecognition transaction under Section 351 of the Code, (ii) take any action, or fail to take any reasonable action, as a result of which the receipt of Company Common Stock in exchange for ZaZa Membership Interests and Lara Sub Shares, if applicable, would fail to qualify as a nonrecognition transaction under Section 351 of the Code or (iii) enter into any contract, agreement, commitment or arrangement to take or fail to take any such action described in (i) or (ii).  If the Private Letter Ruling is not obtained or is not reasonably acceptable to Toreador or ZaZa, each of the parties shall use its reasonable best efforts to obtain the opinions of counsel referred to in Section 7.02(e) and 7.03(e).

(f)                                    ZaZa shall promptly notify Toreador if ZaZa’s plan or intention with respect to Toreador’s historic business as described in Section 5.10(g) of this Agreement changes.

(g)                                 Following the Effective Time, the Company shall not knowingly take any action or knowingly cause any action to be taken which would cause the receipt of Company Common Stock in exchange for (i) Toreador Common Stock to fail to qualify either as a reorganization under Section 368(a) of the Code or as a nonrecognition transaction under Section 351 of the Code; or (ii) ZaZa Membership Interests and Lara Sub Shares, if applicable, to fail to qualify as a nonrecognition transaction under Section 351 of the Code.  For the avoidance of doubt, no action shall be prohibited pursuant to this Section 6.14(g) as long as the receipt of Company Common Stock in exchange for Toreador Common Stock qualifies as a nonrecognition transaction under Section 351 of the Code.

(h)                                 Upon the later of February 15, 2012, and the date that is 45 days following the Closing Date (the “Distribution Date”), the Company shall cause ZaZa to make a distribution to the Members, as former members of ZaZa on account of their prior ownership of the ZaZa Membership Interests, in an aggregate amount equal to (i) the product of (x) the aggregate amount of ZaZa’s net income and net gain allocated to such Members in accordance with the ZaZa Organizational Documents for any taxable period since inception through the Closing Date, multiplied by (y) the highest marginal federal income tax rate (the “Distribution Amount”), minus (ii) the sum of (A) tax distributions made by ZaZa to the Members prior to Closing with respect to such periods plus (B) any Tax Distributions included in such Member’s Note pursuant to the terms of the Contribution Agreement.  If the Members have received tax distributions, whether in cash or by inclusion of Tax Distributions in the Notes, for such periods in excess of the Distribution Amount, each Member, severally and not jointly, will repay one third of such excess to the Company by the Distribution Date.  The determination of the Distribution Amount shall be determined based on the K-1s for such periods that were either previously delivered to the Members as of the date hereof or that are prepared by the Houston office of KPMG LLP after the date hereof.

SECTION 6.15  Employee Benefits.

(a)                                  From and after the Effective Time, the Company shall honor, and shall cause Toreador Surviving Corporation and ZaZa to honor, in accordance with their terms, (i) all employment and severance agreements and all benefits and obligations under the other Toreador Plans and ZaZa Plans and (ii) all benefits and obligations under the plans and arrangements in which current and former directors of Toreador and ZaZa participate, in each case, as in effect on the date hereof (or as amended as contemplated hereby or with the prior written consent of the Company) or as amended thereafter as required by the terms thereof as in effect as of the date of the Agreement.  Subject to the previous sentence, no provision of this Agreement shall be construed as a limitation on the right of the Company, Toreador Surviving Corporation and ZaZa to amend or terminate any of the foregoing agreements, plans and arrangements to the extent permitted by the terms thereof and Applicable Law, and no provision of this Agreement shall be construed to create a right in any employee, director or beneficiary that such employee, director or beneficiary would not otherwise have under any of the foregoing agreements, plans and arrangements.

(b)                                 The Company shall, and shall cause Toreador Surviving Corporation and ZaZa to, give individuals who were employed by the Company, Toreador Surviving Corporation, ZaZa or their respective Subsidiaries as of the Effective Time (the “Affected Employees”) full credit for purposes of eligibility, vesting and determination of the level of benefits (other than benefit accrual under a defined benefit pension plan) under any employee benefit plans or arrangements maintained by the Company, Toreador Surviving Corporation and ZaZa or any of their respective Subsidiaries as of the Effective Time for such Affected Employees’ service with ZaZa or Toreador or any Subsidiary of ZaZa or Toreador to the same extent recognized by ZaZa or Toreador immediately prior to the Effective Time; provided, however, that no Affected Employee shall receive a duplication of benefits with respect to the same period of service.

(c)                                  The Company shall, and shall cause Toreador Surviving Corporation and ZaZa to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any medical or dental benefit plans that the Affected Employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any medical or dental benefit plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) to the extent permitted by the applicable medical or dental plan, provide each Affected Employee with credit for the year in which the Effective Time occurs for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any medical and dental plans that the Affected Employees are eligible to participate in after the Effective Time.

(d)                                 ZaZa and Toreador agree to cause the Company to adopt, prior to or as of the Effective Time, an equity compensation plan (the “New Equity Plan”) providing for the granting of stock options and other equity-based awards to the employees of the Company, Toreador Surviving Corporation and ZaZa and their respective Subsidiaries.  The New Equity Plan shall authorize the grant of awards covering a number of shares of Company Common Stock as agreed by Toreador and ZaZa.  The Company will adopt, and ZaZa and Toreador agree that, as the stockholders of the Company, they will approve the adoption of, the New Equity Plan prior to the Effective Time.  If approval of the stockholders of Toreador of the New Equity Plan is also required for its adoption, the Board of Directors of Toreador shall submit the adoption of the New Equity Plan for consideration of and a vote by the stockholders of either or both of them, as applicable, at the meeting of stockholders referred to in Section 6.05 and, subject to its fiduciary duties under Applicable Law, recommend that its stockholders vote in favor of the adoption of the New Equity Plan.

(e)                                  Prior to the Effective Time each of Toreador and ZaZa shall cause the Toreador Plans and the ZaZa Plans to be amended as necessary so that (i) no Affected Employee who, immediately prior to the Effective Time, was an employee of Toreador or one of its Subsidiaries shall be eligible to participate in a ZaZa Plan as of the Effective Time and (ii) no Affected Employee who, immediately prior to the Effective Time, was an employee of ZaZa or one of its Subsidiaries shall be eligible to participate in a Toreador Plan as of the Effective Time.

(f)                                    ZaZa and Toreador and their respective Subsidiaries have taken or caused to be taken all action necessary such that neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement shall constitute an event that requires the funding of any rabbi or similar trust.

SECTION 6.16  Notification.  Toreador, ZaZa and each of the Members shall give prompt notice to the other of (i) any representation or warranty made by it or him or contained in this Agreement becoming untrue or inaccurate in any material respect and (ii) the failure by it or him to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

SECTION 6.17  Tax Matters.

(a)                                  If the Private Letter Ruling has not been obtained, or the Private Letter Ruling is not reasonably satisfactory to Toreador and ZaZa, Toreador shall use its reasonable best efforts to deliver to Fried, Frank, Harris, Shriver & Jacobson LLP and Baker Botts, L.L.P. an officers’ certificate (“Tax Certificate “), dated as of the Closing Date and signed by an officer of Toreador, containing representations of Toreador (including those listed in Exhibit H), and ZaZa (and as reasonably requested by Baker Botts, L.L.P., each Member) shall use its reasonable best efforts to deliver to Baker Botts, L.L.P. and Fried, Frank, Harris, Shriver & Jacobson LLP a Tax Certificate, dated as of the Closing Date and signed by an officer of ZaZa, containing representations of ZaZa (including those listed in Exhibit I), in each case as shall be reasonably necessary or appropriate to enable Fried, Frank, Harris, Shriver & Jacobson LLP to render the opinion described in Section 7.02(e) and Baker Botts, L.L.P. to render the opinion described in Section 7.03(e) of this Agreement.  At the request of Fried, Frank, Harris, Shriver & Jacobson, LLP, such Tax Certificates shall also include customary representations that are necessary or appropriate to enable Fried, Frank, Harris, Shriver & Jacobson, LLP to render an opinion described in Section 7.02(e)(i), but only to the extent that, immediately prior to the Combination, ZaZa, in its reasonable discretion, is able to provide the representations necessary to satisfy the continuity of business enterprise requirement of Treasury Regulation section 1.368-1(d).

(b)                                 ZaZa shall use its reasonable efforts to obtain a private letter ruling from the Internal Revenue Service prior to the Closing Date substantially to the effect that (i) the receipt of Company Common Stock in exchange for ZaZa Membership Interests and Lara Sub Shares pursuant to the ZaZa Contribution will qualify as a nonrecognition transaction under Section 351 of the Code and (ii) the receipt of Company Common Stock in exchange for Toreador Common Stock pursuant to the Toreador Merger will qualify as a nonrecognition transaction under Section 351 of the Code and (the “Private Letter Ruling”).

(c)                                  ZaZa shall (i) allow Toreador and/or Toreador’s designees a reasonable opportunity to review and comment on any written submissions to be made to the Internal Revenue Service in connection with the Private Letter Ruling, (ii) notify Toreador as soon as practicable after the occurrence of any material communications from the Internal Revenue Service regarding the Private Letter Ruling, and (iii) if practicable, permit Toreador to participate in any material communications with the Internal Revenue Service where the Internal Revenue Service has notified ZaZa that the Internal Revenue Service may be considering an adverse response with respect to any material issue in the Private Letter Ruling.  ZaZa shall provide Toreador a copy of the Private Letter Ruling promptly upon receipt from the Internal Revenue Service.

SECTION 6.18  Indebtedness.

(a)                                  Between the date hereof and the Effective Time, notwithstanding anything to the contrary contained herein, ZaZa shall be permitted to incur Indebtedness in an aggregate principal amount up to $100,000,000 on terms and conditions reasonably acceptable to Toreador, and Toreador shall be permitted to incur Indebtedness in an aggregate principal amount up to $66,000,000 on terms and conditions reasonably acceptable to ZaZa (collectively, the “Permitted Indebtedness”).  ZaZa shall use the proceeds of the Permitted Indebtedness incurred by it prior to the Effective Time, subject to Section 6.02(y), solely for the purchase or lease of Oil and Gas Interests, to engage in exploration, development, drilling, or well completion activities, to license or purchase seismic data, to finance working capital needs or to pay costs and expenses incurred by ZaZa in connection with this Agreement and the transactions contemplated hereby; provided, that any such transaction between ZaZa and any of the Members or any officer or employee of ZaZa, or any Affiliate of the foregoing, shall be subject to the prior written consent of Toreador, which consent shall not be unreasonably withheld or delayed.  The execution by ZaZa and/or its Subsidiaries and by Toreador and/or its Subsidiaries of the documents evidencing Permitted Indebtedness and the incurrence of Permitted Indebtedness in accordance with the foregoing shall not constitute a breach of any covenant, representation or warranty of ZaZa or Toreador, respectively, contained in this Agreement.  The parties hereto agree to execute any consents or other documents necessary to permit ZaZa or Toreador to incur Permitted Indebtedness in compliance with this paragraph, it being understood and agreed that Toreador, its Subsidiaries and the Company shall not become obligated in respect of any Permitted Indebtedness of ZaZa at any time prior to the Effective Time, and that ZaZa, its Subsidiaries and the Company shall not become obligated in respect of any Permitted Indebtedness of Toreador at any time prior to the Effective Time.

(b)                                 ZaZa and Toreador shall use their reasonable best efforts to cause the Company to enter into a definitive financing agreement pursuant to which at or prior to the Effective Time, the Company would incur Indebtedness in an aggregate principal amount of at least $50,000,000 (the “Contribution Indebtedness”), on terms reasonably acceptable to ZaZa and Toreador.  If the Company incurs such Contribution Indebtedness, at the Effective Time, the Company shall use the proceeds of the Contribution Indebtedness to fund the cash to be paid at Closing to the Members pursuant to the Contribution Agreement, which cash amounts shall be paid to the Members by wire transfer of immediately available funds to an account or accounts designated by the Members on the Closing Date.  No provision of this Agreement shall operate to restrict the Company from incurring the Contribution Indebtedness in accordance with the foregoing.

SECTION 6.19  Rights Plan.  Prior to the date hereof Toreador has taken all steps necessary under Toreador’s Shareholder Rights Plan, including under the Rights Agreement, dated as of June 20, 2011 (the “Rights Plan”), so that the entry by Toreador into this Agreement and the consummation of the transactions contemplated hereby shall not trigger any rights under the Rights Plan (at any time starting on the date hereof).  Prior to or at the Closing, Toreador shall have taken all steps necessary to terminate the Rights Plan effective as of immediately prior to the Effective Time without any cost, expense or continuing liability to the Company, Toreador, ZaZa, each of their respective Subsidiaries or any of the Members.

ARTICLE 7

Conditions

SECTION 7.01  Conditions to Each Party’s Obligation to Effect the Combination.  The respective obligations of each party to effect the Combination shall be subject to the fulfillment or waiver by each of the parties to this Agreement (subject to Applicable Law) at or prior to the Closing Date of the following conditions:

(a)                                  This Agreement and the Toreador Merger shall have been adopted and approved by the affirmative vote of holders of a majority of the outstanding shares of Toreador Common Stock voting as a single class.

(b)                                 Any mandatory waiting periods under Non-U.S. Antitrust Laws (where the failure to observe such waiting period referred to in this clause (ii) would, in the reasonable judgment of either of Toreador or ZaZa, reasonably be expected to have a Company Material Adverse Effect (as defined in Section 9.09(g)) applicable to the consummation of the Combination shall have expired or terminated.

(c)                                  None of the parties hereto shall be subject to any decree, order or injunction of a U.S. or French court of competent jurisdiction which prohibits or makes unlawful the consummation of either the ZaZa Contribution or the Merger.

(d)                                 The Registration Statement shall have become effective and no stop order with respect thereto shall be in effect and no proceedings for that purpose shall have been commenced or threatened by the SEC.

(e)                                  The shares of Company Common Stock to be issued pursuant to the Combination, and subject to the issuance for Toreador Stock Options, for Toreador Restricted Shares or in respect of convertible or exchangeable securities of Toreador outstanding at the Closing shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(f)                                    The Company Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware and shall be effective in accordance with the DGCL.

(g)                                 All required oil and gas related consents, approvals, declarations and authorizations of non-U.S. Governmental Authorities applicable to the consummation of the Combination shall have been obtained, or the waiting periods related thereto shall have expired or terminated, in each case, where the failure to (i) obtain such consents, approvals, declarations and authorizations or (ii) observe such waiting period would reasonably be expected to have a Company Material Adverse Effect (after giving effect to the Combination).  Such required oil and gas related consents, approvals, declarations and authorizations of non-U.S. Governmental Authorities applicable to the consummation of the Combination shall include, but not be limited to, those set forth on Schedule 7.01(g) of the Toreador Disclosure Letter.

(h)                                 The sum, without duplication, of (i) ZaZa’s cash and cash equivalents immediately prior to Closing, plus (ii) Toreador’s cash and cash equivalents immediately prior to Closing, plus (iii) any borrowing capacity available to ZaZa or Toreador under any credit facility immediately prior to Closing if the terms of the agreements governing such credit facility provide that such credit facility will continue in effect after the Closing, plus (iv) any cash or cash equivalents of ZaZa, Toreador or the Company reasonably expected to be funded (whether by borrowings, issuance of equity interests, or otherwise) prior to or substantially concurrently with the Closing, plus (v) any borrowing capacity reasonably expected to be available to ZaZa, Toreador or the Company within five (5) Business Days following the Closing, minus (vi) the amount of cash payable or that could become payable by the Company and its Subsidiaries after Closing for the items set forth on Schedule 7.01(h) to the Toreador Disclosure Letter and any other cash amounts payable by the Company, ZaZa or Toreador in connection with the Closing, shall be not less than $10,000,000.

SECTION 7.02  Conditions to Obligation of Toreador to Effect the Toreador Merger.  The obligation of Toreador to effect the Toreador Merger shall be subject to the fulfillment or waiver by Toreador at or prior to the Closing Date of the following conditions:

(a)                                  ZaZa shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date; and Toreador shall have received a certificate of ZaZa, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, certifying to such effect.

(b)                                 Each of the Members shall have performed in all material respects its covenants and agreements contained in the Contribution Agreement required to be performed on or prior to the Closing Date, including the consummation of the ZaZa Contribution.

(c)                                  The representations and warranties (other than those in Sections 5.03, 5.19, 5.20 and 5.22) of ZaZa contained in this Agreement shall be true and correct in all respects (disregarding any materiality and ZaZa Material Adverse Effect qualifiers contained therein) as of the date hereof and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for failures of such representations and warranties to be true and correct, individually or in the aggregate, that would not reasonably be expected to have a ZaZa Material Adverse Effect; the representations and warranties of ZaZa set forth in Section 5.03 shall be true and correct in all respects (other than de minimis inaccuracies); as of the date hereof and as of the Closing Date, the representations and warranties of ZaZa set forth in Sections 5.19, 5.20 and 5.22 shall be true and correct in all material respects as of the date hereof and as of the Closing Date; and Toreador shall have received a certificate of ZaZa, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, certifying to such effect.

(d)                                 The representations and warranties of the Members set forth in the Contribution Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date.

(e)                                  If the Private Letter Ruling has not been obtained, or the Private Letter Ruling is not reasonably satisfactory to Toreador, Toreador shall have received an opinion of counsel in form and substance reasonably satisfactory to Toreador, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which shall be furnished to ZaZa, to the effect of any one of the following: (i) that the receipt of Company Common Stock in exchange for Toreador Common Stock pursuant to the Toreador Merger will qualify as a reorganization under Section 368(a) of the Code; (ii) that such receipt of Company Common Stock in exchange for Toreador Common Stock pursuant to the Toreador Merger will qualify as a nonrecognition transaction under Section 351 of the Code; or (iii) that such receipt of Company Common Stock in exchange for Toreador Common Stock pursuant to the Toreador Merger will qualify either as a reorganization under Section 368(a) of the Code or as a nonrecognition transaction under Section 351 of the Code.  In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Toreador and ZaZa as to such matters as such counsel may reasonably request, including those contained in this Agreement and in the Tax Certificates described in Section 6.17 of this Agreement.  The condition set forth in this Section 7.02(e) shall not be waivable after receipt of the affirmative vote of stockholders referred to in Section 7.01(a), unless further stockholder approval is obtained with appropriate disclosure.

(f)                                    Since the date of this Agreement, no ZaZa Material Adverse Effect shall have occurred.

SECTION 7.03  Conditions to Obligation of ZaZa to Effect the ZaZa Contribution.  The obligation of ZaZa to effect the ZaZa Contribution shall be subject to the fulfillment or waiver by ZaZa at or prior to the Closing Date of the following conditions:

(a)                                  Toreador shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date; and ZaZa shall have received a certificate of Toreador, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, certifying to such effect.

(b)                                 The representations and warranties (other than those in Sections 4.03(a), (b) and (c), 4.20, 4.21, 4.22 and 4.24) of Toreador contained in this Agreement shall be true and correct (disregarding any materiality and Toreador Material Adverse Effect qualifiers contained therein) as of the date hereof and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for failures of such representations and warranties to be true and correct, individually or in the aggregate, that would not reasonably be expected to have a Toreador Material Adverse Effect; the representations and warranties of Toreador set forth in Section 4.03(a), (b) and (c) shall be true and correct in all respects (other than de minimis inaccuracies as of the date hereof or the Closing Date); the representations and warranties of Toreador set forth in Sections 4.20, 4.21, 4.22 and 4.24 shall be true and correct in all material respects as of the date hereof and as of the Closing Date; and ZaZa shall have received a certificate of Toreador, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, certifying to such effect.

(c)                                  Since the date of this Agreement, no Toreador Material Adverse Effect shall have occurred.

(d)                                 ZaZa shall have received the Private Letter Ruling.

(e)                                  If the Private Letter Ruling has not been obtained, or the Private Letter Ruling is not reasonably satisfactory to ZaZa, ZaZa shall have received an opinion of counsel in form and substance reasonably satisfactory to ZaZa, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which shall be furnished to Toreador, to the effect that such receipt of Company Common Stock in exchange for ZaZa Membership Interests and Lara Sub Shares pursuant to the ZaZa Contribution will qualify as a nonrecognition transaction under Section 351 of the Code.  In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Toreador and ZaZa as to such matters as such counsel may reasonably request, including those contained in this Agreement and in the Tax Certificates described in Section 6.17 of this Agreement.

ARTICLE 8

Termination

SECTION 8.01  Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Toreador and ZaZa.

SECTION 8.02  Termination by Toreador or ZaZa.  This Agreement may be terminated at any time prior to the Effective Time by action of the Board of Directors of Toreador or ZaZa if:

(a)                                  the Combination shall not have been consummated by June 30, 2012; provided, however, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the cause of, or resulted in, the failure of the Toreador Merger or the ZaZa Contribution to occur on or before such date; or

(b)                                 a meeting of Toreador’s stockholders contemplated by Section 6.05(a) shall have been held, the Toreador stockholders shall have voted upon, and shall have not approved this Agreement as contemplated by Section 7.01(a); or

(c)                                  if a French or U.S. court of competent jurisdiction shall have issued an order, decree or injunction permanently prohibiting or making unlawful either the ZaZa Contribution or the Merger and such order, decree or injunction shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have complied with Section 6.06 and with respect to other matters not covered by Section 6.06 shall have used its reasonable best efforts, subject to the limitations set forth in Section 6.06, to remove such injunction, order or decree.

SECTION 8.03  Termination by Toreador.  This Agreement may be terminated by action of the Board of Directors of Toreador:

(a)                                  if there has been a breach by ZaZa or any of the Members of any representation, warranty, covenant or agreement set forth in this Agreement or the Contribution Agreement or if any representation or warranty of ZaZa or any of the Members shall have become untrue, in either case such that the conditions set forth in Sections 7.02(a), 7.02(b), 7.02(c) or 7.02(d) would not be satisfied (other than the delivery of closing certificates) (assuming for purposes of this Section 8.03(a) that the references in Sections 7.02(a), 7.02(b), 7.02(c) or 7.02(d) to “Closing Date” mean the date of termination pursuant to this Section 8.03(a)) and such breach or failure of a representation or warranty to be true is not curable, or, if curable, is not cured within 30 days after written notice of such breach or failure of a representation or warranty to be true is given to ZaZa by Toreador; provided, however, that the right to terminate this Agreement pursuant to this Section 8.03(a) shall not be available to Toreador if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Sections 7.03(a) or Section 7.03(b) shall not be satisfied (other than the delivery of closing certificates) and ZaZa would then be entitled to terminate this Agreement under Section 8.04(a) (without giving effect to the proviso in Section 8.04(a) or the 30-day advance notice period); or

(b)                                 if prior to the Toreador Cutoff Date, (i) the Board has received a Superior Proposal which did not result from a breach of Section 6.03(a), (ii) in light of such Superior Proposal the Board of Directors of Toreador shall have determined in good faith, after consultation with its outside counsel and financial advisors, that the failure to terminate this Agreement would be inconsistent with the fiduciary duties of the Board of Directors under Applicable Law, (iii) Toreador has notified ZaZa in writing of the determinations described in clause (ii) above, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material agreements, (iv) at least five (5) Business Days following receipt by ZaZa of the notice referred to in clause (iii) above, and taking into account any revised proposal made by ZaZa since receipt of the notice referred to in clause (iii) above, such Superior Proposal remains a Superior Proposal and the Board has again, following good faith negotiations with ZaZa during such five (5) Business Day period, made the determinations referred to in clause (ii) above (it being understood that in the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to ZaZa pursuant to clause (iii) above and to comply with the requirements of this Section 8.03(b) with respect to such new written notice, except that all references in this clause (iv) to five (5) Business Days shall be deemed to be references to two (2) Business Days in such event), (v) the Company has previously paid (or concurrently pays) the Toreador Termination Amount and (vi) the Board of Directors of Toreador has approved or concurrently approves entering into a definitive agreement providing for the implementation of such Superior Proposal.

SECTION 8.04  Termination by ZaZa.  This Agreement may be terminated by action of the Board of Directors of ZaZa:

(a)                                  if there has been a breach by Toreador of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Toreador shall have become untrue, in either case such that the conditions set forth in Sections 7.03(a) or 7.03(b) would not be satisfied (other than the delivery of closing certificates) (assuming for purposes of this Section 8.04(a) that the references in Sections 7.03(a) and 7.03(b) to “Closing Date” mean the date of termination pursuant to this Section 8.04(a)) and such breach or failure of a representation or warranty to be true is not curable, or, if curable, is not cured within 30 days after written notice of such breach or failure of a representation or warranty to be true is given to Toreador by ZaZa; provided, however, that the right to terminate this Agreement pursuant to this Section 8.04(a) shall not be available to ZaZa if it or any Member, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Sections 7.02(a), Section 7.02(b), Section 7.02(c) or Section 7.02(d) (other than the delivery of closing certificates) shall not be satisfied and Toreador would then be entitled to terminate this Agreement under Section 8.03(a) (without giving effect to the proviso in Section 8.03(a) or the 30-day advance notice period); or

(b)                                 prior to the Toreador stockholders meeting (including adjournments or postponement) contemplated by Section 6.05(a), in the event the Board of Directors of Toreador make a Toreador Adverse Recommendation Change or fails to recommend to Toreador’s stockholders in the Proxy Statement/Prospectus that they approve the Toreador Merger.

SECTION 8.05  Effect of Termination.

(a)                                  Simultaneously with any termination of this Agreement by Toreador pursuant to Section 8.03(b), Toreador shall pay to ZaZa the Toreador Termination Amount in accordance with Section 8.03(b).

(b)                                 If at any time after the date of this Agreement, (i) ZaZa terminates this Agreement pursuant to Section 8.04(b), or (ii)(A) a Toreador Acquisition Proposal shall have been made known to Toreador or publicly disclosed, (B)(I) this Agreement is terminated by ZaZa or Toreador pursuant to Section 8.02(a) and as of the date of such termination the conditions to ZaZa’s obligation to close set forth in Sections 7.03(a) and (b) are not satisfied (other than the delivery of closing certificates) and the conditions to Toreador’s obligation to close set forth in Sections 7.02(a), (b), (c), and (d) are satisfied (other than the delivery of closing certificates), or (II) this Agreement is terminated by ZaZa or Toreador pursuant to Section 8.02(b) (as long as, in the case of Section 8.02(b), the Toreador Acquisition Proposal was publicly disclosed and not withdrawn at the time of the Toreador stockholder meeting) and (C) within 12 months after this termination, Toreador enters into a definitive agreement in respect of a Toreador Acquisition Proposal or a transaction pursuant to any Toreador Acquisition Proposal is consummated, then Toreador shall pay ZaZa the Toreador Termination Amount (provided, that, for purpose of this

Section 8.05(b)(ii), the term “Toreador Acquisition Proposal” shall have the meaning assigned to such term in Section 6.03(a), except that the reference to “20% or more” shall be deemed to be a reference to “50% or more”).

(c)                                  If this Agreement is terminated by ZaZa pursuant to Section 8.04(a), then Toreador shall pay to ZaZa all of the ZaZa Expenses (as hereinafter defined) of ZaZa and its Affiliates.  As used herein, “ZaZa Expenses” shall mean all reasonable out-of-pocket documented fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of ZaZa and its Affiliates), up to $750,000 in the aggregate, incurred by ZaZa and Affiliates or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the proposed Combination, including the expenses relating to any Contribution Indebtedness;

(d)                                 If this Agreement is terminated by Toreador pursuant to Section 8.03(a), then ZaZa shall pay to Toreador all of the Toreador Expenses (as hereinafter defined).  As used herein, “Toreador Expenses” shall mean all reasonable out-of-pocket documented fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of Toreador and its Affiliates), up to $750,000 in the aggregate, incurred by Toreador and Affiliates or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the proposed Combination, including the expenses relating to any Contribution Indebtedness and any Permitted Indebtedness.

(e)                                  For the purposes of this Agreement, the “Toreador Termination Amount” shall mean an amount equal to $3,500,000.00 in cash.  All payments of the Toreador Termination Amount and the ZaZa Expenses, if any, shall be made in cash by wire transfer of immediately available funds to an account designated by ZaZa in writing and all payments of the Toreador Expenses, if any, shall be made in cash by wire transfer of immediately available funds to an account designated by Toreador.

(f)                                    In the event of termination of this Agreement and the abandonment of the Combination pursuant to this Article 8, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 8.05, Section 6.12, and Section 6.18 and except for the provisions of Article 9 and the obligations of the parties under the Toreador/ZaZa Confidentiality Agreements, which shall survive such termination; provided, however, that a party may recover damages caused by a Willful and Material Breach of this Agreement by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.  The term “Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.  The parties acknowledge and agree that a party’s damages hereunder in the event of a breach by another party shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by a party’s stockholders or members, taking into consideration all relevant matters.

SECTION 8.06  Extension; Waiver.  At any time prior to the Effective Time, each party may (in the case of ZaZa or Toreador, by action taken by its Board of Directors), to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 9

General Provisions

SECTION 9.01  Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any document delivered in connection with this Agreement, including under the Contribution Agreement and the ZaZa Transfer Documents and the Net Profits Interests Contribution Agreement, shall survive the consummation of the Combination and the transactions contemplated thereunder.

SECTION 9.02  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day, in each case to the intended recipient as set forth below:

(a)                                  if to ZaZa:

ZaZa Energy, LLC

1301 McKinney Street, Suite 2850

Houston, Texas 77010

Attn: Todd Brooks

Facsimile: (713) 595-1919

with a copy (which shall not constitute notice) to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attn: G. Michael O’Leary, Esq. or William M. Young, Esq.

Facsimile: 713.238.7130 (O’Leary)

Facsimile: 713-238-7111 (Young)

(b)                                 if to Toreador:

Toreador Resources Corporation

c/o Toreador Holding SAS

5 rue Scribe

Paris, France

Attn: Corporate Secretary

Facsimile: 33 (0) 1 47 03 33 71

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attn:  Philip Richter, Esq. and Murray Goldfarb, Esq.

Facsimile:  (212) 859-4000

SECTION 9.03  Assignment; Binding Effect; Benefit.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.  Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 6.13 and 6.14, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 9.04  Entire Agreement.  This Agreement, the exhibits to this Agreement, the Toreador Disclosure Letter, the ZaZa Disclosure Letter and any documents delivered by the parties in connection herewith and the Toreador/ZaZa Confidentiality Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.  No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

SECTION 9.05  Amendments.  This Agreement may be amended by the parties hereto, by action taken or authorized by (in the case of ZaZa and Toreador) their Boards of Directors, managers, governing committee or members, as applicable, at any time before or after approval of matters presented in connection with the Toreador Merger by the stockholders of Toreador, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders unless such amendment is subject to such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 9.06  Governing Law.  This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.  Each of Toreador and ZaZa hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.  Each party to this Agreement irrevocably waives the right to a trial by jury in connection with any matter arising out of this Agreement and, to the fullest extent permitted by Applicable Law, any defense or objection it may now or hereafter have to the laying of venue of any proceeding under this Agreement brought in the Delaware Courts and any claim that any proceeding under this Agreement brought in any such court has been brought in an inconvenient forum.

SECTION 9.07  Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

SECTION 9.08  Headings.  Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

SECTION 9.09  Interpretation.  In this Agreement:

(a)                                  Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

(b)                                 The words “include”, “includes” and “including” are not limiting.

(c)                                  The phrase “to the knowledge of” and similar phrases relating to knowledge after reasonable investigation of (x) Toreador, shall mean the actual knowledge of Craig McKenzie, Tony Vermeire, Marc Senges or Emmanuel Mousset, and (y) ZaZa, shall mean the actual knowledge after reasonable investigation of Todd A. Brooks, John E. Hearn Jr., Gaston L. Kearby or Brian Nelson.

(d)                                 “Applicable Law” shall mean, with respect to any Person, any foreign, supranational, federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

(e)                                  “Indebtedness” means, with respect to any Person, without duplication, any (i) obligation of such Person with respect to any indebtedness for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs), (ii) obligation of such Person with respect to any Indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs), (iii) commitments of such Person for which it assures a financial institution against loss (including contingent reimbursement obligations with respect to banker’s acceptances or letters of credit), (iv) liability of such Person with respect to commodity, interest rate or currency exchange swaps, forward contracts, collars, caps or similar hedging obligations and (v) responsibility or liability of such Person directly or indirectly as obligor, guarantor, surety or otherwise of any of the foregoing.

(f)                                    “Person” or “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

(g)                                 “Material Adverse Effect” with respect to Toreador, ZaZa or the Company shall mean any change, effect, occurrence, state of facts or development that, individually or in the aggregate, materially and adversely affects the business, assets and liabilities (taken together), results of operations or financial condition (including capitalization) of such Person and its Subsidiaries on a consolidated basis (in the case of the Company, after giving effect to Combination), except to the extent (in the case of clause (i) above) that such change, effect, occurrence, state of facts or development results from (A) general economic, regulatory or political conditions or changes therein in the United States, France or the other countries in which such Person operates (except to the extent that any such matter shall have adversely affected the business of such Person in a manner that is materially disproportionate to the degree to which such matter shall have adversely affected similarly situated businesses); (B) financial or securities market fluctuations or conditions; (C) changes in, or events or conditions affecting, the oil and natural gas exploration and development industry generally (except to the extent that any such matter shall have adversely affected the business of such Person in a manner that is materially disproportionate to the degree to which such matter shall have adversely affected similarly situated businesses); (D) any failure to achieve any revenue, earnings or other projections provided, that the exception in this clause (D) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such failure has resulted in, or contributed to, a Material Adverse Effect; (E) the announcement or pendency of the Combination, other than for purposes of Section 4.06, clause (m) of the third sentence of Section 4.11, Section 5.06, and clause (m) of the third sentence of Section 5.11; (F) with respect to Toreador, any change in the market price or trading volume of the Toreador Common Stock; provided, that the exception in this clause (F) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such change has resulted in, or contributed to, a Toreador Material Adverse Effect, or (G) any change in Applicable Law, regulation or GAAP (or authoritative interpretation thereof) (except to the extent that any such change shall have adversely affected the Person in a manner that is materially disproportionate to the degree to which such matter shall have adversely affected similarly situated businesses).  “Toreador Material Adverse Effect”, “ZaZa Material Adverse Effect” and “Company Material Adverse Effect” mean a Material Adverse Effect with respect to Toreador, ZaZa, or the Company (after giving effect to the Combination), respectively.

(h)                                 “Subsidiary” or “Subsidiaries” when used with respect to any party shall mean any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner or managing member.

(i)                                     “Business Day” means any day on which national banking institutions in New York and Texas are open to the public for conducting business and are not required or authorized to close.

SECTION 9.10  Waivers.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

SECTION 9.11  Incorporation of Disclosure Letters and Exhibits.  The Toreador Disclosure Letter, the ZaZa Disclosure Letter and all exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

SECTION 9.12  Severability.  If any provision of this Agreement is invalid, illegal or unenforceable, that provision will, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein, and if such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

SECTION 9.13  Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or if this Agreement was otherwise breached and that monetary damages, even if available, would not be an adequate remedy hereunder.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court without proof of actual damages and each party hereto waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Applicable Law or in equity for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

TOREADOR RESOURCES CORPORATION

By:	/s/ Craig M. McKenzie
Name:	Craig M. McKenzie
Title:	President and Chief Executive Officer

ZAZA ENERGY, LLC

By:	/s/ Todd Alan Brooks
Name:	Todd Alan Brooks
Title:	Manager

ZAZA ENERGY CORPORATION

By:	/s/ Todd Alan Brooks
Name:	Todd Alan Brooks
Title:	President and Assistant Secretary

THOR MERGER SUB CORPORATION

By:	/s/ Craig M. McKenzie
Name:	Craig M. McKenzie
Title:	Vice President and Secretary

EXHIBIT A

FORM OF PROMISSORY NOTE

$[ ]	New York, New York
[•], 2011

ZaZa Energy Corporation, a Delaware corporation (“Maker”), hereby promises to pay to [Zeus Member], (“Payee”), on the fourth anniversary of the date hereof (the “Maturity Date”), in lawful money of the United States of America, the principal amount of [              ] DOLLARS ($[            ]), and to pay simple interest at the rate of 8% per annum on the outstanding principal balance hereof from the date hereof until payment of the principal balance in full or in part without premium or penalty on the Maturity Date (or any extension thereof), pursuant to the terms and conditions set forth in this secured, non-negotiable, non-transferable promissory note (this “Note”).  Interest payments shall be made in cash on the last day of each month and on the Maturity Date.

If the obligation of Maker to pay any principal or interest on this Note becomes due on a Saturday, Sunday or day on which banks in New York State are permitted or required to be closed, then such due date shall be extended to the next succeeding day that is not a Saturday, Sunday or a day on which banks in New York State are permitted or required to be closed.  All payments of principal and interest due hereunder shall be paid in lawful money of the United States of America by wire transfer at the account specified by Payee.

This Note shall be secured by a pledge of collateral in favor of Payee in accordance with that certain pledge agreement executed by and between Maker and Payee concurrently with the execution of this Note (the “Pledge Agreement”).

The Maker may prepay all or a portion of the principal amount hereof, in whole or in part at any time, and to repay any interest accrued on the principal amount hereof at any time and from time to time, in each case, without premium or penalty.  If Maker or any of its subsidiaries consummate any debt or equity financing (other than a revolving credit facility), Maker shall, within five (5) days of the consummation of such financing, prepay a portion of the Note equal to the lesser of (i) all amounts of accrued interest and outstanding principal hereunder or (ii) twenty percent (20%) of the net cash proceeds of such financing multiplied by a fraction, the numerator of which is the outstanding balance of this Note and the denominator of which is the sum of the outstanding balance of this Note and the other similar notes issued by Maker on or about the date of this Note to Todd Brooks, Gaston Kearby, John Hearn, [Lara Energy, Inc., Omega Energy Corp. and Blackstone Oil & Gas, LLC - delete name of Payee] (a “Mandatory Prepayment”), which Mandatory Prepayment shall be applied first to any interest accrued on the outstanding principal amount hereof at the time of such prepayment and second to the outstanding principal amount hereof.  Maker shall also make prepayments, if applicable, as required under the terms of the Contribution Agreement (as hereinafter defined).

Payee represents that it is acquiring this Note for investment and not with a view to the sale or distribution thereof.

Maker represents, warrants and covenants that (i) the issuance and delivery of this Note has been duly and validly authorized and (ii) this Note is a valid and legally binding obligation of the Maker, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and similar laws affecting creditors’ rights generally and that the granting of specific performance lies at the discretion of a court in equity.

This Note evidences secured, non-negotiable and non-transferable indebtedness of the Maker.

If an Event of Default (as defined below) under this Note shall occur and be continuing, then the Payee shall have the right to declare the entire principal balance and all accrued interest under this Note due and payable.  An “Event of Default” shall occur hereunder upon the occurrence of any one or more of the following events with respect to Maker: (i) if Maker shall fail to make any payment of principal or interest on this Note required hereby when due; (ii) any security interest purported to be created by the Pledge Agreement shall cease to be, or shall be asserted by the Maker not to be, a valid, perfected) security interest in the collateral covered thereby; (iii) default shall be made in the due observance or performance by Maker of any covenant, condition or agreement contained in the Pledge Agreement and such default shall continue unremedied for a period of 30 days after the receipt of notice thereof by the Maker from the Payee, (iv) if, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker shall (1) commence a voluntary case or proceeding; (2) consent to the entry of an order for relief against it in an involuntary case; (3) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (4) make an assignment for the benefit of its creditors; or (5) admit in writing its inability to pay its debts as they become due; or (v) if a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (1) is for relief against Maker in an involuntary case; (2) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker’s properties; or (3) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 30 days.

All notices in respect of this Note shall be given by hand delivery, by a recognized overnight courier service, or by registered or certified United States mail, return receipt requested, to Maker or Payee and their respective agents at their addresses set forth in Section 7.02 of the Contribution Agreement (the “Contribution Agreement”), dated as of August       , 2011, among the Maker, Payee and Toreador Resources Corporation, a Delaware corporation.  Any notice deemed to have been given two business days after delivery to the courier service or five days after deposited in the U.S. mail, as the case may be.

This Note is not transferable or assignable by its holder without the prior written consent of the Maker.

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Maker covenants and agrees, and Payee by its acceptance of this Note likewise covenants and agrees, that the payment of the principal of this Note is subordinated, to the extent and in the manner provided herein, to the prior payment in full of all Senior Indebtedness (as hereinafter defined) and that the subordination is for the benefit of the lenders under such Senior Indebtedness (the “Lenders”).  Maker, and Payee by its acceptance of this Note likewise, hereby (i) authorizes each Lender to demand specific performance of the terms hereof, whether or not Maker shall have complied with any of the provisions hereof applicable to it, at any time when Maker shall have failed to comply with any provisions hereof which are applicable to it, and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance. Upon any payment of any amounts hereunder by Maker to Payee, or upon any distribution of assets of Maker in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(i)                                     The Lenders shall first be entitled to receive payment in full in cash of the Senior Indebtedness before Payee is entitled to receive any payment on account of any obligations evidenced hereby; provided that so long as no Default or Event of Default (as such terms are defined in the definitive agreements governing any Senior Indebtedness) shall have occurred and continue under any definitive agreement governing any Senior Indebtedness, Maker may pay to Payee and Payee may receive for itself and not for the benefit of the Lenders regularly scheduled payments of interest hereunder and Mandatory Prepayments in accordance with the terms hereof;

(ii)                                  Any payment or distribution of assets of Maker of any kind or character, whether in cash, property or securities, to which Payee would be entitled except for the provisions hereof, shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the Lenders, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to the Lenders; and

(iii)                               In the event that notwithstanding the provisions hereof, any payment or distribution of assets of Maker of any kind or character (other than regularly scheduled interest and Mandatory Prepayments paid in accordance with clause (i) above), whether in cash, property or securities, shall be received by Payee on account of this Note before all Senior Indebtedness is paid in full, such payment or distribution shall be received and held in trust for and shall be paid over to the Lenders for application to the payment of the Senior Indebtedness until all of the Senior Indebtedness shall have been paid in full in cash, after giving effect to any concurrent payment or distribution or provision therefor to the Lenders.

No right of any Lender or any other present or future holders of any Senior Indebtedness to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Maker or Payee or by

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any act or failure to act, in good faith, by any Lender, or by any noncompliance by Maker or Payee with the terms of this Note, regardless of any knowledge thereof which any Lender may have or be otherwise charged with; and such indebtedness of Maker to the Payee, if any Lender, after a Default or Event of Default (as such terms are defined in the definitive agreements governing any Senior Indebtedness) has occurred, so requests, shall be collected, enforced and received by Payee as trustee for the Lenders and be paid over to the Lenders on account of Senior Indebtedness, but without affecting or impairing in any manner the liability of Maker under the provisions of this Note.

As used herein, “Senior Indebtedness” means any obligation of Maker to any unaffiliated third part for borrowed money which, by its express terms, is senior to the obligations of Maker under this Note, and all obligations and liabilities (including all principal and any interest accruing on the foregoing), fees, charges and collection expenses in connection therewith; provided, however, that in no event shall the principal amount of the Senior Indebtedness exceed $150,000,000.

This Note shall be governed by and construed in accordance with the laws and the State of New York, and the terms hereof may only be changed by written agreement duly executed by Maker and Payee.

[Remainder of this page has been intentionally left blank]

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IN WITNESS WHEREOF, the Maker has caused this Note to be executed and delivered as of the date first above written.

ZAZA ENERGY CORPORATION

By:
Name:
Title:

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PLEDGE AGREEMENT

This PLEDGE AGREEMENT (this “Agreement”), is effective as of the        day of           , 2011 (the “Effective Date”), by and between ZaZa Energy Corporation, a Delaware corporation (“Pledgor”), and [ZaZa Member], a [              ] (“Pledgee”).(1)

RECITALS:

WHEREAS, Pledgor desires to purchase all of the membership interests (the “Membership Interests”) in ZaZa Energy, LLC, a Texas limited liability company (“ZaZa”) pursuant to that certain Contribution Agreement (the “Contribution Agreement”), dated as of August 9, 2011, by and among Pledgor and the members of ZaZa, including Pledgee;

WHEREAS, in consideration for the Pledged Membership Interests (as defined below), Pledgor has issued to Pledgee a promissory note having an aggregate principal balance of $                   (the “Note”) payable to Pledgee in the manner described therein; and

WHEREAS, Pledgee has conditioned its contribution of its Membership Interests to Pledgor pursuant to the Contribution Agreement upon the execution and delivery by Pledgor of this Agreement, and Pledgor has agreed to enter into this Agreement with Pledgee.

AGREEMENTS:

NOW, THEREFORE, in order to comply with the terms and conditions of the Contribution Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pledgor hereby agrees with Pledgee, as follows:

Section 1.                                          Pledge.  Pledgor hereby pledges, assigns and grants to Pledgee a security interest in one-third (1/3) of the Membership Interests (the “Pledged Membership Interests”), and all dividends, distributions, proceeds, and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the Pledged Membership Interests.

Section 2.                                          Security for Obligations.  This Agreement secures the payment of all principal from time to time outstanding under the Note and all interest thereon and all other obligations of Pledgor now or hereafter existing thereunder pursuant to the Note and this Agreement (collectively, the “Obligations”).

Section 3.                                          Delivery of Pledged Membership Interests; UCC Filing.

(a)                                  Pledgor shall, from time to time, as may be required by Pledgee, with respect to the Pledged Membership Interests, take all actions as may be requested by Pledgee to perfect the security interest of Pledgee in the Pledged Membership Interests.  All certificates or instruments representing or evidencing the Pledged Membership Interests shall be delivered to and held by or on behalf of Pledgee pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank so that control of the Pledged Membership Interests is obtained and at all times held by Pledgee.

(b)                                 Pledgor hereby irrevocably authorizes Pledgee at any time and from time to time to file in the state of Delaware and any other applicable jurisdiction any financing

(1)  Pledge Agreement for Lara Energy Inc. will also include a pledge of all of the shares of ZaZa Holdings, Inc., and ZaZa Holdings, Inc. will also be a party and will pledge the 1% membership interest in ZaZa owned by it.

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statements and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Membership Interests, without the signature of Pledgor where permitted by law

Section 4.                                          Further Assurances.  Pledgor agrees that at any time and from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, as may be reasonably requested by Pledgee in order to perfect and protect any security interest granted hereby or to enable Pledgee to exercise and enforce its rights and remedies hereunder with respect to the Pledged Membership Interests.

Section 5.                                          Representations and Warranties. Pledgor represents and warrants as follows:

(a)                                  At the time the Pledged Membership Interests becomes subject to the lien and security interest created by this Agreement, Pledgor will be the sole, direct, legal and beneficial owner thereof, free and clear of any lien, security interest, option or other encumbrance except for the security interest created by this Agreement.

(b)                                 The pledge of the Pledged Membership Interests pursuant to this Agreement creates a valid and perfected first priority security interest in the Pledged Membership Interests, securing the payment and performance when due of the Obligations.

(c)                                  It has full power, authority and legal right to pledge the Pledged Membership Interests pursuant to this Agreement.

(d)                                 Each of this Agreement and the Note has been duly authorized, executed and delivered by Pledgor and constitutes a legal, valid and binding obligation of Pledgor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to equitable principles (regardless of whether enforcement is sought in equity or at law).

(e)                                  No authorization, approval, or other action by, and no notice to or filing with, any governmental authority, regulatory body or any other entity is required for the pledge by Pledgor of the Pledged Membership Interests pursuant to this Agreement or for the execution and delivery of the Note and this Agreement by Pledgor or the performance by Pledgor of its obligations thereunder.

(f)                                    The execution and delivery of the Note and this Agreement by Pledgor and the performance by Pledgor of its obligations thereunder, will not violate any provision of any applicable law or regulation or any order, judgment, writ, award or decree of any court, arbitrator or governmental authority, domestic or foreign, applicable to Pledgor or any of its property, or the organizational or governing documents of Pledgor or any agreement or instrument to which Pledgor is party or by which it or its property is bound.

(g)                                 All certificates, agreements or instruments representing or evidencing the Pledged Membership Interests in existence on the date hereof have been delivered to Pledgee in

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suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank.

Section 6.                                          Voting Rights; Dividends; Etc.

(a)                                  So long as no Event of Default (as hereinafter defined) shall have occurred and be continuing, Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Membership Interests or any part thereof for any purpose and from time to time, upon request from Pledgor, Pledgee shall deliver to Pledgor suitable proxies so that Pledgor may cast such votes or consents.

(b)                                 Upon the occurrence (but only during the continuation) of any Event of Default, all the rights of Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 6(a) hereof shall cease, and all such rights shall thereupon become vested in Pledgee who shall thereupon have the sole right, but not the obligation, to exercise such voting and other consensual rights.

(c)                                  Unless an Event of Default shall have occurred and remains uncured, Pledgor shall be entitled to receive for its own use all cash dividends or distributions or other payments on or associated with the Pledged Membership Interests.  Upon the occurrence of an Event of Default and prior to any cure thereof, Pledgee may require any such cash dividends or distributions to be delivered to Pledgee as additional security hereunder or applied toward the satisfaction of the Obligations.

The foregoing shall be, and shall be forthwith delivered to Pledgee to be held by Pledgee as, Pledged Membership Interests and shall, if received by Pledgor, be received in trust for the benefit of Pledgee, be segregated from the other property or funds of Pledgor and be forthwith delivered to Pledgee as Pledged Membership Interests in the same form as so received (with any necessary endorsement).

Section 7.                                          Transfers and Other Liens.  Pledgor agrees that, until all of the Obligations have been satisfied in full, Pledgor will not (a) sell or otherwise dispose of, or grant any option with respect to, any of the Pledged Membership Interests or (b) grant, create, permit or suffer to exist any mortgage, pledge, lien, security interest, option, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever on or with respect to any of the Pledged Membership Interests, except for the security interests created by this Agreement.

Section 8.                                          Events of Default.  “Event of Default” under this Agreement shall have the meaning assigned to such term in the Note.

Section 9.                                          Remedies Upon Default.  If any Event of Default shall have occurred and be continuing:

(a)                                  Pledgee may assert all rights and remedies of a secured party under the Uniform Commercial Code as is in effect in the state of New York (the “UCC”) or other applicable law, including, without limitation, the right to take possession of, hold, collect, sell, lease, deliver, grant options to purchase or otherwise retain, liquidate or dispose of all or any portion of the Pledged Membership Interests. If notice prior to disposition of the Pledged

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Membership Interests or any portion thereof is necessary under applicable law, written notice mailed to Pledgor at its notice address as provided in Section 21 hereof ten days prior to the date of such disposition shall constitute reasonable notice, but notice given in any other reasonable manner shall be sufficient.  So long as the sale of the Pledged Membership Interests is made in a commercially reasonable manner, Pledgee may sell such Pledged Membership Interests on such terms and to such purchaser(s) as Pledgee in its absolute discretion may choose, without assuming any credit risk and without any obligation to advertise or give notice of any kind other than that necessary under applicable law.  Without precluding any other methods of sale, the sale of the Pledged Membership Interests or any portion thereof shall have been made in a commercially reasonable manner if conducted in conformity with reasonable commercial practices of creditors disposing of similar property.  Pledgor hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Pledged Membership Interests, whether before or after sale hereunder, and all rights, if any, of marshalling the Pledged Membership Interests and any other security for the Obligations or otherwise.  At any such sale, unless prohibited by applicable law, Pledgee or any custodian may bid for and purchase all or any part of the Pledged Membership Interests so sold free from any such right or equity of redemption. Neither Pledgee nor any custodian shall be liable for failure to collect or realize upon any or all of the Pledged Membership Interests or for any delay in so doing, nor shall it be under any obligation to take any action whatsoever with regard thereto.

(b)                                 All rights of Pledgor to (i) exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 6(a) and (ii) receive the dividends and other distributions which it would otherwise be entitled to receive and retain pursuant to Section 6(c) shall immediately cease, and all such rights shall thereupon become vested in Pledgee, which shall have the sole right to exercise such voting and other consensual rights and receive and hold such dividends and other distributions as additional collateral.

(c)                                  Any cash held by Pledgee as collateral and all cash proceeds received by Pledgee in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Membership Interests shall be applied in whole or in part by Pledgee against all or any part of the Obligations in such order as Pledgee shall elect.  Any surplus of such cash or cash proceeds held by Pledgee and remaining after payment in full of all the Obligations shall be paid over to Pledgor or to whomsoever may be lawfully entitled to receive such surplus. Pledgor shall remain liable for any deficiency if such cash and the cash proceeds of any sale or other realization of the Pledged Membership Interests are insufficient to pay the Obligations and the fees and other charges of any attorneys employed by Pledgee to collect such deficiency.

(d)                                 If Pledgee shall determine to exercise its rights to sell all or any of the Pledged Membership Interests pursuant to this Section 9, Pledgor agrees that, upon request of Pledgee, Pledgor will, at its own expense, do or cause to be done all such acts and things as may be necessary to make such sale of the Pledged Membership Interests or any part thereof valid and binding and in compliance with applicable law.

Section 10.                                   Reasonable Care.  Pledgee shall be deemed to have exercised reasonable care in the custody and the preservation of the Pledged Membership Interests in Pledgee’s possession, if the Pledged Membership Interests are accorded treatment substantially equal to that which Pledgee accords Pledgee’s own property, it being understood that Pledgee shall have

9

no responsibility for (a) ascertaining or taking action with respect to costs, conversions, changes, maturities, tenders or other matters relative to any Pledged Membership Interests, whether or not Pledgee has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Pledged Membership Interests.

Section 11.                                   Pledgee Appointed Attorney-in-Fact.  Pledgor hereby appoints Pledgee as Pledgor’s attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time during the continuance of an Event of Default in Pledgee’s discretion to take any action and to execute any instrument which Pledgee may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, indorse and collect all instruments made payable to Pledgor representing any dividend, interest payment or other distribution in respect of the Pledged Membership Interests or any part thereof and to give full discharge for the same. Such appointment, being coupled with an interest, shall be irrevocable. Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.

Section 12.                                   Pledgee May Perform. If Pledgor fails to perform any obligation contained in this Agreement, Pledgee may itself perform, or cause performance of, such obligation, and the expenses of Pledgee incurred in connection therewith shall be payable by Pledgor; provided that Pledgee shall not be required to perform or discharge any obligation of Pledgor.

Section 13.                                   Security Interest Absolute. All rights of Pledgee and liens and security interests hereunder, and all Obligations of Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a)                                  any illegality or lack of validity or enforceability of any Obligation or any related agreement or instrument;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or, if a third party shall have assumed the Obligations of Pledgor, any amendment or waiver of, or any consent to any departure from, any assumption or similar agreement executed and delivered in connection with such assumption;

(c)                                  any exchange, release or non-perfection of the Pledged Membership Interests or any other collateral, or any release or amendment or waiver of, or any consent to any departure from, any guaranty, for all or any of the Obligations; or

(d)                                 any other circumstance which might otherwise constitute a defense available to, or a discharge of, Pledgor or a third party pledgor, subject to Section 15 below.

Section 14.                                   Continuing Security Interest; Further Actions. This Agreement shall create a continuing first priority lien and security interest in the Pledged Membership Interests and shall (i) remain in full force and effect until payment and performance in full of the Obligations, (ii) be binding upon Pledgor, its successors and assigns, and (iii) inure to the benefit of Pledgee and its successors, transferees and assigns; provided that Pledgor may not assign or

10

otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Pledgee.

Section 15.                                   Return of the Pledged Membership Interests.  Upon the full payment and performance of the Obligations, (i) this Agreement and the pledge effected hereby shall be null and void and the Pledged Membership Interests shall promptly be returned to Pledgor by Pledgee, at Pledgee’s expense and (ii) Pledgee shall execute and deliver to Pledgor a proper instrument or instruments acknowledging the satisfaction and termination of this Agreement.

Section 16.                                   Subordination.  Notwithstanding anything to the contrary contained herein, Pledgee acknowledges and agrees that the indebtedness of Pledgor arising under or in connection with the Note is and will be subordinated pursuant to the terms of the Note to Senior Indebtedness (as such term is defined in the Note).  Pledgee hereby agrees to enter into customary subordination agreements and intercreditor agreements and to take any and all other actions reasonably necessary to evidence such subordination that are requested by Pledgee in connection with such Senior Indebtedness.

Section 17.                                   Expenses.  Pledgor shall upon demand pay to Pledgee any and all reasonable expenses (including reasonable attorneys’ fees and legal expenses) incurred by Pledgee in connection with protecting Pledgee against the claims or interests of any third person with respect to the Pledged Membership Interests, and in exercising any right or remedy conferred by this Agreement or by law.

Section 18.                                   Amendments.  No amendment or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by both Pledgor and Pledgee.

Section 19.                                   Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

Section 20.                                   Severability.  The provisions of this Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision or part thereof in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision in this Agreement in any jurisdiction.

Section 21.                                   Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day, in each case to the intended recipient as set forth below:

11

(a)                                  if to Pledgor:

ZaZa Energy Corporation

c/o Toreador Holding SAS

5 rue Scribe

Paris, France

Attn: Corporate Secretary

Facsimile: 33 (0) 1 47 03 33 71

with a copy (which shall not constitute notice) to:

[                    ]

[                    ]

[                    ]

Attn:  [                    ]

Facsimile:  [                    ]

(b)                                 if to Pledgee:

[ZaZa Member]

[                    ]

[                    ]

Attn: [                    ]

Facsimile: [                    ]

with a copy (which shall not constitute notice) to:

[                    ]

[                    ]

[                    ]

Attn:  [                    ]

Facsimile:  [                    ]

Section 22.                                   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which, taken together, shall constitute but one and the same instrument.  Notices and documents, including this Agreement, delivered by fax shall be sufficient for purposes of binding the sending party.

 [Remainder of Page Intentionally Left Blank]

12

Effective as of the date first written above.
PLEDGOR:

ZaZa Energy Corporation,
a Delaware corporation

By:
Name:
Title:

PLEDGEE:

[ZaZa Member],
a [ ]

By:
Name:
Title:

EXHIBIT D

RESTATED

CERTIFICATE OF INCORPORATION

OF

ZAZA ENERGY CORPORATION

ZaZa Energy Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as of [•], 2011:

1. The original Certificate of Incorporation was filed with the Office of the Secretary of State of the State of Delaware on August 4, 2011 (“Certificate of Incorporation”).

2. This Restated Certificate of Incorporation has been adopted and approved in accordance with Section 245 of the General Corporation Law of the State of Delaware and restates and amends the Certificate of Incorporation of the Corporation.

3. The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FIRST:  The name of the Corporation is ZaZa Energy Corporation.

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).  The Corporation is to have perpetual existence.

FOURTH:

Section 1.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is [•] consisting of (1) [•] shares of preferred stock, par value $[•] per share (“Preferred Stock”), and (2) [•] shares of common stock, par value $[0.01] per share (“Common Stock”).

Section 2.  The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

Section 3.  Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which stockholders generally are entitled to vote.  Subject to the provisions of law and the rights of the holders of any class or series of stock having a preference as to dividends over the Common Stock then outstanding, dividends may be paid on the Common Stock at such times and in such amounts as the Board of Directors shall determine.  Upon the dissolution, liquidation or winding up of the Corporation, after any preferential amounts to be distributed to the holders of any class or series of stock having a preference over the Common Stock then outstanding have been distributed or set apart for payment, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, respectively.

FIFTH:  The number of directors constituting the Board of Directors shall be fixed by, or in the manner provided in, the bylaws of the Corporation, provided that such number shall be no less than one (plus such number of directors as may be elected from time to time pursuant to the terms of any series of Preferred Stock that may be issued and outstanding).

SIXTH:  All the powers of the Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors.  In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend, and repeal from time to time the bylaws of the Corporation and to make from time to time new bylaws of the Corporation; provided, that the Board of Directors shall not have the power to make, adopt, alter, amend or repeal the bylaws of the Corporation or make new bylaws of the Corporation that are inconsistent with the terms of that certain stockholders agreement, dated August 9, 2011, as amended from time to time (the “Stockholders Agreement”), by and among the Corporation, Blackstone Oil & Gas, LLC, a Texas limited liability company, Omega Energy Corp., a Texas corporation, Lara Energy, Inc., a Texas corporation, and the Other Stockholders (as defined therein) that may join the Stockholders Agreement from time to time in accordance with the terms thereof.

SEVENTH:  No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL hereafter is amended to authorize the further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL.  Any repeal or provision shall be prospective only and shall not adversely affect any limitation of the personal liability of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH:  The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL, as the same exists or may hereafter be amended; provided, however, that except as provided in this Article EIGHTH with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

Such rights shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article EIGHTH is in effect.

Any repeal or amendment of this Article EIGHTH shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article EIGHTH.  Such right shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL.

If a claim for indemnification hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim.  It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the DGCL, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including the Board of Directors or any Committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including the Board of Directors or any Committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification by the Corporation is not permissible.

In the event of the death of any person having rights of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives.  The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.

The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

As used herein, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

NINTH:  The following provisions shall govern the management of the business and the conduct of the affairs of the Corporation, and the same are in furtherance of and not in limitation of the powers conferred by law:

Section 1                                               Related Party Transactions.  No contract or other transaction of the Corporation with any other person, firm, corporation or other entity in which the Corporation has an interest, shall be affected or invalidated by the fact that any one or more of the directors or officers of the Corporation, individually or jointly with others, may be a party to or may be interested in any contract or transaction so long as the contract or other transaction is approved by the Board of Directors in accordance with the DGCL.  Each person who may become a director or officer of the Corporation is hereby relieved from any liability that might otherwise arise by reason of his or her contracting with the Corporation for the benefit of himself or herself or any firm or corporation in which he or she may be in any way interested.

Section 2                                               Corporate Opportunities.

(a)                                  In recognition and anticipation that (i) John Hearn, Todd Brooks and Gaston Kearby (together, the “Founding Stockholders”) and their respective Affiliates (as defined below) may serve as directors or officers of the Corporation, and (ii) the Original Stockholders and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Section 2 are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Original Stockholders or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(b)                                 None of any Founding Stockholder or any of his Affiliates (collectively, the “Identified Persons” and, individually, an “Identified Person”) shall have any duty to refrain from directly or indirectly (x) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (y) otherwise competing with the Corporation, and, to the fullest extent permitted by the DGCL, no Identified Person shall (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders or (B) be liable to the Corporation or its stockholders for breach of any fiduciary duty, in each case, by reason of the fact that such Identified Person engages in any such activities, in each case so long as the Identified Person complies in all material respects with the provisions of that certain Non-Competition Agreement, dated August 9, 2011, between a Founding Stockholder and the Corporation, as amended from time to time (a “Non-

Competition Agreement”), then applicable to such Identified Person. The Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any such business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates.  Except as set forth in the applicable Non-Competition Agreement, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates.  To the fullest extent permitted by the DGCL, an Identified Person shall not (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders or (B) be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, in each case, by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself or himself, or offers or directs such corporate opportunity to another Person, in each case so long as the Identified Person complies in all material respects with the provisions of the Non-Competition Agreement then applicable to such Identified Person.

(c)                                  In addition to and notwithstanding the foregoing provisions of this Section 2, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy, except as set forth otherwise in the Non-Competition Agreement then applicable to the applicable Identified Person.

(d)                                 For purposes of this Section 2, (i) “Affiliate” shall mean a Person that, directly or indirectly, is controlled by, controls or is under common control with another Person and shall include any principal, member, director, partner, shareholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation); and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(e)                                  To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 2.

*  *  *  *  *  *

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by ZaZa Energy Corporation this [•] day of [•] 2011.

ZAZA ENERGY CORPORATION

By:
Name:
Title:

[Signature Page to Restated Certificate of Incorporation of ZaZa Energy Corporation]

EXHIBIT E

AMENDED AND RESTATED

BYLAWS

OF

ZAZA ENERGY CORPORATION

A Delaware Corporation

PREAMBLE

These bylaws are subject to, and governed by, the General Corporation Law of the State of Delaware (the “Delaware Corporation Law”) and the certificate of incorporation (as amended and/or restated, the “Certificate of Incorporation”) of ZaZa Energy Corporation, a Delaware corporation (the “Corporation”).  In the event of a direct conflict between the provisions of these bylaws and the mandatory provisions of the Delaware Corporation Law or the provisions of the Certificate of Incorporation, such provisions of the Delaware Corporation Law or the Certificate of Incorporation, as the case may be, will be controlling.

ARTICLE ONE:  OFFICE

1.1                                 Registered Office and Agent.  The registered office and registered agent of the Corporation shall be as designated from time to time by the appropriate filing by the Corporation in the office of the Secretary of State of the State of Delaware.

1.2                                 Other Offices.  The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or as the business of the Corporation may require.

ARTICLE TWO:  MEETINGS OF STOCKHOLDERS

2.1                                 Annual Meeting.  An annual meeting of stockholders, commencing with the year following the adoption of these bylaws, shall be held on the third Thursday during the month of May, if not a legal holiday, and if a legal holiday, then on the next secular day following, at 10:00 A.M., or at such other date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which time the stockholders shall elect a Board of Directors, and transact such other business as may properly be brought before the meeting.

2.2                                 Special Meeting.  A special meeting of the stockholders may be called only by the Board of Directors, by the Chairman of the Board, the Chief Executive Officer, the President, or by any holder or holders of record of at least 25% of the outstanding shares of capital stock of the Corporation then entitled to vote on any matter for which the respective special meeting is being called.  A special meeting shall be held on such date and at such time as shall be designated by the person(s) calling the meeting and stated in the notice of the meeting or in a duly executed waiver of notice of such meeting.  Only such business shall be transacted at a special meeting as may be stated or indicated in the notice of such meeting given in accordance with these bylaws or in a duly executed waiver of notice of such meeting.  The Board of

Directors, the Chief Executive Officer or the President may postpone or reschedule any previously scheduled special meeting.

2.3                                 Place of Meetings.  An annual meeting of stockholders may be held at any place within or without the State of Delaware designated by the Board of Directors.  A special meeting of stockholders may be held at any place within or without the State of Delaware designated in the notice of the meeting or a duly executed waiver of notice of such meeting. Meetings of stockholders shall be held at the principal office of the Corporation unless another place is designated for meetings in the manner provided herein.

2.4                                 Notice.  Written or printed notice stating the place, day, and time of each meeting of the stockholders and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the Chairman of the Board, the Secretary, or the officer or person(s) calling the meeting, to each stockholder of record entitled to vote at such meeting.  If such notice is to be sent by mail, it shall be directed to such stockholder at his address as it appears on the records of the Corporation, unless he shall have filed with the Secretary of the Corporation a written request that notices to him be mailed to some other address, in which case it shall be directed to him at such other address.  Notice of any meeting of stockholders shall not be required to be given to any stockholder who shall attend such meeting in person or by proxy and shall not, at the beginning of such meeting, object to the transaction of any business because the meeting is not lawfully called or convened, or who shall, either before or after the meeting, submit a signed waiver of notice, in person or by proxy.

2.5                                 Notice of Stockholder Business; Nomination of Director Candidates.

(a)                                  At annual meetings of the stockholders, only such business shall be conducted as shall have been brought before the meetings (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors, or (iii) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Section 2.5, who shall be entitled to vote at such meeting, and who complies with the notice procedures set forth in this Section 2.5.

(b)                                 Only persons who are nominated in accordance with the procedures set forth in these bylaws shall be eligible to serve as directors.  Nominations of persons for election to the Board of Directors may be made at a meeting of stockholders (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof, including the nominating committee as designated in Article Five herein) or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Section 2.5, who shall be entitled to vote for the election of directors at the meeting, and who complies with the notice procedures set forth in this Section 2.5.

(c)                                  A stockholder must give timely, written notice to the Secretary of the Corporation to nominate directors at an annual meeting pursuant to Section 2.5(b) hereof or to propose business to be brought before an annual or special meeting pursuant to clause (iii) of Section 2.5(a) hereof.  To be timely in the case of an annual meeting, a stockholder’s notice must be received at the principal executive offices of the Corporation not more than 180 days nor less than 120 days before the first anniversary of the preceding year’s annual meeting.  To be timely in the case of a special meeting or in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date, a stockholder’s notice must be received at the principal executive offices of the Corporation no later than the close of business on the tenth day following the earlier of the day on which notice of the meeting date was mailed or public disclosure of the meeting date was made.  For purposes of this Section 2.5(c), “public disclosure” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934.  Such stockholder’s notice shall set forth (i) with respect to each matter, if any, that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) with respect to each person, if any, whom the stockholder proposes to nominate for election as a director, all information relating to such person (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director) that is required under the Securities Exchange Act of 1934, as amended, (iii) the name and address, as they appear on the Corporation’s records, of the stockholder proposing such business or nominating such persons (as the case may be), and the name and address of the beneficial owner, if any, on whose behalf the proposal or nomination is made, (iv) the class and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf the proposal or nomination is made, and (v) any material interest or relationship that such stockholder of record and/or the beneficial owner, if any, on whose behalf the proposal or nomination is made may respectively have in such business or with such nominee.  At the request of the Board of Directors, any person nominated for election as a director shall furnish to the Secretary of the Corporation the information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.

(d)                                 Notwithstanding anything in these bylaws to the contrary, no business shall be conducted, and no person shall be nominated to serve as a director, at an annual or special meeting of stockholders, except in accordance with the procedures set forth in this Section 2.5.  The chairman of the meeting shall, if the facts warrant, determine that business was not properly brought before the meeting, or that a nomination was not made, in accordance with the procedures prescribed by these bylaws and, if he shall so determine, he shall so declare to the meeting, and any such business not properly brought before the meeting shall not be transacted and any defective nomination shall be disregarded.  A stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Section 2.5.

2.6                                 Voting List.  At least 10 days before each meeting of stockholders, the Secretary or other officer of the Corporation who has charge of the Corporation’s stock ledger, either directly or through another officer appointed by him or through a transfer agent appointed by the Board of Directors, shall prepare a complete list of stockholders entitled to vote thereat, arranged in alphabetical order and showing the address of each stockholder and number of shares of capital stock registered in the name of each stockholder.  For a period of 10 days prior to such meeting, such list shall be kept on file at a place within the city where the meeting is to be held, which place shall be specified in the notice of meeting or a duly executed waiver of notice of such meeting or, if not so specified, at the place where the meeting is to be held and shall be open to examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours.  Such list shall be produced at such meeting and kept at the meeting at all times during such meeting and may be inspected by any stockholder who is present.

2.7                                 Quorum.  The holders of one-third of the outstanding shares of capital stock entitled to vote on a matter, present in person or by proxy, shall constitute a quorum at any meeting of stockholders, except as otherwise provided by law, the Certificate of Incorporation, or these bylaws.  If a quorum shall not be present, in person or by proxy, at any meeting of stockholders, the stockholders entitled to vote thereat who are present, in person or by proxy (or, if no stockholder entitled to vote is present, any officer of the Corporation), may adjourn the meeting from time to time without notice other than announcement at the meeting (unless the Board of Directors, after such adjournment, fixes a new record date for the adjourned meeting), until a quorum shall be present, in person or by proxy.  At any adjourned meeting at which a quorum shall be present, in person or by proxy, any business may be transacted which may have been transacted at the original meeting had a quorum been present; provided that, if the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting.

2.8                                 Required Vote; Withdrawal of Quorum.  When a quorum is present at any meeting, the vote of the holders of at least a majority of the outstanding shares of capital stock entitled to vote thereat who are present, in person or by proxy, shall decide any question brought before such meeting, unless the question is one on which, by express provision of law, the Certificate of Incorporation, or these bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question; provided, however, that the vote of the holders of a plurality of the outstanding shares of capital stock entitled to vote in the election of directors who are present, in person or by proxy, shall be required to effect elections of directors.  The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

2.9                                 Method of Voting; Proxies.  Except as otherwise provided in the Certificate of Incorporation or by law, each outstanding share of capital stock, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders.  Elections of directors need not be by written ballot.  At any meeting of stockholders, every stockholder having the right to vote may vote either in person or by a proxy executed in writing by the stockholder or by his duly authorized attorney-in-fact.  Each such proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting.  No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.  If no date is stated in a proxy, such proxy shall be presumed to have been executed on the date of the meeting at which it is to be voted.  Each proxy shall be revocable unless expressly provided therein to be irrevocable and coupled with an interest sufficient in law to support an irrevocable power or unless otherwise made irrevocable by law.

2.10                           Record Date.  For the purpose of determining stockholders entitled (a) to notice of or to vote at any meeting of stockholders or any adjournment thereof, (b) to receive payment of any dividend or other distribution or allotment of any rights, or (c) to exercise any rights in respect of any change, conversion, or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, for any such determination of stockholders, such date in any case to be not more than 60 days and not less than 10 days prior to such meeting nor more than 60 days prior to any other action.  If no record date is fixed, then the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

2.11                           Conduct of Meeting.  The Chairman of the Board, if such position has been filled, shall preside at all meetings of stockholders, and, if such position has not been filled or if the Chairman of the Board is absent or otherwise unable to act, the Chief Executive Officer shall preside at all meetings of stockholders unless the Chief Executive Officer position has not been filled or the Chief Executive Officer is absent or otherwise unable to act, in which case the President shall preside at all meetings of the stockholders.  The Secretary shall keep the records of each meeting of stockholders.  In the absence or inability to act of any such person, such person’s duties shall be performed by the person given the authority to act for such absent or non-acting person under these bylaws or by resolution adopted by the Board of Directors, or if no person has been given such authority, by some person appointed at the meeting.

2.12                           Inspectors of Election.  Before any meeting of stockholders, the Board of Directors may appoint any person other than nominees for office to act as inspectors of election at the meeting or its adjournment.  If no inspectors of election are so appointed, the presiding person may, and on request of any stockholder or stockholder’s proxy shall, appoint inspector(s) of election at the meeting of stockholders.  If any person appointed as inspector fails to appear or fails or refuses to act, the presiding person may, upon the request of any stockholder or stockholder’s proxy shall, appoint a person to fill such vacancy.

The duties of these inspectors shall be as follows:

(a)                                  Determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum and the authenticity, validity and effect of proxies;

(b)                                 Receive votes or ballots;

(c)                                  Herein determine all challenges and questions in any way arising in connection with the right to vote;

(d)                                 Count and tabulate all votes;

(e)                                  Report to the Board of Directors the results based on the information assembled by the inspectors; and

(f)                                    Do any other acts that be proper to conduct the election or vote with fairness to all stockholders.

ARTICLE THREE:  DIRECTORS

3.1                                 Management.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

3.2                                 Number; Qualification; Election; Term.  From the Effective Time, as defined in that certain Agreement and Plan of Merger and Contribution, dated as of August 9, 2011 (as amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Toreador Resources Corporation, a Delaware corporation, ZaZa Energy, LLC, a Texas limited liability company, the Corporation, and Thor Merger Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of the Corporation, until the third (3rd) anniversary of the Closing Date (as defined in the Merger Agreement), the Board of Directors shall consist of nine (9) directors.  Thereafter, the Board of Directors shall consist of not less than five (5) nor more than fifteen (15) directors.  Subject to the preceding sentences, the number of directors which shall constitute the whole Board of Directors shall from time to time be fixed and determined by resolution adopted by the Board of Directors.

3.3                                 Change in Number.  No decrease in the number of directors constituting the entire Board of Directors shall have the effect of shortening the term of any incumbent director.

3.4                                 Removal; Vacancies.  Any or all directors may be removed for or without cause at any annual or special meeting of stockholders, upon the affirmative vote of the holders of a majority of the outstanding shares of each class of capital stock then entitled to vote in person or by proxy at an election of such director or directors, provided that notice of the intention to act upon such matter shall have been given in the notice calling such meeting.  Newly created directorships resulting from any increase in the authorized number of directors and any vacancies occurring in the Board of Directors caused by death, resignation, retirement, disqualification, removal or other termination from office of any directors may be filled by the vote of a majority of the directors then in office, though less than a quorum, or by the affirmative vote, at a special meeting of the stockholders called for the purpose of filling such directorship, of the holders of a majority of the outstanding shares of capital stock then entitled to vote in person or by proxy at such meeting.  Each successor director so chosen shall hold office until his respective successor shall have been duly elected and qualified.

3.5                                 Meetings of Directors.  The directors may hold their meetings and may have an office and keep the records of the Corporation, except as otherwise provided by law, in such place or places within or without the State of Delaware as the Board of Directors may from time to time determine or as shall be specified in the notice of such meeting or duly executed waiver of notice of such meeting.

3.6                                 First Meeting.  Each newly elected Board of Directors may hold its first meeting for the purpose of organization and the transaction of business without further notice, if a quorum is present, immediately after and at the same place as the annual meeting of stockholders, unless by unanimous consent of the Board of Directors then elected and serving such time or place shall be changed.

3.7                                 Election of Officers.  At the first meeting of the Board of Directors after each annual meeting of stockholders at which a quorum shall be present, the Board of Directors shall elect the officers of the Corporation.

3.8                                 Regular Meetings.  Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors.  Notice of such regular meetings shall not be required.

3.9                                 Special Meetings.  Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, the Chief Executive Officer, the President, or by written request of a majority of the Board of Directors.

3.10                           Notice.  The Secretary shall give notice of each special meeting to each director at least four days before the meeting or two days if such notice is delivered by facsimile or electronic transmission.  Notice of any such meeting need not be given to any director who, either before or after the meeting, submits a signed waiver of notice or who shall attend such meeting without protesting, prior to or at its commencement, the lack of notice to him.  The purpose of any special meeting shall be specified in the notice or waiver of notice of such meeting.

3.11                           Quorum; Majority Vote.  At all meetings of the Board of Directors, a majority of the directors then in office shall constitute a quorum for the transaction of business.  If at any meeting of the Board of Directors there is less than a quorum present, a majority of those present or any director solely present may adjourn the meeting from time to time without further notice. Unless the act of a greater number is required by law, the Certificate of Incorporation, or these bylaws, the act of a majority of the directors present at a meeting at which a quorum is in attendance shall be the act of the Board of Directors.  At any time that the Certificate of Incorporation provides that directors elected by the holders of a class or series of stock shall have more or less than one vote per director on any matter, every reference in these bylaws to a majority or other proportion of directors shall refer to a majority or other proportion of the votes of such directors.

3.12                           Procedure. At meetings of the Board of Directors, business shall be transacted in such order as from time to time the Board of Directors may determine. The Chairman of the Board, if such position has been filled, and, if such position has not been filled or if the Chairman of the Board is absent or otherwise unable to act, the Chief Executive Officer unless the Chief Executive Officer position has not been filled or the Chief Executive Officer is absent or otherwise unable to act, in which case the President shall preside at all meetings of the Board of Directors. In the absence or inability to act of such persons, a chairman shall be chosen by the Board of Directors from among the directors present. The Secretary of the Corporation shall act as the secretary of each meeting of the Board of Directors unless the Board of Directors appoints another person to act as secretary of the meeting. The Board of Directors shall keep regular minutes of its proceedings which shall be placed in the minute book of the Corporation.

3.13                           Action Without Meeting.  Unless otherwise restricted by the Certificate of Incorporation or by these bylaws, any action required or permitted to be taken at a meeting of the Board of Directors, or of any committee of the Board of Directors, may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by all the directors or all the committee members, as the case may be, entitled to vote with respect to the subject matter thereof, and such consent shall have the same force and effect as a vote of such directors or committee members, as the case may be, and may be stated as such in any certificate or document filed with the Secretary of State of the State of Delaware or in any certificate delivered to any person.  Such consent or consents shall be filed with the minutes of proceedings of the Board of Directors or committee, as the case may be.

3.14                           Compensation.  The Board of Directors shall have the authority to fix the compensation, including fees and reimbursement of expenses, paid to directors for attendance at regular or special meetings of the Board of Directors or any committee thereof; provided, that nothing contained herein shall be construed to preclude any director from serving the Corporation in any other capacity or receiving compensation therefor.

3.15                           Interested Directors, Officers and Stockholders.

(a)                                  Validity.  Any contract or other transaction between the corporation and any of its directors, officers or stockholders (or any corporation or firm in which any of them are directly or indirectly interested) shall be valid for all purposes notwithstanding the presence of such director, officer or stockholder at the meeting authorizing such contract or transaction or his participation in such meeting or authorization.

(b)                                 Disclosure, Approval.  The foregoing shall, however, apply only if the interest of each such director, officer or stockholder is known or disclosed:

(i)                                     to the Board of Directors and it nevertheless authorizes or ratifies the contract or transaction by a majority of the directors present, each such interested director to be counted in determining whether a quorum is present but not in calculating the majority necessary to carry the vote; or

(ii)                                  to the stockholders and they nevertheless authorize or ratify the contract or transaction by a majority of the shares present, each such interested person to be counted for quorum and voting purposes.

(c)                                  Non-Exclusive.  This provision shall not be construed to invalidate any contract or transaction which would be valid in the absence of this provision.

ARTICLE FOUR:  EXECUTIVE COMMITTEE

4.1                                 Designation.  The Board of Directors may, by resolution adopted by a majority of the whole board, designate an executive committee, to consist of two or more of the directors of the corporation.

4.2                                 Authority.  The executive committee, to the extent provided in such resolution, shall have and may exercise all of the authority of the Board of Directors in the management of the business and affairs of the corporation, except where action of the full Board of Directors is required by statute or by the certificate of incorporation, and shall have power to authorize the seal of the corporation to be affixed to all papers which may require it.

4.3                                 Procedure.  The executive committee shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.

4.4                                 Removal.  Any member of the executive committee may be removed by the Board of Directors by the affirmative vote of a majority of the whole board, whenever in its judgment the best interests of the corporation will be served thereby.

4.5                                 Responsibility.  The designation of an executive committee and the delegation of authority to it shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed upon it or him by law.

ARTICLE FIVE:  NOMINATING COMMITTEE

5.1                                 Designation.  From the Effective Time until the third (3rd) anniversary of the Closing Date, the Board of Directors shall designate and maintain a nominating committee comprised of three Directors as selected pursuant to that certain stockholders agreement, dated August 9, 2011, as amended from time to time (the “Stockholders Agreement”), by and among the Corporation, Blackstone Oil & Gas, LLC, a Texas limited liability company, Omega Energy Corp., a Texas corporation, Lara Energy, Inc., a Texas corporation, and the Other Stockholders (as defined therein) that may join the Stockholders Agreement from time to time in accordance with the terms thereof.

5.2                                 Authority.  The nominating committee is vested with the full power and authority to nominate for election, directors in connection with each annual meeting of the stockholders of the Corporation in accordance with Sections 2.01(d) and 2.01(g) of the Stockholders Agreement.  The committee shall have such other duties, functions and powers as the Board of Directors may from time to time prescribe.

5.3                                 Procedure.  The nominating committee shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.

ARTICLE SIX:  OTHER COMMITTEES

6.1                                 Designation.  The Board of Directors may designate one or more committees.

6.2                                 Number; Qualification; Term.  Each committee shall consist of one or more directors appointed by resolution adopted by a majority of the entire Board of Directors.  The number of committee members may be increased or decreased from time to time by resolution adopted by a majority of the entire Board of Directors.  Each committee member shall serve as such until the earliest of (a) the expiration of his term as director, (b) his resignation as a committee member or as a director, or (c) his removal as a committee member or as a director.

6.3                                 Authority.  Each committee, to the extent expressly provided in the resolution establishing such committee, shall have and may exercise all of the powers and authority of the

Board of Directors in the management of the business and affairs of the Corporation except to the extent expressly restricted by law, the Certificate of Incorporation, or these bylaws.

6.4                                 Committee Changes.  The Board of Directors shall have the power at any time to fill vacancies in, to change the membership of, and to discharge any committee.

6.5                                 Alternate Members of Committees.  The Board of Directors may designate one or more directors as alternate members of any committee.  Any such alternate member may replace any absent or disqualified member at any meeting of the committee.  If no alternate committee members have been so appointed to a committee or each such alternate committee member is absent or disqualified, the member or members of such committee present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

6.6                                 Regular Meetings.  Regular meetings of any committee may be held without notice at such time and place as may be designated from time to time by the committee and communicated to all members thereof.

6.7                                 Special Meetings.  Special meetings of any committee may be held whenever called by any committee member.  The committee member calling any special meeting shall cause notice of such special meeting, including therein the time and place of such special meeting, to be given to each committee member at least two days before such special meeting.  Neither the business to be transacted at, nor the purpose of, any special meeting of any committee need be specified in the notice or waiver of notice of any special meeting.

6.8                                 Quorum; Majority Vote.  At meetings of any committee, a majority of the number of members designated by the Board of Directors shall constitute a quorum for the transaction of business.  If a quorum is not present at a meeting of any committee, a majority of the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present.  The act of a majority of the members present at any meeting at which a quorum is in attendance shall be the act of a committee, unless the act of a greater number is required by law, the Certificate of Incorporation, or these bylaws.

6.9                                 Minutes.  Each committee shall cause minutes of its proceedings to be prepared and shall report the same to the Board of Directors upon the request of the Board of Directors. The minutes of the proceedings of each committee shall be delivered to the Secretary of the Corporation for placement in the minute books of the Corporation.

6.10                           Compensation.  Committee members may, by resolution of the Board of Directors, be allowed a fixed sum and expenses of attendance, if any, for attending any committee meetings or a stated salary.

6.11                           Responsibility.  The designation of any committee and the delegation of authority to it shall not operate to relieve the Board of Directors or any director of any responsibility imposed upon it or such director by law.

6.12                           Removal.  Any members of any committee so designated may be removed by the

Board of Directors by the affirmative vote of a majority of the whole board, whenever in its judgment the best interests of the corporation will be served thereby.

ARTICLE SEVEN:  NOTICE

7.1                                 Method.  Whenever by statute, the Certificate of Incorporation, or these bylaws, notice is required to be given to any committee member, director, or stockholder and no provision is made as to how such notice shall be given, personal notice shall not be required and any such notice may be given (a) in writing, by mail, postage prepaid, addressed to such committee member, director, or stockholder at his address as it appears on the books or (in the case of a stockholder) the stock transfer records of the Corporation or (b) by any other method permitted by law (including but not limited to overnight courier service, telegram, telex, facsimile, or electronic transmission).  Any notice required or permitted to be given by mail shall be deemed to be delivered and given at the time when the same is deposited in the United States mail as aforesaid.  Any notice required or permitted to be given by overnight courier service shall be deemed to be delivered and given at the time delivered to such service with all charges prepaid and addressed as aforesaid.  Any notice required or permitted to be given by telegram, telex, or telefax shall be deemed to be delivered and given at the time transmitted with all charges prepaid and addressed as aforesaid.

7.2                                 Waiver.  Whenever any notice is required to be given to any stockholder, director, or committee member of the Corporation by statute, the Certificate of Incorporation, or these bylaws, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be equivalent to the giving of such notice. Attendance of a stockholder, director, or committee member at a meeting shall constitute a waiver of notice of such meeting, except where such person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE EIGHT:  OFFICERS

8.1                                 Number; Titles; Term of Office.  The officers of the Corporation shall be a Chief Executive Officer, a President, a Secretary, a Treasurer, and such other officers as the Board of Directors may from time to time elect or appoint, including one or more Vice Presidents (with each Vice President to have such descriptive title, if any, as the Board of Directors shall determine) and a Chief Operating Officer.  Each officer shall hold office until his successor shall have been duly elected and shall have qualified, until his death, or until he shall resign or shall have been removed in the manner hereinafter provided.  Any two or more offices may be held by the same person.  None of the officers need be a stockholder or a director of the Corporation or a resident of the State of Delaware.

8.2                                 Removal; Vacancies.  Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interest of the Corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.  Election or appointment of an officer or agent shall not of itself create contract rights.  Any vacancy occurring in any office of the Corporation (by death, resignation, removal, or otherwise) may be filled by the Board of Directors.

8.3                                 Authority.  Officers shall have such authority and perform such duties in the management of the Corporation as are provided in these bylaws or as may be determined by resolution or resolutions of the Board of Directors not inconsistent with these bylaws.

8.4                                 Compensation.  The compensation, if any, of officers and agents shall be fixed from time to time by the Board of Directors; provided, however, that the Board of Directors may delegate the power to determine the compensation of any non-executive officer and agent (other than the officer to whom such power is delegated) to the Chairman of the Board, the Chief Executive Officer or the President.

8.5                                 Chairman of the Board.  The Board of Directors may from time to time elect from among its members a Chairman of the Board who may be an officer of the Corporation (but the position of Chairman of the Board shall not be an officer position of the Corporation).  The Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors and shall have such additional powers and duties as may be prescribed by these bylaws or by the Board of Directors.  The Chairman of the Board shall hold such position until his successor shall have been duly elected and qualified, until his death, or he shall resign or shall have been removed in the manner provided herein.

8.6                                 Chief Executive Officer.  The Chief Executive Officer shall have the general management and control of the Corporation and may sign all certificates for shares of stock for the Corporation.  In the absence or inability of the Chairman of the Board to act, the Chief Executive Officer shall exercise all of the powers and discharge all of the duties of the Chairman of the Board.  As between the Corporation and third parties, any action taken by the Chief Executive Officer in the performance of the duties of the Chairman of the Board shall be conclusive evidence that the Chairman of the Board is absent or unable to act.  The Chief Executive Officer may also hold the position of President.

8.7                                 President.  The President, subject to the supervision of the Chairman of the Board and the Chief Executive Officer, shall have general executive charge, management, and control of the properties of the Corporation in the ordinary course of its business, with all such powers with respect to such properties as may be reasonably incident to such responsibilities.  In the absence or inability of the Chief Executive Officer to act, the President shall exercise all of the powers and discharge all of the duties of the Chief Executive Officer.  As between the Corporation and third parties, any action taken by the President in the performance of the duties of the Chief Executive Officer shall be conclusive evidence that the Chief Executive Officer is absent or unable to act.  The President may sign all certificates for shares of stock of the Corporation.  If there is not a Chief Operating Officer, the President shall have general executive charge, management and control of the operations of the Corporation in the ordinary course of its business, with all such powers with respect to such operations as may be reasonable incident to such responsibilities.

8.8                                 Chief Operating Officer.  The Chief Operating Officer, if such officer be elected, shall have general executive charge, management and control of the operations of the Corporation in the ordinary course of its business, with all such powers with respect to such operations as may be reasonably incident to such responsibilities.  The Chief Operating Officer shall have the usual powers and duties incident to the position of Chief Operating Officer of a corporation, subject to the control of the Board of Directors, the Chairman of the Board, the Chief Executive Officer and the President.

8.9                                 Vice Presidents.  Each Vice President shall have such powers and duties as may be assigned to him by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President, and (in order of their seniority as determined by the Board of Directors or, in the absence of such determination, as determined by the length of time they have held the office of Vice President) shall exercise the powers of the President during that officer’s absence or inability to act.  As between the Corporation and third parties, any action taken by a Vice President in the performance of the duties of the President shall be conclusive evidence of the absence or inability to act of the President at the time such action was taken.

8.10                           Treasurer.  The Treasurer shall have custody of the Corporation’s funds and securities, shall keep full and accurate account of receipts and disbursements, shall deposit all monies and valuable effects in the name and to the credit of the Corporation in such depository or depositories as may be designated by the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President.

8.11                           Assistant Treasurers.  Each Assistant Treasurer shall have such powers and duties as may be assigned to him by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President.  The Assistant Treasurers (in the order of their seniority as determined by the Board of Directors or, in the absence of such a determination, as determined by the length of time they have held the office of Assistant Treasurer) shall exercise the powers of the Treasurer during that officer’s absence or inability to act.

8.12                           Secretary.  Except as otherwise provided in these bylaws, the Secretary shall keep the minutes of all meetings of the Board of Directors and of the stockholders in books provided for that purpose, and he shall attend to the giving and service of all notices.  He may sign with the Chairman of the Board, the Chief Executive Officer or the President, in the name of the Corporation, all contracts of the Corporation and affix the seal, if any, of the Corporation thereto.  He may sign with the Chairman of the Board, the Chief Executive Officer or the President all certificates for shares of stock of the Corporation, and he shall have charge of the certificate books, transfer books, and stock papers as the Board of Directors may direct, all of which shall at all reasonable times be open to inspection by any director upon application at the office of the Corporation during business hours.  He shall in general perform all duties incident to the office of the Secretary, subject to the control of the Board of Directors, the Chairman of the Board, the Chief Executive Officer and the President.

8.13                           Assistant Secretaries.  Each Assistant Secretary shall have such powers and duties as may be assigned to him by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President.  The Assistant Secretaries (in the order of their seniority as determined by the Board of Directors or, in the absence of such a determination, as determined by the length of time they have held the office of Assistant Secretary) shall exercise the powers of the Secretary during that officer’s absence or inability to act.

ARTICLE NINE:  CERTIFICATES AND STOCKHOLDERS

9.1                                 Certificates for Shares.  Shares of stock of the Corporation may be certificated or uncertificated as provided under the Delaware Corporation Law.  If shares are certificated, certificates for shares of stock of the Corporation shall be in such form as shall be approved by the Board of Directors.  Notwithstanding the foregoing, each holder of uncertificated shares shall be entitled, upon request, to a certificate representing such shares.  The certificates shall be signed by the Chairman of the Board, the Chief Executive Officer, the President or a Vice President and also by the Secretary or an Assistant Secretary or by the Treasurer or an Assistant Treasurer.  Any and all signatures on the certificate may be a facsimile and may be sealed with the seal of the Corporation or a facsimile thereof.  If any officer, transfer agent, or registrar who has signed, or whose facsimile signature has been placed upon, a certificate has ceased to be such officer, transfer agent, or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.  The certificates shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued and shall exhibit the holder’s name and the number of shares.  Except as otherwise provided by law, the rights and obligations of holders of uncertificated shares and the rights and obligations of the holders of certificated shares of the same class and series shall be identical.

9.2                                 Replacement of Lost or Destroyed Certificates.  The Corporation may direct a new certificate or certificates to be issued or may register uncertificated shares in place of a certificate or certificates theretofore issued by the Corporation and alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate or certificates representing shares to be lost or destroyed.  When authorizing such issue of a new certificate or certificates or the registration of uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance or registration thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond with a surety or sureties satisfactory to the Corporation in such sum as it may direct as indemnity against any claim, or expense resulting from a claim, that may be made against the Corporation with respect to the certificate or certificates alleged to have been lost or destroyed.

9.3                                 Transfer of Shares.  Shares of stock of the Corporation shall be transferable only on the books of the Corporation by the holders thereof in person or by their duly authorized attorneys or legal representatives.  If such shares are certificated, upon surrender to the Corporation or the transfer agent of the Corporation of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, the Corporation or its transfer agent shall issue a new certificate or register uncertificated shares to the person entitled thereto, cancel the old certificate, and record the transaction upon its books.  Upon the receipt of proper transfer instructions of uncertificated shares by the holders thereof in person or by their duly authorized attorneys or legal representatives, such uncertificated shares shall be cancelled, issuance of new equivalent certificated or registration of uncertificated shares shall be made to the stockholder entitled thereto and the transaction shall be recorded on the books of the Corporation.

9.4                                 Registered Stockholders.  The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

9.5                                 Regulations.  The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer, and registration or, if the shares are certificated, the replacement of certificates for shares of stock of the Corporation.

9.6                                 Legends.  The Board of Directors shall have the power and authority to provide that, if the shares are certificated, certificates representing shares of stock bear such legends as the Board of Directors deems appropriate to assure that the Corporation does not become liable for violations of federal or state securities laws or other applicable law.

ARTICLE TEN:  INDEMNIFICATION

10.1                           Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 10.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

10.2                           Right to Advancement of Expenses.  In addition to the right to indemnification conferred in Section 10.1, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware Corporation Law requires, an advancement of expenses incurred by an indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal

(hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 10.2 or otherwise.

10.3                           Right of Indemnitee to Bring Suit.  If a claim under Sections 10.1 or 10.2 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit.  In (a) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware Corporation Law.  Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct of indemnification set forth in the Delaware Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct for indemnification, shall create a presumption that the indemnitee has not met the applicable standard of conduct for indemnification or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article Ten or otherwise shall be on the Corporation.

10.4                           Non-Exclusivity of Rights.  The rights to indemnification and to the advancement of expenses conferred in this Article Ten shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Certificate of Incorporation, bylaws, agreement, vote of stockholders or directors or otherwise.

10.5                           Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware Corporation Law.

10.6                           Indemnification of Employees and Agents of the Corporation.  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article Ten with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

10.7                           Nature of Rights.  The rights conferred upon indemnitees in this Article Ten shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.  Any amendment, alteration or repeal of this Article Ten that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

ARTICLE ELEVEN:  MISCELLANEOUS PROVISIONS

11.1                           Dividends.  Subject to provisions of law and the Certificate of Incorporation, dividends may be declared by the Board of Directors at any regular or special meeting and may be paid in cash, in property, or in shares of stock of the Corporation.  Such declaration and payment shall be at the discretion of the Board of Directors.

11.2                           Reserves.  There may be created by the Board of Directors out of funds of the Corporation legally available therefor such reserve or reserves as the directors from time to time, in their discretion, consider proper to provide for contingencies, to equalize dividends, or to repair or maintain any property of the Corporation, or for such other purpose as the Board of Directors shall consider beneficial to the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

11.3                           Books and Records.  The Corporation shall keep correct and complete books and records of account, shall keep minutes of the proceedings of its stockholders and Board of Directors and shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its stockholders, giving the names and addresses of all stockholders and the number and class of the shares held by each.

11.4                           Reliance upon Books, Reports and Records.  Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

11.5                           Fiscal Year.  The fiscal year of the Corporation shall be fixed by the Board of Directors; provided, that if such fiscal year is not fixed by the Board of Directors and the selection of the fiscal year is not expressly deferred by the Board of Directors, the fiscal year shall be the calendar year.

11.6                           Seal.  The seal of the Corporation shall be such as from time to time may be approved by the Board of Directors.

11.7                           Resignations.  Any director, committee member, or officer may resign by so stating at any meeting of the Board of Directors or by giving notice to the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President, or the Secretary.  Such resignation shall take effect at the time specified therein or, if no time is specified therein, immediately upon its receipt.  Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

11.8                           Telephone Meetings.  Members of the Board of Directors and members of a committee of the Board of Directors may participate in and hold a meeting of such Board of Directors or committee by means of a conference telephone or similar communications equipment by means of which persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 11.8 shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

11.9                           Time Periods.  In applying any provision of these bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

11.10                     Invalid Provisions.  If any part of these bylaws shall be held invalid or inoperative for any reason, the remaining parts, so far as it is possible and reasonable, shall remain valid and operative.

11.11                     Headings.  The headings used in these bylaws have been inserted for administrative convenience only and do not constitute matter to be construed in interpretation.

11.12                     References.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender should include the other gender where appropriate.

11.13                     Amendments.  The Board of Directors may, upon the affirmative vote of a majority of the directors then serving, make, adopt, alter, amend, and repeal from time to time these bylaws and make from time to time new bylaws of the Corporation (subject to the right of the stockholders entitled to vote thereon to adopt, alter, amend, and repeal bylaws made by the Board of Directors or to make new bylaws); provided that the Board of Directors shall not have the power to make, adopt, alter, amend or repeal the bylaws of the Corporation or make new bylaws of the Corporation that are inconsistent with the terms of the Stockholders Agreement.

Approved and Adopted as of [•].

EXHIBIT G

SECOND RESTATED

CERTIFICATE OF INCORPORATION

OF

TOREADOR RESOURCES

CORPORATION

FIRST:   The name of the corporation is Toreador Resources Corporation (the “Corporation”).

SECOND:  The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.  The name of the Corporation’s registered agent at such address is Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The total number of shares of stock which the Corporation is authorized to issue is [•] shares of common stock, having a par value of [$0.01] per share.

FIFTH:  The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the Corporation.

SIXTH:  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to adopt, amend and repeal the bylaws of the Corporation.

SEVENTH:  To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.  If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.  Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH:  The Corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware.  All rights herein conferred are granted subject to this reservation.

EXHIBIT I

OFFICER’S CERTIFICATE

OF

TOREADOR RESOURCES CORPORATION

[DATE]

Fried, Frank, Harris, Shriver & Jacobson LLP

801 17th Street, N.W.

Washington, D.C. 20006

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002

Ladies and Gentlemen:

In connection with the tax opinion to be delivered by Fried, Frank, Harris, Shriver & Jacobson LLP to Toreador Resources Corporation, a Delaware corporation (“Toreador”), and the tax opinion (together with the tax opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, the “Tax Opinions”) to be delivered by Baker Botts L.L.P. (together with Fried, Frank, Harris, Shriver & Jacobson LLP, “Counsel”) to ZaZa Energy, LLC, a Texas limited liability company (“ZaZa”), Lara Energy, Inc. (“Lara Energy”), Omega Energy Corp., and Blackstone Oil & Gas, LLC, (Omega Energy Corp. and Blackstone Oil & Gas, LLC, together with Lara Energy, the “Members”) with respect to (i) the contribution by Lara Energy of (A) all of the membership interests held directly by it in ZaZa (the total outstanding membership interests in ZaZa, the “Membership Interests”) and (B) all of the outstanding stock of [   ], a wholly-owned subsidiary of Lara Energy (“Newco”), to which Lara Energy will contribute one percent (1%) of the total outstanding Membership Interests prior to such contribution, to ZaZa Energy Corporation (the “Company”) in exchange for common stock of the Company and cash and/or a note of the Company, (ii) the contribution by each of Omega Energy Corp. and Blackstone Oil & Gas, LLC of all of its Membership Interests (such Membership Interests, together with the Membership Interests in ZaZa held by Lara Energy and Newco, being all of the Membership Interests) to the Company in exchange for common stock of the Company and cash and/or a note of the Company ((i) and (ii) together, the “Contribution”), and (iii) the merger of Thor Merger Sub Corporation, a newly formed transitory subsidiary of the Company (“Merger Sub”), with and into Toreador, with Toreador surviving as a wholly-owned subsidiary of the Company (the

“Merger,” and together with the Contribution, the “Combination”), you have requested certain representations from Toreador.  The officer’s certificate is being issued in response to that request (this “Officer’s Certificate”).

Recognizing that Counsel will rely on the representations set forth in this Officer’s Certificate in delivering the Tax Opinions, the undersigned, on behalf of Toreador, as a duly authorized agent for this purpose, to the best of his knowledge and belief, after due inquiry and investigation, understanding that the Tax Opinions will be based upon an assumption that all of the representations set forth herein are true, accurate, and complete without regard to any qualification for knowledge, belief, or otherwise, hereby certifies as of the date hereof, the following:

1.               The undersigned has reviewed the Officer’s Certificate of ZaZa and has no reason to believe that the information contained in such certificate is not true, accurate, and complete.

2.               All of the facts and representations submitted to the Internal Revenue Service in connection with that certain private letter ruling request, dated as of August [   ], 2011, relating to the Combination (together with any attachments, appendices, schedules, or exhibits and any supplemental information submissions made subsequent thereto, the “Ruling Request”) are true, accurate, and complete insofar as they relate to Toreador, its shareholders, or Merger Sub.(1)

3.               The Agreement and Plan of Merger and Contribution Agreement, dated as of August [   ], 2011, by and among ZaZa, Toreador, and the other parties thereto (together with any attachments, appendices, schedules, or exhibits, the “Merger Agreement”) reflects the entire agreement of the parties to the Combination with respect to all terms material to the United States federal income tax consequences of the Combination, and there is no understanding not described in the Merger Agreement that reasonably could be expected to be material to the Tax Opinions.

4.               The Combination will be consummated in accordance with the terms and conditions of the Merger Agreement (as amended through the date hereof), and there is no plan or intention by Toreador to amend, waive, or otherwise modify any of the terms or conditions set forth therein.

5.               (i) No stock or securities will be issued to a Toreador shareholder for services rendered to or for the benefit of the Company in connection with the Combination, and (ii) no stock or securities will be issued to a Toreador shareholder for indebtedness of the Company that is not evidenced by a security or for interest on indebtedness of the Company which accrued on or after the beginning of the holding period of the transferors for the debt.

(1)    [NOTE:  Subject to Toreador review of Ruling Request prior to submission.]

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6.               No stock to be issued by the Company to a Toreador shareholder in the Combination will: (i) entitle its holder to require the issuer to redeem or a related person to purchase such stock, (ii) be required to be redeemed by the issuer or purchased by a related party, (iii) provide the issuer with the right to redeem or a related party with the right to purchase such stock, or (iv) have a dividend rate that varies, in whole or in part, directly or indirectly with reference to interest rates, commodity prices or other similar indices.

7.               The Combination is not the result of the solicitation by a promoter, broker, or investment house, retained by Toreador, other than retention of a proxy solicitor to assist in the solicitation of the Toreador shareholders in connection with their vote on the Merger.

8.               None of the Toreador stock to be transferred by the Toreador shareholders to the Company will constitute “section 306 stock” within the meaning of section 306(c).

9.               No Toreador shareholder will retain any rights in the property transferred to the Company in the Combination.

10.         No Toreador stock is being transferred by any Toreador shareholder to the Company subject to any liability, and no liability of any Toreador shareholder will be assumed by the Company in connection with the Combination.

11.         Immediately before the Combination, the total fair market value of the assets to be transferred by each Toreador shareholder to the Company will, in each instance, exceed the sum of: (i) the amount of any liabilities of such shareholder assumed (as determined under section 357(d)) by the Company in connection with the Combination, (ii) the amount of any liabilities owed by such Toreador shareholder to the Company that is discharged or extinguished in connection with the Combination, and (iii) the amount of any money and the fair market value of any other property (other than stock permitted to be received under section 351(a) without the recognition of gain) received by such Toreador shareholder in connection with the Combination.

12.         Immediately after the Combination, the fair market value of the assets of the Company will exceed the amount of its liabilities.

13.         Except for indebtedness arising in the ordinary course of business, there is no indebtedness between the Company and any of the Toreador shareholders, and there will be no indebtedness created in favor of any Toreador shareholders as a result of the Combination.

14.         The transfers and exchanges in the Combination will occur under a plan agreed upon before the Combination in which the rights of the parties are defined.

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15.         All transfers and exchanges with respect to the Combination will occur on approximately the same date.

16.         Other than through anticipated routine public trading of the Company stock, no Toreador shareholder has any plan or intent to dispose of any of the shares of Company Common Stock received in the Combination.

17.         Each Toreador shareholder will receive stock or other property approximately equal to the fair market value of the property transferred by such shareholder to the Company in the Combination.

18.         Except for certain costs, expenses and filing fees, which under the terms of the Merger Agreement will be shared equally by ZaZa and Toreador or as otherwise set forth in the Merger Agreement, each party in the Combination will pay its own expenses, if any, incurred in connection with the Combination.

19.         The Company will not be an investment company within the meaning of section 351(e)(1) and Treasury Regulation section 1.351-1(c)(1)(ii).

20.         To the actual knowledge of Toreador and without due inquiry and investigation, none of the Toreador shareholders is under the jurisdiction of a court in a title 11 or similar case (within the meaning of section 368(a)(3)(A)), and the stock or securities received in the exchange will not be used to satisfy the indebtedness of any such shareholder.

21.         The Company and Merger Sub have been formed solely to effect the Combination, and neither will have conducted any business or activities other than the issuance of stock to ZaZa and Toreador, or the Company, as applicable, prior to the Combination.

22.         The Combination is being effectuated for the business reasons described in the [Registration Statement filed with the Securities and Exchange Commission].  Such reasons constitute a material motivation for the use of the proposed structure.

23.         Toreador has not and will not take any position on any federal, state or local income or franchise tax return with respect to a period prior to the closing of the Combination, or take any other reporting position for such periods, that is inconsistent with (i) the treatment of the 8.00%/7.00% Convertible Notes(2) as debt of Toreador for United States federal income tax purposes, or (ii) the treatment of the Combination as a transaction described in section 351, unless otherwise required by a final “determination” (as defined in section 1313(a)(1)) or by applicable state or local income or franchise tax law, and, after the Combination,

(2)  Capitalized terms that are used but not defined herein have the meanings given to them in the Merger Agreement.

4

Toreador will comply with any applicable filing and reporting requirements under the Treasury Regulations.  Nothing in the preceding sentence will preclude the treatment of the Merger as qualifying as a reorganization under section 368.

24.         [NOTE:  Representations to be provided to support the conclusion that the 8.00%/7.00% Convertible Notes are debt for United States federal income tax purposes and are solely obligations of Toreador.]

By:

[Name]

[Title]

Toreador Resources Corporation

DATE:

5

EXHIBIT J

OFFICER’S CERTIFICATE

OF

ZAZA ENERGY, LLC

[DATE]

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002

Fried, Frank, Harris, Shriver & Jacobson LLP

801 17th Street, N.W.

Washington, D.C. 20006

Ladies and Gentlemen:

In connection with the tax opinion to be delivered by Baker Botts L.L.P. to ZaZa Energy, LLC, a Texas limited liability company (“ZaZa”), Lara Energy, Inc. (“Lara Energy”), Omega Energy Corp., and Blackstone Oil & Gas, LLC, (Omega Energy Corp. and Blackstone Oil & Gas, LLC, together with Lara Energy, the “Members”), and the tax opinion (together with the tax opinion of Baker Botts, L.L.P., the “Tax Opinions”) to be delivered by Fried, Frank, Harris, Shriver & Jacobson LLP (together with Baker Botts L.L.P., “Counsel”) to Toreador Resources Corporation, a Delaware corporation (“Toreador”) with respect to (i) the contribution by Lara Energy, Inc. (“Lara Energy”) of (A) all of the membership interests held directly by it in ZaZa (the total outstanding membership interests in ZaZa, the “Membership Interests”) and (B) all of the outstanding stock of [   ], a wholly-owned subsidiary of Lara Energy (“Newco”), to which Lara Energy will contribute one percent (1%) of the total outstanding Membership Interests prior to such contribution, to ZaZa Energy Corporation (the “Company”) in exchange for common stock of the Company and cash and/or a note of the Company, (ii) the contribution by each of Omega Energy Corp. and Blackstone Oil & Gas, LLC of all of its Membership Interests (such Membership Interests, together with the Membership Interests in ZaZa held by Lara Energy and Newco, being all of the Membership Interests) to the Company in exchange for common stock of the Company and cash and/or a note of the Company ((i) and (ii) together, the “Contribution”), and (iii) the merger of Thor Merger Sub Corporation, a newly formed transitory subsidiary of the Company (“Merger Sub”), with and into Toreador, with Toreador surviving as a wholly-owned subsidiary of the Company (the “Merger,” and together with the Contribution, the “Combination”), you have requested certain representations from ZaZa.  The officer’s certificate is being issued in response to that request (this “Officer’s Certificate”).

Recognizing that Counsel will rely on the representations set forth in this Officer’s Certificate in delivering the Tax Opinions, the undersigned, on behalf of ZaZa, as a duly authorized agent for this purpose, to the best of his knowledge and belief, after due inquiry and investigation, understanding that the Tax Opinions will be based upon an assumption that all of the representations set forth herein are true, accurate, and complete without regard to any qualification for knowledge, belief, or otherwise, hereby certifies as of the date hereof, the following:

1.               The undersigned has reviewed the Officer’s Certificate of Toreador and has no reason to believe that the information contained in such certificate is not true, accurate, and complete.

2.               All of the facts and representations submitted to the Internal Revenue Service in connection with that certain private letter ruling request, dated as of August [   ], 2011, relating to the Combination (together with any attachments, appendices, schedules, or exhibits and any supplemental information submissions made subsequent thereto, the “Ruling Request”) are true, accurate, and complete insofar as they relate to ZaZa, the Members, Newco, the Company, or the Merger Sub.

3.               The Agreement and Plan of Merger and Contribution Agreement, dated as of August [   ], 2011, by and among ZaZa, Toreador, and the other parties thereto (together with any attachments, appendices, schedules, or exhibits, the “Merger Agreement”) reflects the entire agreement of the parties to the Combination with respect to all terms material to the United States federal income tax consequences of the Combination, and there is no understanding not described in the Merger Agreement that reasonably could be expected to be material to the Tax Opinions.

4.               The Combination will be consummated in accordance with the terms and conditions of the Merger Agreement (as amended through the date hereof), and there is no plan or intention by ZaZa to amend, waive, or otherwise modify any of the terms or conditions set forth therein.

5.               (i) No stock or securities will be issued for services rendered to or for the benefit of the Company in connection with the Combination, and (ii) no stock or securities will be issued for indebtedness of the Company that is not evidenced by a security or for interest on indebtedness of the Company which accrued on or after the beginning of the holding period of the transferors for the debt.

6.               No stock to be issued by the Company in the Combination will: (i) entitle its holder to require the issuer to redeem or a related person to purchase such stock, (ii) be required to be redeemed by the issuer or purchased by a related party,

2

(iii) provide the issuer with the right to redeem or a related party with the right to purchase such stock, or (iv) have a dividend rate that varies, in whole or in part, directly or indirectly with reference to interest rates, commodity prices or other similar indices.

7.               Other than ZaZa’s retention of Rodman & Renshaw, LLC, an investment bank, to identify a merger partner, the Combination is not the result of the solicitation by a promoter, broker, or investment house, retained by ZaZa, the Members, Newco, the Company, or Merger Sub.

8.               None of the Newco stock to be transferred by Lara Energy to the Company will constitute “section 306 stock” within the meaning of section 306(c).(1)

9.               No Member will retain any rights in the property transferred to the Company in the Combination.

10.         No Newco stock is being transferred by Lara Energy to the Company subject to any liability, and no liability of Lara Energy will be assumed in connection with the transfer of any stock in the Combination, other than the assumption by the Company of Lara Energy’s share of the liabilities of ZaZa pursuant to section 752.

11.         Immediately after the Combination, Lara Energy will not own stock in the Company possessing at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of stock, after taking into account the rules of section 318(a), as modified by section 304(c)(3)(B).

12.         The adjusted basis of the assets to be transferred by each Member to the Company will, in each instance, exceed the sum of the liabilities of such Member to be assumed (within the meaning of section 357(d)) by the Company.

13.         The total fair market value of the assets to be transferred by each Member to the Company will, in each instance, exceed the sum of: (i) the amount of any liabilities of such Member assumed (as determined under section 357(d)) by the Company in connection with the Combination, (ii) the amount of any liabilities owed by such Member to the Company that is discharged or extinguished in connection with the Combination, and (iii) the amount of any money and the fair market value of any other property (other than stock permitted to be received under section 351(a) without the recognition of gain) received by such Member in connection with the Combination.

14.         Immediately after the Combination, the fair market value of the assets of the Company will exceed the amount of its liabilities.

(1)                                  All “section” references are to the Internal Revenue Code of 1986, as amended.

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15.         The aggregate fair market value of the assets transferred by each Member to the Company will, in each instance, equal or exceed the aggregate adjusted basis of those assets.

16.         The liabilities of each Member to be assumed (within the meaning of section 357(d)) by the Company (including the assumption of each Member’s share of ZaZa’s liabilities within the meaning of section 752) were, in each instance, incurred in the ordinary course of business and are associated with the assets to be transferred.

17.         In each instance, except for indebtedness arising in the ordinary course of business and the possible Company Notes, there is no indebtedness between the Company and (i) any of the Members, or (ii) any of the Toreador shareholders ((i) and (ii) collectively, the “Transferors”), and there will be no indebtedness created in favor of any of the Transferors as a result of the Combination.

18.         The transfers and exchanges in the Combination will occur under a plan agreed upon before the Combination in which the rights of the parties are defined.

19.         All transfers and exchanges with respect to the Combination will occur on approximately the same date.

20.         The Members have no plan or intent to dispose of any of the shares of Company Common Stock received in the Combination.

21.         There is no plan or intention on the part of the Company to redeem or otherwise reacquire any stock or indebtedness to be issued in the Combination.

22.         Each shareholder of Toreador immediately before the Combination who will own less than 5 percent of the Company stock immediately after the Combination together with the Members will own at least 80 percent of the total combined voting power of all classes of the Company stock entitled to vote and at least 80 percent of the total number of shares of each other class of Company stock.  For purposes of the calculation referenced in the preceding sentence, (i) any shares of Company stock that are issued (whether through public offering, exercise of stock rights, warrants, subscriptions, a conversion of the 8.00%/7.00% Convertible Notes,(2) or otherwise) as part of the plan including the Combination shall be taken into account in the denominator, and (ii) any shares of stock of the Company received by the Transferors in the Combination and sold, exchanged, transferred by gift, or otherwise disposed of by such Transferors to any party other than any of the other Transferors as part of a plan including the Combination shall not be taken into account in the numerator.  Also, for this purpose, following the Combination, the routine public trading of the Company stock by the former

(2)  Capitalized terms that are used but not defined herein have the meanings given to them in the Merger Agreement.

4

Toreador shareholders who receive less than 5 percent of the Company stock shall be disregarded.

23.         Each Member will receive stock, securities or other property approximately equal to the fair market value of the property transferred by such Member to the Company in the Combination.

24.         The Company will remain in existence and retain the contributed Newco stock, Toreador stock, and the Membership Interests.

25.         There is no plan or intention by the Company to dispose of the Membership Interests, Toreador stock, or Newco stock other than in the normal course of business operations.

26.         The Company has no plan or intent to sell or distribute any portion of the assets of ZaZa, Newco, or Toreador, including by way of liquidation, merger, consolidation or conversion, and the Merger Agreement would have been executed notwithstanding any potential disposition of any assets of ZaZa or Toreador.

27.         Except for certain costs, expenses and filing fees, which under the terms of the Merger Agreement will be shared equally by ZaZa and Toreador or as otherwise set forth in the Merger Agreement, each party in the Combination will pay its own expenses, if any, incurred in connection with the Combination.

28.         The Company will not be an investment company within the meaning of section 351(e)(1) and Treasury Regulation section 1.351-1(c)(1)(ii).

29.         None of the Members is under the jurisdiction of a court in a title 11 or similar case (within the meaning of section 368(a)(3)(A)), and the stock or securities received in the exchange will not be used to satisfy the indebtedness of any such Member.

30.         The Company and Merger Sub have been formed solely to effect the Combination, and neither will have conducted any business or activities other than the issuance of stock to ZaZa and Toreador, or the Company, as applicable, prior to the Combination.

31.         The Combination is being effectuated for the business reasons described in the [Registration Statement filed with the Securities and Exchange Commission].  Such reasons constitute a material motivation for the use of the proposed structure.

32.         Neither the Members nor the Company will take any position on any federal, state or local income or franchise tax return, or take any other reporting position, that is inconsistent with (i) the treatment of the 8.00%/7.00% Convertible Notes as debt of Toreador for United States federal income tax purposes, or (ii) the treatment of

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the Combination as a transaction described in section 351, unless otherwise required by a final “determination” (as defined in section 1313(a)(1)) or by applicable state or local income or franchise tax law, and, after the Combination, the Members and the Company will comply with any applicable filing and reporting requirements under the Treasury Regulations.  Nothing in the preceding sentence will preclude the treatment of the Merger as qualifying as a reorganization under section 368.

By:
[Name]
[Title]
ZaZa Energy, LLC
DATE:

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